Exhibit 10.3

CREDIT AGREEMENT
dated as of October 18, 2023
by and among
SE GLOBAL BORROWER, LLC,
as Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
THE LC ISSUERS FROM TIME TO TIME PARTY HERETO,
and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent
and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent

DEUTSCHE BANK AG, NEW YORK BRANCH, BANCO SANTANDER, S.A., NEW YORK
BRANCH and NOMURA SECURITIES INTERNATIONAL, INC.,
as Coordinating Lead Arrangers
DEUTSCHE BANK AG, NEW YORK BRANCH,
as Structuring and Documentation Agent
$200,000,000 Term Loan Facility
$200,000,000 Letter of Credit Facility
$200,000,000 Revolving Facility

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SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Commitments
SCHEDULE III	-	Projects
SCHEDULE IV	-	Group Companies and Portfolio Project Obligor Entities
SCHEDULE V	-	Qualifying Real Estate Debt
SCHEDULE VI	-	Qualifying Tax Equity Financing
SCHEDULE VII	-	Organizational Structural Chart
SCHEDULE VIII	-	Existing Letters of Credit
SCHEDULE IX	-	Existing Third Party Guarantees

EXHIBIT A-1	-	Form of Term Loan Note
EXHIBIT A-2	-	Form of Revolving Note
EXHIBIT A-3	-	Form of LC Loan Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Issuance Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Lender Assignment Agreement
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	Indebtedness Subordination Terms
EXHIBIT G	-	Form of Closing Date Certificate
EXHIBIT H	-	Form of Solvency Certificate
EXHIBIT I-1	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Persons that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT I-2	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT I-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT I-4	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants/Partnerships that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT J	-	Form of Portfolio Project Due Diligence Checklist
EXHIBIT K	-	Big 5 Projects NPA
EXHIBIT L	-	Orion II Term Sheets
EXHIBIT M	-	Form of Letter of Credit
EXHIBIT N-1	-	Form of Quarterly Report (Construction)
EXHIBIT N-2	-	Form of Quarterly Report (Development)
EXHIBIT O-1	-	Form of Deposit Account Control Agreement (Mizuho)
EXHIBIT O-2	-	Form of Deposit Account Control Agreement (EWB)

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CREDIT AGREEMENT
This CREDIT AGREEMENT, dated as of October 18, 2023, is made by and among SE GLOBAL BORROWER, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS FROM TIME TO TIME PARTY HERETO (the “Lenders”), THE LC ISSUERS FROM TIME TO TIME PARTY HERETO, DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”), each of DEUTSCHE BANK AG, NEW YORK BRANCH, BANCO SANTANDER, S.A., NEW YORK BRANCH and NOMURA SECURITIES INTERNATIONAL, INC., as Coordinating Lead Arrangers (as defined below), and DEUTSCHE BANK AG, NEW YORK BRANCH, as Structuring and Documentation Agent (as defined below).
W I T N E S S E T H:
WHEREAS, in furtherance of supporting the ownership, development and construction of the Projects (as defined below) indirectly owned by the Borrower, the Borrower has requested that the Lenders and LC Issuers extend, and the Lenders and LC Issuers have agreed to extend, on the terms and conditions set forth in this Agreement and the other Loan Documents, (a) a term loan credit facility to the Borrower in an aggregate amount of $200,000,000, (b) a letter of credit facility to the Borrower in an aggregate amount of $200,000,000 and (c) a revolving credit facility to the Borrower in an aggregate amount of $200,000,000 (collectively, the “Facilities”), in each case subject to the limitations set forth herein; and
WHEREAS, the Lenders and LC Issuers are willing to extend the credit described above to the Borrower on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1    Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
“Acceptable Issuing Bank” means (a) any bank or financial institution (or its guarantor) so long as its long-term unsecured debt (non-credit enhanced) is rated at least A3 by Moody’s and at least A- by S&P or Fitch (or, if at any time neither S&P, nor Moody’s nor Fitch provide such ratings, an equivalent rating by another nationally recognized statistical rating organization of similar standing) or (b) any other bank or financial institution otherwise approved by the Administrative Agent and the Borrower.
“Accepting Lender” is defined in Section 2.1.4(e).

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“Accounts” means one or more operating accounts in the name of the Borrower or a Subsidiary Guarantor, in each case, that is subject to a Control Agreement pursuant to Section 7.12; provided that no account of the Borrower or any Subsidiary Guarantor shall constitute an “Account” under this Agreement unless a fully executed Control Agreement is in effect with respect to such account; provided that any DSR Account shall not be an “Account”.
“Additional Portfolio Project” is defined in Section 4.13(c).
“Additional Portfolio Project Addition Date” is defined in Section 4.13(c).
“Additional Portfolio Project Company” means, with respect to any Additional Portfolio Project, the wholly-owned Lower Tier Subsidiary of the Borrower that directly develops, constructs, owns and operates, as applicable, such Additional Portfolio Project in accordance with this Agreement.
“Additional Project Company MPDs” is defined in Section 4.13(a)(ii)(B).
“Adjusted Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) Term SOFR for a one-month tenor in effect on such day plus 1%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Term SOFR or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, Term SOFR or the Federal Funds Effective Rate, respectively.
“Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 10.3.
“Administrative Questionnaire” shall mean such form as may be supplied from time to time by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” is defined in Section 4.11.
“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common Control with such Person; provided that, with respect to any Group Company or Pledgor, “Affiliate” shall not include (i) any tax equity investor party to any Tax Equity Financing and (ii) for the purposes of Section 4.9 and Section 6.14(b) any equity investors in the Group Companies or Pledgor, including but not limited to Ares Investor, its Affiliates and any investment funds or any Person that directly or indirectly, through one or more intermediaries, is Controlled or managed by Ares Investor or its Affiliates.
“Affiliated Debt Fund” means any Affiliate of the Borrower (other than the Group Companies and Pledgor) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business; provided that neither the Borrower, Pledgor nor any Group Company or any of such Persons’ officers, directors or employees,

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directly or indirectly, possesses the power to direct or cause the direction of the investment policies of any such fund.
“Agents” means, as the context may require, the Administrative Agent, the Collateral Agent and the Depositary.
“Agreement” means, on any date, this credit agreement, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.
“Amortization Runout Date” means, as of the date of determination, the date on which the Term Loan Facility is scheduled to fully amortize and be repaid in full based on the then-current Financial Model; provided, that if the then-current Financial Model is no longer reasonable or accurate in all material respects, the Borrower shall provide to the Administrative Agent an updated Financial Model (for the avoidance of doubt, without the requirement to involve any third party consultants) reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) setting forth the updates reflecting what the Borrower believes are the reasonable and accurate amounts and calculations (together with reasonably detailed supporting information with respect to such updates) and for the purposes of this definition, the Amortization Runout Date be such date as reflected in such updated Financial Model.
“Amortization Start Date” is defined in Section 3.1.1.
“Angela Project” is defined in Section 3.1.1.
“Applicable LTV Prepayment Trigger Date” is defined in Section 3.1.3(d).
“Applicable Margin” means, a percentage per annum equal to the following for Term Loans, Revolving Loans, Revolving LC Loans and LC Facility Loans, as applicable:

	SOFR Loans	Base Rate Loans
Term Loans	3.75%	2.75%
Revolving Loans/Revolving LC Loans	3.75%	2.75%
LC Facility Loans	3.75%	2.75%
“Approved Fund” means any Person (other than a Disqualified Institution or a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.
“Ares Investor” means, collectively, Ares Climate Infrastructure Partners, L.P., ACIP Parallel Fund A, L.P., Ares Energy Investors Fund V, L.P. and Ares SB Co-Invest Fund, L.P.

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“Asset Management Services Agreement” means an executed asset management services agreement between the Borrower or DevCo and another Group Company on arm’s length terms pursuant to which the Borrower or DevCo provides asset management services to such Group Company.
“Authorized Financial Officer” means, relative to the Borrower, an Authorized Officer that is the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, President or Treasurer, or in each case of the foregoing, an Authorized Officer that has substantially similar duties as such role, as the case may be, of the Borrower.
“Authorized Officer” means, relative to any Obligor, those of its officers, general partners, managing members or other authorized representatives (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the LC Issuers pursuant to Section 5.1.1(b)(ii) or pursuant to an updated incumbency certificate delivered and certified to the Administrative Agent after the Closing Date in form and substance reasonably satisfactory to the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.2(d).
“Available Unused Commitment” means, with respect to a Lender, at any time of determination, an amount equal to the amount by which (a) the LC Loan Commitment of such Lender at such time exceeds (b) the LC Outstanding of such Lender at such time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Base Portfolio Project Company” means each wholly-owned Lower Tier Subsidiary or, in connection with a Permitted Non Wholly-Owned Base Portfolio Project, each Lower Tier Subsidiary of the Borrower that directly owns, develops, constructs and operates, as applicable, a

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Base Portfolio Project as identified on Schedule III hereto; provided however that all Base Portfolio Project Companies are wholly-owned, directly or indirectly, by the Borrower as of the Closing Date.
“Base Portfolio Projects” means the Big 5 Projects and the Other Base Portfolio Projects.
“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Adjusted Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.
“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.2(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the

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published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

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For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.2 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.2.
“Beneficial Ownership Certification” means the 31 C.F.R. § 1010.230 Certification Regarding Beneficial Owners of Legal Entity Customers required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Big 5 Project Company” means each wholly-owned Lower Tier Subsidiary of the Borrower or, in connection with a Permitted Non Wholly-Owned Base Portfolio Project after the Closing Date, each Lower Tier Subsidiary of the Borrower that directly develops, constructs, owns and operates, as applicable, a Big 5 Project. As of the Closing Date, the Big 5 Project Companies are the wholly-owned Subsidiaries of the Borrower identified on Schedule IV hereto.
“Big 5 Projects” means each of the (a) Juno Project, (b) Titan Project, (c) Aragorn Project, (d) Athos I Project and (e) Athos II Project, in each case as defined in Schedule III.
“Big 5 Projects Financing” is defined in Section 5.2.5(b)(ii).
“Big 5 Projects Financing Condition” is defined in Section 5.2.5(b).

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“Big 5 Projects Financing Deadline” is defined in the definition of “Commitment Termination Event”.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Borrower” is defined in the preamble.
“Borrower Collections Account” is defined in the Depositary Agreement.
“Borrower Materials” is defined in Section 10.11(e).
“Borrower Operating Costs” means, for any period, the sum, without duplication, of the following: (a) all general and administrative costs relating to the Borrower paid or payable by the Borrower in cash during such period, (b) franchise or other Taxes paid or payable by the Borrower in cash during such period, (c) legal, accounting and other professional fees paid or payable by the Borrower in cash during such period, plus (d) any fees, expenses and indemnification payments of the Secured Parties paid or payable by the Borrower during such period not included in Debt Service.
“Borrower Operating Costs Cap” means $750,000, subject to escalation for any increase in the Consumer Price Index from the prior year from and after October 31, 2024.
“Borrower’s Ownership Percentage” means, with respect to any Other Project Company (Non-Wholly Owned) or any Permitted Non Wholly-Owned Base Portfolio Project, a percentage equal to the Borrower’s direct or indirect ownership of the Voting Securities and Capital Securities in such Other Project Company (Non-Wholly Owned) or any Permitted Non Wholly-Owned Base Portfolio Project compared to the amount owned by all Persons (other than bona fide tax equity investors pursuant to a Qualifying Tax Equity Financing).
“Borrowing” means the Loans of the same Type made by the Lenders.
“Borrowing Request” means a Loan request and certificate duly executed and delivered by an Authorized Officer of the Borrower substantially in the form of Exhibit B-1 hereto.
“Bronco Credit Agreement” means (i) that certain Financing Agreement (Development Loan Facility) dated as of November 16, 2020, by and among SE US Holdings Three, LLC, the Project Company and the other guarantors party thereto from time to time, Deutsche Bank Trust Company Americas, in its capacity as administrative agent, and the lenders and issuing banks party thereto from time to time and (ii) that certain Financing Agreement (Term Loan Facility) dated as of November 16, 2020, by and among SE US Holdings Three, LLC, the Project Company, SBE US Project Holdco, LLC and the other guarantors party thereto from time to time, Deutsche Bank Trust Company Americas, in its capacity as administrative agent, and the lenders and issuing banks party thereto from time to time.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close;

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provided, that when used in connection with the funding, disbursement, or settlements in respect of a SOFR Loan, the term “Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day.
“Capital Leases” is defined in Section 1.4(d).
“Capital Securities” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, any limited or general partnership interests and any limited liability company membership interests, and any and all warrants, rights or options to purchase any of the foregoing, whether now outstanding or issued after the Closing Date.
“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof as determined in accordance with GAAP; provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases and shall not be included in this definition of Capital Lease (whether or not such operating lease obligations were in effect on such date).
“Cash” means money, currency or a credit balance in an account.
“Cash Collateralize” means with respect to any Letter of Credit or any other Obligation, the deposit of immediately available funds into a cash collateral account (any such account, an “LC Cash Collateral Account”) maintained with (or on behalf of) the applicable LC Issuer on terms reasonably satisfactory to such LC Issuer in an amount equal to 102% of the Stated Amount of such Letter of Credit or such other Obligation. “Cash Collateral” and “Cash Collateralization” shall have correlative meanings.
“Cash Equivalent Investment” means, as at any date of determination, any of the following: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of A+ or higher from S&P or A1 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with the Administrative Agent or any domestic office of any commercial bank

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organized under the laws of the United States or any state thereof that that has a combined capital and surplus and undivided profits of not less than $250,000,000; (e) demand deposits, including interest bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, and certificates of deposit or bankers acceptances of depository institutions, issued or offered by the Administrative Agent, the Depositary, or its affiliates or any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000; (f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) or (e) above; (g) repurchase and reverse repurchase agreements with a term of not more than 180 days collateralized with government securities of the type referred to in clause (a) or (b) above including those of the Depositary or any of its Affiliates, and entered into with a financial institution satisfying the criteria of clause (d) or (e) above; and (h) investments in money market mutual funds having a rating in the highest investment category granted thereby from S&P or Moody’s including, without limitation, any mutual fund for which the Depositary or an affiliate of the Depositary serves as investment manager, administrator, shareholder, surviving agent, and/or custodian or subcustodian, notwithstanding that (i) the Depositary or an affiliate of the Depositary receives fees from funds for services rendered, (ii) the Depositary collects fees for services rendered pursuant to the Depositary Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to the Depositary Agreement may at times duplicate those provided to such funds by the Depositary or an affiliate of the Depositary and (i) Cash; provided, however, that at all times while East West Bank is acting as Depositary hereunder, Cash Equivalent Investment shall include demand deposits, including interest bearing money market accounts, time deposits, interest bearing or non-interest-bearing deposits, and certificates of deposit issued or offered by the Depositary.
“Cash Flow Available for Debt Service (Forward)” means, for any period and without duplication, (a) the sum for such period of all cash Distributions projected to be received by the Borrower and other Cash or Cash Equivalent Investments or revenues projected to be received by the Borrower (excluding, in each case, the proceeds of any equity contribution or the proceeds of any Borrowing or other Indebtedness (other than any Specified Equity Contribution) and excluding any income received from interest on Cash Equivalent Investments that is deducted from Debt Service) from the Portfolio Projects during such period (other than, if applicable, any Portfolio Project that has not reached “full notice to proceed”), in each case, as reflected in the then-current Financial Model plus (b) all amounts projected to be received, directly or indirectly, by the Borrower (including amounts projected to be received by DevCo to the extent projected to be distributed to the Borrower) from any other Group Company that directly or indirectly owns a Portfolio Project during such period pursuant to any Construction Management Services Agreement, minus (c) all Borrower Operating Costs projected to be payable during such period, in each case, as reflected in the then-current Financial Model; provided, that if the then-current Financial Model is no longer reasonable or accurate in all material respects, the Borrower shall provide to the Administrative Agent an updated Financial Model (for the avoidance of doubt, without the requirement to involve any third party consultants) reasonably acceptable to the Administrative Agent (acting at the direction of Required Lenders) setting forth the updates

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reflecting what the Borrower believes are the reasonable and accurate amounts and calculations (together with reasonably detailed supporting information with respect to such updates) and for the purposes of this definition, such updated amounts and calculations in the updated Financial Model shall be used for the purposes of the calculation of Cash Flow Available for Debt Service (Forward) (it being acknowledged that the only Portfolio Projects included in such calculation are those as of the date of such calculation).
“Cash Flow Available for Debt Service (Trailing)” means, for any period and without duplication, (a) the sum for such period of all cash Distributions received by the Borrower and other Cash Equivalent Investments and revenues received by the Borrower (excluding, in each case, the proceeds of any equity contribution or the proceeds of any Borrowing or other Indebtedness (other than any Specified Equity Contributions) from the Portfolio Projects during such period and excluding any income received from interest on Cash Equivalent Investments that is deducted from Debt Service) during such period, in each case to the extent deposited into the Borrower Collections Account, plus (b) all amounts received by the Borrower (including amounts received by DevCo to the extent distributed to the Borrower) from any other Group Company that directly or indirectly owns a Portfolio Project during such period pursuant to any Construction Management Services Agreement, minus (c) all Borrower Operating Costs payable during such period.
“Casualty Event” means the damage, destruction or condemnation, as the case may be, of any property of any Portfolio Project Company, but in any event shall exclude any losses due to business interruption and any Title Event or Event of Loss.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
“Change in Control” means any of the following: (a) if the Pledgor shall cease to directly own and control 100% of the Capital Securities of the Borrower; (b) if the Borrower or any Subsidiary Guarantor ceases to own and control 100% of the Capital Securities of each Subsidiary Guarantor as in effect as of the Closing Date; (c) if at any time prior to the consummation of an initial public offering of any direct or indirect parent of the Borrower or a deSPAC business combination involving a SPAC as result of which any direct or indirect parent of the Borrower or a successor thereof becomes a publicly traded company (directly or indirectly as a subsidiary of a publicly traded company or otherwise) (such transaction, a “Qualifying IPO”) any of the Sponsors, Sponsor Affiliates or any Qualified Transferees, collectively, do not (x) indirectly retain at least 50.01% of the voting and economic interests of the Borrower; and (y) control the board of directors (or similar governing body) of the Borrower (or, if the Borrower does not have a board of director or similar governing body the same of a parent company of the Borrower); or (d) at any time on or after consummation of a Qualifying IPO, any person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) other than a Sponsor, Sponsor Affiliate or Qualified Transferee (as defined below) shall have acquired beneficial ownership or control, directly or indirectly, of 35% or more on a fully diluted basis of the voting and economic interests in the Borrower, unless a Sponsor, Sponsor Affiliate or Qualified Transferee(s), collectively, (x) have beneficial ownership or control, directly or indirectly, of voting and economic interests in the Borrower in excess of those interests owned

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and controlled, directly or indirectly by any other person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) at such time or (y) at such time, have the right or the ability by voting power, contract or otherwise (whether or not exercised) to elect or designate for election a majority of the members of the board of directors (or similar governing body) of the Borrower (or, if the Borrower does not have a board of director or similar governing body the same of a parent company of the Borrower).
“Change in Law” is defined in Section 4.3.
“Class B Distribution” means the distributions that are made or projected to be made, as applicable, by any tax equity partnership to the Class B member pursuant to a Tax Equity Financing (as reflected in the then-current Financial Model); provided, that if the then-current Financial Model is no longer reasonable or accurate in all material respects, the Borrower shall provide to the Administrative Agent an updated Financial Model (for the avoidance of doubt, without the requirement to involve any third party consultants) reasonably acceptable to the Administrative Agent (acting at the direction of Required Lenders) setting forth the updates reflecting what the Borrower believes are the reasonable and accurate amounts and calculations (together with reasonably detailed supporting information with respect to such updates) and for the purposes of this definition, such updated amounts and calculations in the updated Financial Model shall be used for the purposes of the calculation of Class B Distribution.
“Closing Date” means the date of the initial Credit Extension hereunder.
“Closing Date Certificate” means the certificate, dated the Closing Date, duly executed and delivered by an Authorized Officer of the Borrower substantially in the form of Exhibit G.
“Closing Date Financial Model” means financial model with file name “10.16.2023 SBEnergy - Corporate_Revolver Model Vsend - Closing Model.xlsx”, dated as of October 16, 2023 and reasonably acceptable to the Coordinating Lead Arrangers and Administrative Agent, which shall include the underlying models and assumptions, in each case containing reasonable projections of revenues, operating expenses, debt service, cash flows and other related items (including forward merchant curves and basis curves), prepared in good faith based on information that the Borrower believes to be reasonable and its best estimate of the information set forth therein as of the time of the delivery thereof.
“COD Value” has the meaning assigned to such term in the definition of “Value”.
“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time (unless as specifically provided otherwise).
“Collateral” is defined in the Guarantee, Pledge and Security Agreement.
“Collateral Agent” is defined in the preamble and includes each other Person appointed as the successor Collateral Agent pursuant to Section 10.3.
“Collections” means all cash, checks, notes, instruments and other items of payment (including dividends and distributions, insurance proceeds, proceeds of cash sales, rental

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proceeds and tax refunds) received by the Borrower, other than any proceeds of the Loans or amounts received by the Borrower from Pledgor or another Borrower Affiliate (other than any Group Company).
“Commercial Third Party Guarantees” is defined in Section 8.2(m).
“Commitment” means, as the context may require, the Revolving LC Issuing Commitment, the Revolving Loan Commitment, LC Facility Issuing Commitment, the LC Facility Loan Commitment or the Term Loan Commitment.
“Commitment Amount” means, as the context may require, the Revolving Loan Commitment Amount, the Revolving LC Issuing Commitment Amount, LC Facility Issuing Commitment Amount, the LC Facility Loan Commitment Amount or the Term Loan Commitment Amount.
“Commitment Termination Date” means, as the context may require, the Revolving Loan Commitment Termination Date, the LC Facility Commitment Termination Date or the Term Loan Commitment Termination Date.
“Commitment Termination Event” means
(a)    the occurrence of any Event of Default described in Sections 9.1.9(a) through (e), with respect to the Borrower;
(b)    the occurrence and continuance of any other Event of Default and either (i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 9.3, or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated; or
(c)    the failure of the applicable Group Companies to have fulfilled the Big 5 Projects Financing Condition, on or before December 1, 2023, which date shall be extended on a day-to-day basis up to, and in no event later than, December 31, 2023 in connection with any corresponding extension, consent or waiver executed pursuant to the Existing Big 5 Projects NPA extending the event of default under Section 7.15(c) of the Existing Big 5 Projects NPA beyond December 31, 2023 (such date, as extended, the “Big 5 Projects Financing Deadline”); it being understood that the Big 5 Projects Financing Deadline shall in no event be later than 30 days prior to the date of such event of default under the Existing Big 5 Projects NPA.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commodity Hedge Agreements” means any agreement (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, energy, capacity and/or ancillary services purchase, tolling or sale agreements (including Power Purchase Agreements), emissions credit purchase or sales agreements, power transmission agreements, netting agreements, commercial or trading

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agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, entered into in order to manage fluctuations in the price or availability of any commodity.
“Communications” is defined in Section 10.11(a).
“Competitor” means (a) any Person (or Affiliate thereof) directly or indirectly engaged in owning, managing, operating, maintaining or developing facilities utilizing renewable energy technology, or energy storage technology for the storage or production of electricity for sale to others, in each case solely to the extent such Person (or Affiliate thereof) owns such assets (or a development pipeline of such assets) having capacity in the aggregate of at least 500 MW and (b) any private equity fund, hedge fund or institutional investor (other than an Affiliated Debt Fund of such Person) that Controls or is under common control with any such Person described in clause (a).
“Compliance Certificate” means a certificate duly completed and executed by an Authorized Financial Officer of the Borrower, substantially in the form of Exhibit E hereto.
“Confirmation Period” is defined in Section 4.13(b).
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Adjusted Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.4 and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Borrower) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (in consultation with the Borrower) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Conforming Project” is defined in Section 4.13(a)(i)(B).
“Conformity Principles” is defined in Section 4.13(a)(i)(B).

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“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Leverage” means, as of any date of determination, the sum of (without duplication):
(a) (i) Indebtedness pursuant to the Qualifying Senior Financing Documents that is either construction or term Indebtedness (including unfunded commitments and any reasonably anticipated paid-in-kind amounts thereunder, but excluding any issued but undrawn letters of credit) for the Portfolio Projects as of such date and (ii) any such anticipated Indebtedness pursuant to Qualifying Senior Financing Documents in respect of either construction or term Indebtedness that are reasonably expected by the Borrower (acting in good faith) to be executed for Portfolio Projects that are in development (and have not yet reached “full notice to proceed” or similar term under the development and construction contracts related thereto and have not entered into a definitive construction financing), which amount under this clause (ii) shall (x) be discounted for the cost of incurring such Indebtedness as reasonably determined by the Borrower acting in good faith and (y) not include the amount of any tax equity bridge loan (or the reasonably anticipated amount of tax equity bridge loans (as determined by the Borrower acting in good faith)) in respect of any Qualifying Tax Equity Financing to the extent a bona fide tax equity investor has provided a binding customary tax equity commitment for which the conditions precedent to funding are reasonably expected by the Borrower (acting in good faith) to be satisfied (copies of which commitment letter and applicable Qualifying Tax Equity Financing Documents shall have been provided to the Administrative Agent) to repay such tax equity bridge loan substantially concurrently with the date of commercial operation of such Portfolio Project, (provided, that, solely with respect to the calculation of the amounts pursuant to this clause (a) as they relate to the Portfolio Projects which are not wholly-owned by the Borrower, such amount shall be multiplied by the Borrower’s Ownership Percentage in such Portfolio Project Company) as of such date;
plus (b) the sum of (without duplication) (i) the Commitments under the Revolving Facility and the Term Loan Facility hereunder as of such date and the aggregate principal amount of any then-outstanding Term Loans, Revolving Loans and Revolving LC Loans plus (ii) any LC Facility Loans outstanding as of such date;
minus (c) Restricted Cash in an amount exceeding the required six-month debt service reserve amount (or comparable term) under the Qualifying Portfolio Project Senior Financings (to the extent actually reserved thereunder).
“Consolidated LTV” has the meaning assigned to such term in the definition of “Portfolio LTV Test”.
“Construction Management Services Agreement” means an executed construction management services agreement between the Borrower or DevCo and another Group Company on arm’s length terms pursuant to which the Borrower or DevCo provides construction management services to such Group Company.

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“Consumer Price Index” means the Consumer Price Index, “All Urban Consumers; U.S. City Average,” as published by the U.S. Department of Labor, Bureau of Labor Statistics, or if such index shall cease to be published, such other index as shall be reasonably selected by the Administrative Agent and the Borrower.
“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed and delivered by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.
“Control” or “Controlled” means (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Control Agreement” means any agreement regarding any of the Deposit Accounts or the Securities Accounts constituting Collateral or for which the Borrower intends such Deposit Account and Securities Account to constitute an “Account” hereunder that is intended to establish the Collateral Agent’s control pursuant to Section 9-104 or Section 8-106 of the UCC over such account.
“Controlled Group” means, with respect to any entity, all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common Control which, together with such entity, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
“Coordinating Lead Arrangers” means, collectively, Deutsche Bank AG, New York Branch, Banco Santander, S.A., New York Branch and Nomura Securities International, Inc., each in its capacity as coordinating lead arranger and joint bookrunner hereunder.
“Corrupt Practices Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.); (b) U.S. laws prohibiting bribery of U.S. Public Officials, including 18 U.S.C. § 201 and relevant state and local laws; (c) the U.S. Travel Act, 18 U.S.C. § 1952; (d) U.S. mail and wire fraud statutes, 18 U.S.C. §§ 1341 & 1343; (e) U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002 (Pub.L. 107–204, 116 Stat. 745); (f) the U.K. Bribery Act 2010; and (g) all other laws, rules and regulations of any jurisdiction applicable to any Obligors concerning anti-money laundering, bribery, corruption, lobbying, or public procurement, including laws and regulations implementing the OECD Convention on Combatting Bribery of Foreign Public Officials or the UN Convention against Corruption.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” is defined in Section 11.25.

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“Credit Extension” means, as the context may require:
(a)    the making of a Loan by a Lender; or
(b)    the issuance of any Letter of Credit, the increase of the Stated Amount of any existing Letter of Credit or the extension of any Stated Expiry Date of any existing Letter of Credit, by any LC Issuer, subject to Section 2.6(c).
“Credit Parties” means, collectively, the Lenders, the LC Issuers, the Agents and each of their respective successors, transferees and assigns.
“Cure Expiration Date” is defined in Section 8.22.
“Cure Quarter” is defined in Section 8.22.
“Current GAAP Financials” is defined in Section 1.4(b).
“Debt Service” means, for any period, the sum of all scheduled interest, commitment fees, letter of credit fees, fronting fees and scheduled principal payable, or projected to be payable, during such period in respect of the Obligations plus or minus, as applicable, all payments received by the Borrower or projected in good faith to be received by the Borrower during such period from the Secured Swap Contracts, in the case of payments actually received, to the extent deposited in the Borrower Collections Account or another Account minus income received from interest on Cash Equivalent Investments during such period. For the avoidance of doubt, Debt Service shall not include mandatory prepayments pursuant to the Loan Documents.
“Debt Service Coverage Ratio (Forward)” means, for any Measurement Period starting as of the date of measurement, the ratio of (a) Cash Flow Available for Debt Service (Forward) for such Measurement Period to (b) Debt Service for such Measurement Period.
“Debt Service Coverage Ratio (Trailing)” means, for any Measurement Period ending on the date of measurement, the ratio of (a) Cash Flow Available for Debt Service (Trailing) for such Measurement Period to (b) Debt Service for such Measurement Period.
“Debt Service Reserve Amount” means, as of any date of determination, an amount equal to the aggregate amount of projected Debt Service payable from (and including) such date through (and including) the next Quarterly Payment Date.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

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“Defaulting Lender” means, subject to Section 4.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent, any applicable LC Issuer with Fronting Exposure to such Defaulting Lender and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default shall be specifically identified in such writing) has not been satisfied or waived in accordance with the terms and conditions hereof, or (ii) pay to the Administrative Agent, any applicable LC Issuer with Fronting Exposure to such Defaulting Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, to the extent any applicable LC Issuer has Fronting Exposure to such Defaulting Lender) within two Business Days of the date when due, (b) has notified the Borrower, any applicable LC Issuer with Fronting Exposure to such Defaulting Lender or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default shall be specifically identified in such writing or public statement) cannot be satisfied and has not been waived in accordance with the terms and conditions hereof), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, any applicable LC Issuer with Fronting Exposure to such Defaulting Lender or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Securities in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.12(b)) upon delivery of written notice of such determination to the Borrower, any applicable LC Issuer with Fronting Exposure to such Defaulting Lender and each other Lender.
“Deposit Account” means a “deposit account” as that term is defined in Section 9-102(a) of the UCC.

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“Depositary” means East West Bank as depositary bank under the Depositary Agreement or each other Person appointed as the successor Depositary pursuant to Section 4.4 of the Depositary Agreement.
“Depositary Agreement” means the Depositary Agreement dated as of the Closing Date duly executed and delivered by an Authorized Officer of the Borrower, the Depositary and the other parties party thereto, governing the Borrower Collections Account, as amended, supplemented, amended and restated or otherwise modified from time to time.
“DevCo” means SB Energy DevCo (US), LLC, a Delaware limited liability company.
“Disbursement” is defined in Section 2.6.2(a).
“Disbursement Date” is defined in Section 2.6.2(a).
“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.
“Disposition” (or similar words such as “Dispose”) means the sale, transfer, license, lease or sub-lease (as lessor or sublessor), assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition (including any sale and leaseback transaction) or any exchange of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Institution” means any financial institution, investor, Competitor of the Borrower, the Sponsors or any of their Subsidiaries, Joint Ventures, or Affiliates or any other Person, in each case, designated in writing by the Borrower to the Administrative Agent prior to the Closing Date (or Affiliates of the foregoing that are clearly identifiable as such solely on the basis of the similarity of such Affiliate’s name to the name of an entity designated in writing, which list shall be provided upon request to any Lender or any prospective Lender). Notwithstanding the foregoing, the Persons approved in writing by the Borrower and Administrative Agent prior to the Closing Date on a designated “whitelist” (or any Affiliates thereof) shall be deemed acceptable and approved by the Borrower and shall not constitute a Disqualified Institution or require the consent of the Borrower.
“Distribution” means, in respect of any corporation, limited liability company, limited partnership, association or other business entity:
(a)    dividends or other distributions or payments (including Restricted Payments) on capital stock, partnership interest, membership interest or other equity interest of such corporation, limited liability company, limited partnership, association or other business entity (except distributions in such stock or other equity interest); and
(b)    the redemption or acquisition of such stock, partnership interest, membership interest, or other equity interests or of warrants, rights or other options to

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purchase such stock, partnership interest, membership interest or other equity interests (except when solely in exchange for such stock or other equity interests).
“Dollar” and the sign “$” mean lawful money of the United States.
“Downside Sweep Excess Cash” means, as of any date on or prior to a Quarterly Payment Date, without duplication, an amount not to exceed 100% of the aggregate amount of Collections received by the Borrower and deposited into the Borrower Collections Account during the quarterly period prior to such Quarterly Payment Date minus the Holdback Amount expected as of such Quarterly Payment Date (it being understood, for the avoidance of doubt, that at any time during which a mandatory prepayment of Downside Sweep Excess Cash would be payable pursuant to Section 3.1.3(e) or Section 3.1.3(h), no portion of Downside Sweep Excess Cash during the relevant three-month period ending on such Quarterly Payment Date may be utilized for any other purpose by the Borrower (including, but not limited to, Investments or acquisitions made pursuant to Section 8.4 and Restricted Payments made pursuant to Section 8.5) prior to the payment by the Borrower of amounts due under Section 3.1.3(e) and Section 3.1.3(h) on such Quarterly Payment Date).
“DSR Account” means a “blocked” debt service reserve account to be maintained with the Depositary Bank or a deposit or similar lockbox account in the name of Borrower that shall be subject to a “blocked” Control Agreement with another account bank, in each case, pursuant to an amendment to the Depositary Agreement or subject to deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) and pursuant to which funds may be withdrawn for the payment of Debt Service to the extent not paid by the Borrower on any applicable Quarterly Payment Date.
“DSR Letter of Credit” means a Letter of Credit issued in favor of the Administrative Agent for the purposes of satisfying the Debt Service Reserve Requirement and available for drawing by the Administrative Agent for the payment of Debt Service to the extent not paid by the Borrower on any applicable Quarterly Payment Date.
“DSR Requirement” means the aggregate amount (i) on deposit in the DSR Account plus (ii) the Stated Amount of the DSR Letter of Credit:
(a)    prior to December 31, 2024:
(i)    at any time when the aggregate outstanding amount of Credit Extensions under the Revolving Facility or LC Facility are greater than $100,000,000, shall be no less than $10,000,000;
(ii)    at any time when the aggregate outstanding amount of Credit Extensions under the Revolving Facility or LC Facility are greater than $200,000,000, shall be no less than $20,000,000;
provided that if an Additional Portfolio Project Addition Date or Additional Portfolio Project Addition Dates have occurred either (A) with respect to the Pelicans Jaw Project or (B) with respect to any other Additional Portfolio Project

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for which the Financial Model delivered in connection therewith demonstrates aggregate Cash Flow Available for Debt Service (Forward) of the Borrower up to and including December 31, 2028 in an amount not less than 85% of Cash Flow Available for Debt Service (Forward) associated with the Pelicans Jaw Project in the Financial Model delivered on the Closing Date, the DSR Requirement shall be reduced to $0 in the case of the preceding clause (a)(i) and $10,000,000 in the case of the preceding clause (a)(ii);
(b)    on and after December 31, 2024, to the extent the Additional Portfolio Project Addition Date requirements set forth in the proviso in clause (a) above have not been satisfied, until the date on which such requirements are satisfied:
(i)    at any time when the aggregate outstanding amount of Credit Extensions under the Revolving Facility and LC Facility are greater than $100,000,000, shall not be less than $35,000,000;
(ii)    at any time when the aggregate outstanding amount of Credit Extensions under the Revolving Facility and LC Facility are greater than $200,000,000, shall not be less than $50,000,000; and
(iii)    in the event that the aggregate outstanding amount of Credit Extensions under the Revolving Facility and LC Facility are greater than $300,000,000, shall not be less than $65,000,000.
“Early-Stage Project” means any Project for which neither an interconnection agreement nor a Power Purchase Agreement has been executed.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Acquisition Project” means, as the context may require, any Project that satisfies the requirements below:
(a)    if such Project is a wind or solar photovoltaic energy generating facility, such Project, together with all other Portfolio Projects that are wind or solar photovoltaic energy generating facilities, shall not in the aggregate exceed 3,000 MWac of capacity in the ERCOT market;

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(b)    such Project shall have a capacity of (i) at least 50 MWac (A) of nameplate generating capacity for solar or wind projects or (B) of capacity, measured as the sum of (1) nameplate generation capacity plus (2) nameplate storage capacity for projects that comprise both battery storage and solar or wind generation or (ii) at least 20 MWac of nameplate storage capacity for standalone battery storage projects;
(c)    such Project is located in any of the 50 states of the United States of America or the District of Columbia;
(d)    no material default under the interconnection agreement or any Power Purchase Agreement (to the extent such agreements have been entered into) for such Project shall have occurred and be continuing with respect to such Project;
(e)    no default under any applicable Senior Financing Documents or Joint Venture Agreement, in each case, in effect for such Project shall have occurred and be continuing with respect to such Project (taking into account the pro forma effect of the acquisition transaction and any cures of such default in connection with the acquisition transaction); and
(f)    the entity that directly owns such Project, giving pro forma effect to the applicable contemplated acquisition transaction, shall be a Lower Tier Subsidiary of the Borrower.
“Eligibility Criteria” means, in respect of any Project that the Borrower wishes to designate as an “Additional Portfolio Project” under this Agreement, and as may be updated from time to time by agreement in writing between the Administrative Agent and the Borrower:
(a)    such Project is a development project, a project in construction, or an operating solar photovoltaic energy generating facility, wind-energy generating facility or battery storage facility;
(b)    if such Project is a wind or solar photovoltaic energy generating facility, such Project, together with all other Additional Portfolio Projects that are wind or solar photovoltaic energy generating facilities, shall not in the aggregate exceed 1,000 MWac of capacity in the ERCOT market;
(c)    such Project shall have a capacity of (i) at least 50 MWac (A) of nameplate generating capacity for solar or wind projects or (B) of capacity, measured as the sum of (1) nameplate generation capacity plus (2) nameplate storage capacity for projects that comprise both battery storage and solar or wind generation or (ii) at least 20 MWac of nameplate storage capacity for standalone battery storage projects; provided that the Angela Project (as defined in Schedule III) is not subject to the requirements of this clause (c);
(d)    such Project is located in any of the 50 states of the United States of America or the District of Columbia;

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(e)    all material Permits required for the ownership, development, construction, operation or maintenance of such Project at such stage of development, construction or operation (as applicable) have been obtained (other than ministerial or non-discretionary permits expected to be obtained in the ordinary course of business);
(f)    for Projects other than standalone battery storage Projects, such Project shall have an executed Power Purchase Agreement with an offtaker (i) that has a long-term senior unsecured debt rating of at least BBB- or Baa3, as applicable (or is a controlled Affiliate of a Person who is providing a guarantee of such offtaker’s obligations) from any of S&P, Moody’s or Fitch or (ii) that is one of the following entities or their successors in interest: San Diego Community Power, San Jose Clean Energy, California Choice Energy Authority, and Clean Power Alliance of Southern California, and with a tenor of at least 7 years for at least 50% of energy production or anticipated energy sales that is as-delivered or as-generated (i.e., that has no shape risk) and busbar or hub-settled, except that a Power Purchase Agreement for a Project located in the footprint of ERCOT’s West Load Zone that is settled at ERCOT’s North Hub shall not qualify for purposes of this definition;
(g)    with respect to any solar or wind Project that is in the construction phase or development phase, such Project shall have a procurement contract for (x) 90% of the modules, turbines or batteries, as applicable, and (y) 75% of the main transformers, in each case, for the development and construction of such Project; provided that with respect to any procurement contract covering equipment for more than one Project, the costs of such equipment under the procurement contract shall be allocated to the Project based on the equipment required for such Project (as demonstrated by the updated Financial Model delivered pursuant to Section 4.13(a)(ii)(A));
(h)    no material default under any applicable Additional Project Company MPDs and no default under any applicable Qualifying Tax Equity Financing Documents, Joint Venture Agreement or Qualifying Senior Financing Documents, in each case for such Project shall have occurred and be continuing with respect to such Project;
(i)    such Additional Portfolio Project Company shall be a wholly-owned Lower Tier Subsidiary of the Borrower as of the Additional Portfolio Project Addition Date;
(j)    if such designation as an Additional Portfolio Project is in respect of a Portfolio Project Acceleration Event for such Base Portfolio Project, upon the request of the Required Lenders, the Borrower shall have delivered to the Administrative Agent (i) a customary report from an Independent Engineer with respect to the applicable Project that contains favorable overall conclusions that would facilitate a project financing for such Project and (ii) a completed Portfolio Project Due Diligence Checklist, substantially in the form of Exhibit J with respect to the applicable Project.; and
(k)    to the extent the applicable Project Company is an obligor under any surety bond associated with such Project, each such surety bond shall either (x) be discharged or replaced with a Letter of Credit issued under this Agreement prior to, or

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concurrently with, such Project being designated as an Additional Portfolio Project and the related agreements with the applicable surety terminated, or (y) such Additional Portfolio Project Company shall be released therefrom.
“Eligible Assignee” means any Person other than: (i) a natural Person, (ii) the Borrower, (iii) a Defaulting Lender, (iv) any Affiliate of the Borrower (other than an Affiliated Debt Fund), (v) any other Person taking direction from, or working in concert with, the Borrower or any of the Borrower’s Affiliates (other than Affiliated Debt Funds) or (vi) the Disqualified Institutions.
“Environmental Claims” means all written notices of violation, claims, demands, suits, or causes of action for any Environmental Liabilities or any other damages, including, without limitation, natural resources damages, personal injury or property damages, in all cases arising out of or related to applicable Environmental Laws.
“Environmental Laws” means all applicable and legally binding federal, state, local or foreign laws, statutes, laws (including common law), ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety (to the extent relating to the exposure to Hazardous Materials) and the preservation or protection of the environment, including those relating to the generation, use, storage, handling or Release of, or exposure to, Hazardous Materials.
“Environmental Liabilities” means all liabilities, obligations, responsibilities, or obligations to conduct clean-ups, including any liability that any Group Company may have retained or assumed either contractually or by operation of law, in all cases arising from (a) compliance or any actual or alleged non-compliance with applicable Environmental Laws and any Permits issued pursuant thereto or (b) the presence, Release or threatened Release of Hazardous Materials at any location, whether or not owned, leased or operated by such Group Company.
“Equity Cure” is defined in Section 8.22(c).
“ERCOT” means the Electric Reliability Council of Texas, Inc., and any successor thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.
“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to a Pension Plan (other than an event for which the provision for 30-day notice to the PBGC has been waived); (b) a withdrawal by the Borrower or any member of its Controlled Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any member of its Controlled Group from a Multiemployer Plan or notification that a Multiemployer Plan is

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in “insolvency” (within the meaning of Section 4245 of ERISA) or “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any member of its Controlled Group; (g) the failure by the Borrower or a member of its Controlled Group to meet the funding requirements of Section 412 and 430 of the Code or Sections 302 and 303 of ERISA with respect to any Pension Plan, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (i) a determination that any Pension Plan is, or is expected to be in “at-risk” status (as defined in Section 303(i) of ERISA or Section 430(i) of the Code); or (j) any other event in connection with which the Borrower or any Welfare Plan maintained or sponsored by the Borrower or Pension Plan directly or indirectly could reasonably be expected to be subject to any material liability under any statute, regulation or governmental order or pursuant to any obligation of the Borrower or any member of its Controlled Group to indemnify any Person against liability incurred under any such statute, regulation or order.
“Erroneous Payment” is defined in Section 10.14(a).
“Erroneous Payment Subrogation Rights” is defined in Section 10.14(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” is defined in Section 9.1.
“Event of Loss” means (a) a destruction of, or loss with respect to, all or a substantial part of any Portfolio Project or (b) any condemnation, seizure or appropriation of all or a substantial part of any Portfolio Project.
“EWG” means an “exempt wholesale generator,” as defined in Section 1262(6) of PUHCA and FERC’s regulations at 18 C.F.R. § 366.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Accounts” is defined in the Guarantee, Pledge and Security Agreement.
“Excluded Communications” is defined in Section 10.11(b).
“Excluded Swap Obligation” means, with respect to a Subsidiary Guarantor, (a) as it relates to all or a portion of the Guaranty (as defined in the Guarantee, Pledge and Security

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Agreement) of such Subsidiary Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty (as defined in the Guarantee, Pledge and Security Agreement) thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Subsidiary Guarantor becomes effective with respect to such Swap Obligation, or (b) as it relates to all or a portion of the grant by such Subsidiary Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Subsidiary Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which the Guaranty (as defined in the Guarantee, Pledge and Security Agreement) or security interest is or becomes illegal.
“Excluded Taxes” means following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes in each case, (i) imposed as a result of such Credit Party being organized under the laws or, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower pursuant to Section 4.11) or (ii) such Lender changes its lending office, except, in each case, to the extent that pursuant to Section 4.6(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any Taxes attributable to any Credit Party’s failure to comply with Section 4.6(f) and (d) any withholding Taxes imposed under FATCA.
“Exemption Certificate” is defined in Section 4.6(f)(i)(C).
“Existing Big 5 Projects NPA” means the Note Purchase Agreement, dated July 24, 2020, with SE Big Five Borrower, LLC, Accordia Life and Annuity Company as initial administrative agent and initial collateral agent, the guarantors party thereto from time to time, and the note purchasers party thereto from time to time, as amended.
“Existing Letters of Credit” is defined in Section 2.6.8.

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“Existing Santander LC” means the Letter of Credit No. 9934 issued by Santander Bank, N.A. in favor of Google Energy LLC.
“Facilities” is defined in the recitals.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.
“Fee Letter” means each of (a) the fee letter dated as of the date hereof among SBE US Holdings One, LLC and the Coordinating Lead Arrangers (the “CLA Fee Letter”), (b) the confidential fee letter, dated September 21, 2023, between the Borrower and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, (c) any fee letter between the Borrower and East West Bank, as Depositary and (d) any other fee letter among the Borrower (or Affiliate thereof) and a Credit Party.
“FERC” means the Federal Energy Regulatory Commission, and any successor thereto.
“Filing Statements” is defined in Section 5.1.11(b).
“Financial Model” means the Closing Date Financial Model or, if updated after the Closing Date in accordance with the terms of this Agreement, the most recently delivered update to the Closing Date Financial Model (it being acknowledged and agreed that with respect to any update to the Financial Model after the Closing Date, such update shall have the same or more line items and the same or greater level of detail as the most recent Financial Model).
“First Tier Joint Venture” means a Joint Venture of the Borrower that is directly owned by a Subsidiary of Borrower. As of the Closing Date, the First Tier Joint Ventures of the Borrower are listed in Schedule IV.
“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.
“Fiscal Year” means a fiscal year of the Borrower; references to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2023”) refer to the Fiscal Year ending on or about December 31 of such calendar year.

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“Fitch” means Fitch Ratings Ltd., or any successor to the rating agency business thereof.
“Floor” means a rate of interest equal to 0%.
“Foreclosure Requirements” means, with respect to the applicable agreements, such agreements do not impair the ability of the Collateral Agent (or its designee) (a) to realize or foreclose upon the Capital Securities comprising the Collateral and (b) in connection with such foreclosure or realization, for the Collateral Agent (or its designee) to subsequently transfer such Capital Securities to another Person (other than subject to customary qualified transferee requirements consistent with current market terms for project or tax equity financings, project document, or joint ventures for projects similar to the Projects).
“FPA” means the Federal Power Act, 16 U.S.C. §§ 791, et seq., as amended, and FERC’s regulations thereunder.
“Fronting Exposure” means, at any time there is a Defaulting Lender in respect of any LC Tranche, such Defaulting Lender’s LC Percentage of the outstanding Obligations with respect to Letters of Credit issued by the LC Issuer under the applicable LC Tranche, other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Full Model Updates” means:
(a)    updated revenue production, availability and expense projections; provided that any (x) higher production or availability projections or (y) lower expense projections shall have been reviewed and approved by the Independent Engineer in writing;
(b)    updated material terms (including debt quantum, interest rates and distribution conditions) under any Senior Financing, Joint Venture Agreements and this Agreement;
(c)    the loss of or entry into Power Purchase Agreements, if applicable; and
(d)    to the extent requested by the Administrative Agent, updated forward merchant curves, curtailment assumptions and basis curves and if applicable, an operational availability update in connection with any operating issues for a Portfolio Project; provided that such updates shall be consistent with the methodology and assumptions set forth in the Closing Date Financial Model.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.4 and Section 1.5.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, including any supra-national bodies (such as the European Union or the European Central Bank), and any agency, authority, instrumentality, regulatory body, court, central bank, the NAIC or other entity exercising

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executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including FERC, NERC, PUCT, ERCOT and any relevant regional transmission organization and independent system operator.
“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.
“Group Companies” means, as the context may require, the Borrower, the Subsidiaries of the Borrower and the Joint Ventures of the Borrower.
“Guarantee, Pledge and Security Agreement” means the Guarantee, Pledge and Security Agreement entered into as of the Closing Date (as amended, supplemented, amended and restated or otherwise modified from time to time), by and among the Borrower, the Pledgor, the Subsidiary Guarantors and the Collateral Agent.
“Hazardous Material” means:
(a)    any “hazardous substance,” as defined by CERCLA;
(b)    any “hazardous waste,” as defined by the Resource Conservation and Recovery Act;
(c)    any petroleum, petroleum product or by-product, asbestos, polychlorinated biphenyl, per- or polyfluoroalkyl substance or radioactive substance; or
(d)    any pollutant, contaminant or other chemical, material or substance defined, listed or regulated under, or with respect to which costs or obligations may be imposed pursuant to, any Environmental Laws due to its dangerous or deleterious properties.
“Hedge Agreements” means Commodity Hedge Agreements, Interest Rate Hedge Agreements and any currency exchange agreements, and all other agreements or arrangements designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
“Hedging Obligations” means, with respect to any Person, all liabilities and other obligations of such Person under Hedge Agreements.
“Holdback Amount” means as of any Quarterly Payment Date, the sum of the following, without duplication:
(a)    the amount needed in order to satisfy the Minimum Liquidity Requirement (after taking into account amounts on deposit in the Borrower Collections Account or any Account) as of such date;
(b)    the amount needed in order to satisfy the Debt Service Reserve Amount (after taking into account amounts on deposit in the Borrower Collections Account) as of such date;

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(c)    the Debt Service that is reasonably anticipated to be payable by the Borrower during the three month period following such Quarterly Payment Date up to and including the next succeeding Quarterly Payment Date; and
(d)    an amount equal to the Borrower Operating Costs reasonably anticipated to be payable by the Borrower during the three month period following such Quarterly Payment Date up to and including the next succeeding Quarterly Payment Date, but in no event exceeding the Borrower Operating Costs Cap.
“Illegality Notice” is defined in Section 4.1(b).
“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception (a) to such opinion or certification of Borrower’s status of “going concern” or similar nature or (b) which relates to the limited scope of examination of matters relevant to such financial statement, in each case other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under the credit facilities provided for herein that is scheduled to occur within one year from the time such opinion is delivered.
“Incremental Amendment” is defined in Section 2.1.4.
“Incremental Commitment Increase Date” is defined in Section 1.1.1(a).
“Incremental Commitment Request” is defined in Section 1.1.1(a).
“Incremental Term Commitments” is defined in Section 1.1.1(a).
“Incremental Facility” means the Incremental Term Commitments and the Term Loans in respect of such Incremental Term Commitments made hereunder.
“Incremental Lender Party” is defined in Section 2.1.4(b).
“Indebtedness” of any Person means, without duplication:
(a)    all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(b)    the face amount of all issued letters of credit and banker’s acceptances issued for the account of such Person (to the extent not already cash collateralized);
(c)    all Capitalized Lease Liabilities;
(d)    all Hedging Obligations of such Person;
(e)    whether or not so included as liabilities in accordance with GAAP, all obligations of another Person secured by any Lien on any property or assets owned or held by that Person regardless of whether the obligations secured thereby shall have been

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assumed by that Person or is nonrecourse to the credit of that Person; provided that the amount of any Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause (e) shall, in the event that such Indebtedness is limited recourse to such property (without recourse to such Person), for purposes of this Agreement, be equal to the lesser of the amount of such obligation and the fair market value of the property or assets to which the Lien attaches, determined in good faith by such Person;
(f)    whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person);
(g)    any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that any obligation of the obligor of a kind referred to in clauses (a) through (f) above will be paid or discharged, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; and
(h)    Redeemable Capital Securities.
Notwithstanding anything to the contrary herein, the amount of any Indebtedness under clause (d) above shall be, with respect to any derivative transaction that has been terminated the net amount due and payable by such party after giving effect to any close-out netting and/or set-off under the relevant master agreement and, with respect to any derivative transactions that have not yet been terminated, the net amount that would be due and payable by such party after giving effect to any close-out netting and/or set-off as if all such transactions under the relevant master agreement have been terminated. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Liabilities” is defined in Section 11.4.
“Indemnified Parties” is defined in Section 11.4.
“Independent Engineer” means (a) Leidos or (b) any other replacement or additional Independent Engineer selected by the Administrative Agent; provided that to the extent no Event of Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for any replacement or additional Independent Engineer.
“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability thereof), as specified in the applicable Borrowing Request or Continuation/Conversion Notice; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period

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shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the applicable Commitment Termination Date, (iv) no tenor that has been removed from this definition pursuant to Section 4.1 shall be available for specification in such Borrowing Request or Continuation/Conversion Notice and (v) the Borrower shall select Interest Periods with respect to Term Loans to match corresponding periods under the Secured Swap Contracts. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Interest Rate Hedge Agreements” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s operations and not for speculative purposes.
“Internally Generated Cash” means all Collections received by the Borrower and deposited into the Borrower Collections Account during the applicable quarterly period and that has not been or is not required to be applied to the prepayment or the repayment of Loans or other Debt Service hereunder on or relating to the Quarterly Payment Date at the end of such quarterly period as a result of a prepayment of Downside Sweep Excess Cash (if applicable) or Term Loan Amortization Excess Cash or otherwise.
“Investment” means, relative to any Person,
(a)    any loan, advance or extension of credit (other than advances to employees for moving, entertainment and travel expenses, drawing accounts, advances, loans or extensions of credit representing the purchase price of inventory or supplies sold in the ordinary course of business and similar expenditures in the ordinary course of business) made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;
(b)    any Capital Securities acquired by such Person in any other Person; and
(c)    the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that capital expenditures for property, plant or equipment made in the ordinary course shall not be considered an “Investment”.
The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

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“ISP Rules” is defined in Section 11.9.
“Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 hereto.
“ITC” shall mean the energy tax credit provided for in Code Sections 38(b)(1), 46(2) and 48(a) or any successor to such sections.
“ITC/PTC Adder” shall mean any additional amount of ITCs or PTCs, as applicable, claimed with respect to a Project for meeting the requirements described in (i) Section 45(b)(9), (ii) Section 45(b)(11), (iii) Section 48(a)(12), or (iv) Section 48(a)(14) of the Code, as applicable.
“Joint Venture” means any corporation, partnership, limited liability company, association, joint venture or other business entity that is not a Subsidiary and of which less than 50.01% of the total ownership interests is at the time, directly or indirectly owned by that Person. Unless the context expressly provides otherwise, the term “Joint Venture” means a Joint Venture of the Borrower. As of the Closing Date, the Joint Ventures of the Borrower are listed in Schedule IV. With respect to any Group Company that is subject to a Tax Equity Financing, (i) the Person (if any) that is the partnership in which the applicable bona fide tax equity investors pursuant to a Tax Equity Financing and the Borrower or its Subsidiary are invested, and which owns, directly or indirectly, the applicable Group Company which directly owns the Project and (ii) such Group Company shall, in each case of the foregoing clauses (i) and (ii), be deemed to be a Lower Tier Joint Venture of the Borrower solely to the extent that the class B member in respect of such Tax Equity Financing is a Joint Venture of the Borrower. For the avoidance of doubt, (i) to the extent Borrower ceases to own, directly or indirectly, any ownership interests in any Joint Venture, including if a Joint Venture is terminated or ceases to exist in accordance with Article VII and Article VIII or as a result of foreclosure by secured parties of the Indebtedness permitted under this Agreement or the Disposition of such ownership interests in accordance with this Agreement, such entity shall cease to be a Joint Venture and (ii) no Portfolio Project shall be owned, directly or indirectly, by a Joint Venture.
“Joint Venture Agreement” means an agreement between the members or partners of any Other Project Company (Non-Wholly Owned) or any Permitted Non Wholly-Owned Base Portfolio Project relating to the governance or ownership thereof, it being understood that any such Joint Venture Agreement shall satisfy the Foreclosure Requirements. For the avoidance of doubt, any Qualifying Tax Equity Financing Documents shall not be considered Joint Venture Agreements for the purpose of this Agreement.
“LC Cash Collateral Account” has the meaning assigned to such term in the definition of “Cash Collateralize.”
“LC Facility” means the LC Facility Issuing Commitments, the LC Facility Loan Commitments and the LC Facility Loans made hereunder.
“LC Facility Commitment Termination Date” means the earliest of:
(a)    the LC Facility Maturity Date;

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(b)    the date on which the LC Facility Loan Commitment Amount is terminated in full or permanently reduced to zero pursuant to the terms of this Agreement; and
(c)    the date on which any Commitment Termination Event occurs.
Upon the occurrence of any event described above, the LC Facility Loan Commitments shall terminate automatically and without any further action.
“LC Facility Commitments” means the LC Facility Loan Commitments and the LC Facility Issuing Commitments.
“LC Facility Issuer” means each financial institution reasonably satisfactory to the Administrative Agent and Borrower, each in its capacity as issuer of the LC Facility Letters of Credit, (including as appointed pursuant to Section 2.6.6, and excluding any Person who has been removed pursuant to Section 2.6.6). Each LC Facility Issuer may, in its discretion, arrange for one or more of the LC Facility Letters of Credit to be issued by an Affiliate of such LC Facility Issuer that is an Acceptable Issuing Bank, in which case, the term “LC Facility Issuer” shall include any such Affiliate with respect to LC Facility Letters of Credit issued by such Affiliates and for all purposes of the Loan Documents. In the event that there is more than one LC Facility Issuer at any time, references herein and in the other Loan Documents to the LC Facility Issuer shall be deemed to refer to the LC Facility Issuer in respect of the applicable Letter of Credit or to all LC Facility Issuers, as the context requires.
“LC Facility Issuing Commitment” means an LC Facility Issuer’s obligation to issue LC Facility Letters of Credit pursuant to Section 2.1.5(a) and “LC Facility Issuing Commitments” means such commitments of all LC Facility Issuers. The amount of each LC Facility Issuer’s LC Facility Issuing Commitment, if any, is set forth in each case on Schedule II or in the applicable assignment documentation delivered pursuant to Section 2.6.6, subject to any assignment, adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the LC Facility Issuing Commitments as of the Closing Date equals the LC Facility Issuing Commitment Amount.
“LC Facility Issuing Commitment Amount” means, as of the Closing Date $200,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.
“LC Facility Lender” is defined in Section 2.1.3.
“LC Facility Letter of Credit” is defined in Section 2.1.5(b)(i).
“LC Facility Loan” is defined in Section 2.6.2(b).
“LC Facility Loan Commitment” means, as the context may require, relative to any LC Loan Lender, such Lender’s obligation (if any) to make LC Facility Loans pursuant to Section 2.1.3, as applicable, and “LC Facility Loan Commitments” means such commitments of all Lenders. The amount of each Lender’s LC Facility Loan Commitment, if any, is set forth in each case on Schedule II or in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of

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the LC Facility Loan Commitments as of the Closing Date equals the LC Facility Loan Commitment Amount.
“LC Facility Loan Commitment Amount” means, as of the Closing Date, $200,000,000 as such amount may be reduced from time to time pursuant to Section 2.2 or Section 3.1.4.
“LC Facility Loan Exposure” means, as of any date of determination with respect to an LC Facility Lender, (a) prior to the termination of the LC Facility Loan Commitments, the aggregate amount of all LC Facility Loan Commitments of such LC Facility Lender and (b) after the termination of the LC Facility Loan Commitments, the sum of (i) the aggregate outstanding principal amount of all LC Facility Loans of such LC Facility Lender and (ii) all LC Facility Outstandings of such LC Facility Issuer.
“LC Facility Loan Percentage” means, as to any LC Facility Lender at any given time, the percentage which such Lender’s LC Facility Loan Commitment under the applicable LC Facility Tranche in which it is a participant then constitutes of the aggregate LC Facility Commitment under such LC Facility Tranche.
“LC Facility Maturity Date” means the Scheduled LC Facility Maturity Date, or, with respect to the any loans extended pursuant to Section 11.1 hereto, the final maturity date applicable thereto as specified in the applicable amendment accepted by the respective Lender or Lenders pursuant to Section 11.1.
“LC Facility Outstandings” means, at any time of determination, the sum of (a) the aggregate Stated Amount of all issued and outstanding LC Facility Letters of Credit plus (b) all outstanding and unreimbursed Reimbursement Obligations with respect to any LC Facility Letter of Credit and, as to each LC Facility Issuer, such LC Issuer’s share of the LC Facility Outstandings.
“LC Facility Tranche” means, as the context may require, each LC Facility Issuer’s LC Facility Issuing Commitment, together with the LC Facility Commitment of each LC Facility Lender (with respect to such LC Facility Lender’s obligation to participate in LC Facility Letters of Credit) corresponding to such LC Facility Issuing Commitment as set forth on Schedule II.
“LC Issuer” means, as the context may require, a Revolving LC Issuer or LC Facility Issuer.
“LC Issuing Commitments” means, as the context may require, the Revolving LC Issuing Commitments and the LC Facility Issuing Commitments.
“LC Loan Commitments” means, as the context may require, the Revolving Loan Commitments and the LC Facility Loan Commitments.
“LC Loan Lender” means, as the context may require, a Revolving Loan Lender or an LC Facility Lender.
“LC Loan Maturity Date” means, as the context may require, the Revolving Loan Maturity Date or the LC Facility Maturity Date.

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“LC Loans” is defined in Section 2.6.2(b).
“LC Outstandings” means, as the context may require, any Revolving LC Outstandings or LC Facility Outstandings.
“LC Percentage” means, as the context may require, any Revolving LC Percentage or LC Facility Loan Percentage.
“LC Tranche” means, as the context may require, any Revolving LC Tranche or LC Facility Tranche.
“Lender Assignment Agreement” means an assignment and assumption agreement substantially in the form of Exhibit D hereto.
“Lender Group” is defined in Section 11.22.
“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, damages (including consequential damages), disbursements, costs and expenses or other Environmental Liabilities of any kind or nature whatsoever, in each case, contingent or otherwise (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding and costs of environmental remediation), which may at any time be imposed upon, or asserted or awarded against, the Administrative Agent, the Collateral Agent, any Lender, the LC Issuers or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents, all in their capacities as such, in connection with any Group Company, any of its operations at any location, any of its properties or this Agreement, arising from:
(a)    any Hazardous Material on, in, under or affecting all or any portion of any property of any Group Company, the groundwater thereunder, or resulting from any Release by any Group Company from such Group Company’s or any of their respective predecessors’ properties or any surrounding areas thereof;
(b)    any investigation, claim, litigation or proceeding related to personal injury arising from exposure or alleged exposure to Hazardous Materials handled by any Group Company;
(c)    any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.13;
(d)    any violation or claim of violation by any Group Company of any Environmental Laws;
(e)    the imposition of any Lien for damages caused by or the recovery of any costs for the clean-up, Release or threatened Release of Hazardous Material at, in, on, under, or from any property owned or formerly owned by any Group Company; or

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(f)    the storage, disposal, recycling, treatment or transportation of Hazardous Materials, or arrangement for the same, by or on behalf of any Group Company, at any property, whether or not such property is owned or operated by any Group Company.
“Lenders” is defined in the preamble and includes each Lender and any Person that becomes one of them pursuant to Section 11.11, including any Incremental Lender Party which becomes a Lender pursuant to an Incremental Amendment.
“Letter of Credit” means, as the context may require, a Revolving Letter of Credit or LC Facility Letter of Credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an LC Issuer.
“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Capital Securities, any purchase option, call or similar right of a third party with respect to such Capital Securities.
“Loan” means, as the context may require, a Term Loan, Revolving Loan or LC Loan of any Type.
“Loan Documents” means, collectively, this Agreement, the Control Agreements, the Letters of Credit, the Notes, the Security Documents, any Incremental Amendment, and the Fee Letters, and each other agreement, certificate, document or instrument delivered in connection with any of the foregoing and executed by an Obligor, that is specifically designated herein or therein to be a “Loan Document.”
“Loan Exposure” means, as the context may require, Term Loan Exposure, Revolving Loan Exposure and LC Facility Loan Exposure.
“Loan Party” means, as the context may require, the Borrower and each Subsidiary Guarantor.
“Lower Tier Joint Venture” means any subsidiary of any First Tier Joint Venture. As of the Closing Date, the Lower Tier Joint Ventures of the Borrower are listed in Schedule IV.
“Lower Tier Subsidiary” means a direct or indirect Subsidiary of a Subsidiary Guarantor; provided that SE US Holdings Three, LLC shall not be considered a “Lower Tier Subsidiary”.
“LPA” means that certain Amended and Restated Agreement of Limited Partnership of SBE Global, LP, dated as of March 4, 2022 as amended, restated, supplemented or modified (provided that, except with the prior written approval of the Required Lenders, any such amendments, restatements, supplements or modifications to the excerpted sections that the Borrower has delivered to the Administrative Agent prior to the Closing Date shall not be material and adverse to the interests of the Lenders).

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“LTV Prepayment Cure Period” is defined in Section 3.1.3(d).
“Material Adverse Effect” means a material adverse effect on, (i) the business, assets, properties, condition (financial or otherwise) or results of the operations of (A) the Borrower or (B) the Group Companies taken as a whole, (ii) the material rights or remedies of the Credit Parties under any Loan Document, (iii) the ability of (x) the Borrower or (y) the Obligors (taken as a whole) to perform its or their material obligations under the Loan Documents to which they are party or (iv) the enforceability, validity, priority or perfection of the Secured Parties’ security interests in and Liens granted or purported to be granted on the Collateral.
“Material Non-Public Information” means information that is (a) of the type that would not be publicly available if Borrower were a public reporting company and (b) material with respect to the Group Company or any of their respective securities for purposes of foreign, United States Federal and state securities laws.
“Material Project Documents” means, with respect to any Portfolio Project Company each “Material Project Document” (or similar defined term) as defined in the applicable Qualifying Senior Financing Documents, but excluding any agreements, documents and instruments (A) providing for, governing or evidencing any Indebtedness permitted under Section 8.2 and any related Permitted Lien for such permitted Indebtedness or (B) entered into to consummate any (x) sale, lease, transfer or other Disposition permitted under Section 8.7 or (y) Investments permitted under Section 8.4.
“Maturity Date” means, as the context may require, (a) with respect to all Term Loans, the Term Loan Maturity Date, (b) with respect to all Revolving Loans, the Revolving Loan Maturity Date and (c) with respect to all LC Facility Loans, the LC Facility Maturity Date.
“Maximum Incremental Commitment/Facility Amount” means $100,000,000.
“MBR Authority” means an order issued by FERC under Section 205 of the FPA (i) authorizing sales of electric energy, capacity and certain ancillary services at wholesale at market-based rates, (ii) accepting for filing a Project Company’s tariff providing for such sales, and (iii) granting such regulatory waivers and blanket authorizations as are customarily granted by FERC to persons authorized to sell electric energy, capacity and certain ancillary services at wholesale at market-based rates, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA and FERC’s regulations at 18 C.F.R. Part 34.
“Measurement Period” means (a) with respect to the Debt Service Coverage Ratio (Trailing), each period of the immediately prior twelve calendar months, taken as one accounting period, or, if less than a full Measurement Period shall have elapsed since the Closing Date, for the period beginning on the Closing Date and ending on the last day of the applicable calendar month and (b) with respect to the Debt Service Coverage Ratio (Forward), each period of the immediately succeeding twelve calendar months, taken as one accounting period.
“Mid-Stage Project” means any Project for which an executed interconnection agreement and/or a material modification assessment has been entered into but for which no Power Purchase Agreement has been executed.

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“Minimum Liquidity Requirement” is defined in Section 8.22(c).
“Model Rerun Assumptions” means updates to the then-current Financial Model to reflect changes in the relevant line-item of the then-current Financial Model in respect of:
(a)    [Reserved];
(b)    for a Testing Date pursuant to clause (b) of the definition of “Testing Date”, (A) in the event of any full Disposition of a Base Portfolio Project that results in the total number of Base Portfolio Projects indirectly wholly owned by the Borrower being less than nine, a Full Model Update to reflect the full disposition of such Base Portfolio Project and a Partial Model Update in respect of each other Portfolio Project and (B) with respect to a partial Disposition of any Base Portfolio Project, a Full Model Update solely in respect of the Portfolio Project subject of such Disposition and a Partial Model Update in respect of each other Portfolio Project, and which in each case shall also reflect (i) the actual Value attributable to the Base Portfolio Project subject to such Disposition and (ii) the pro forma effect of such Disposition;
(c)    for a Testing Date pursuant to clause (c) of the definition of “Testing Date”, the updates to the then-current Financial Model shall reflect solely (A) the pro forma effect of the applicable Additional Portfolio Project and (B) (i) to the extent not previously included in the Financial Model, the inclusion of forward merchant curves and basis curves solely with respect to such Additional Portfolio Project and (ii) to the extent previously included in the Financial Model, upon reasonable request of the Required Lenders, updates to such forward merchant and basis curves solely with respect to such Additional Portfolio Project (solely to the extent the curves in the then-current Financial Model with respect to such Additional Portfolio Project have not been updated for more than six months);
(d)    for a Testing Date pursuant to clause (d) of the definition of “Testing Date”, such updates to the then-current Financial Model shall reflect the Full Model Updates updated solely in respect of the affected Portfolio Project(s); provided that such update shall assume no revenue or Value or any Consolidated Leverage of such Portfolio Project (excluding, for avoidance of doubt, any Consolidated Leverage that is recourse to any Loan Party) for the Portfolio Project associated with the applicable Portfolio Project Acceleration Event;
(e)    for a Testing Date pursuant to clause (e) of the definition of “Testing Date”, such updates to the then-current Financial Model shall reflect solely the pro forma effect of the applicable Qualifying Tax Equity Financing Reduction Event and any additional Indebtedness for borrowed money anticipated to be incurred by the applicable Group Company in connection therewith;
(f)    for a Testing Date pursuant to clause (f) of the definition of “Testing Date”, no update to the then-current Financial Model is required; and

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(g)    for a Testing Date pursuant to clause (g) of the definition of “Testing Date”, such updates to the then-current Financial Model shall reflect solely the pro forma effect of the applicable Qualifying Senior Financing and repayment of the existing Qualifying Senior Financing (taking into account the Borrower Ownership Percentage of such Other Base Portfolio Project, if applicable).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which the Borrower is then making or accruing an obligation to make contributions; (b) to which the Borrower has within the preceding five plan years made contributions; or (c) with respect to which the Borrower could reasonably expect to incur liability, including on account for any member of its Controlled Group.
“MWac” means megawatts, as measured on an alternating-current basis, downstream of any inverter equipment, where applicable.
“NAIC” means the National Association of Insurance Commissioners.
“NERC” means the North American Electric Reliability Corporation and any FERC- authorized successor reliability entity.
“Net Debt Proceeds” means with respect to the incurrence, sale or issuance by any Group Company of any Indebtedness (other than any Indebtedness permitted by Section 8.2):
(a)    the gross cash proceeds received by such Person from such incurrence, sale or issuance, minus
(b)    all customary underwriting commissions, legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements, and all other reasonable taxes, fees, expenses and charges, in each case actually incurred in connection with such incurrence, sale or issuance.
“Net Recovery Proceeds” means any Recovery Proceeds received by any Portfolio Project Obligor Entity in respect of any Casualty Event, Title Event or Event of Loss in connection with a Portfolio Project and subsequently received by the Borrower, after the application of such Recovery Proceeds by the applicable Portfolio Project Obligor Entity as permitted and/or required by the documentation for any Senior Financing or Joint Venture Agreement and net of reasonable costs and expenses incurred by the Portfolio Project Obligor Entity or Borrower, as applicable, in connection with the enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of such amount (including reasonable legal and accounting fees and expenses paid or payable as a result thereof) and net of any Taxes payable by the Borrower in connection therewith.
“Nominated Project” is defined in Section 4.13(a).

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“Nominated Project Company” is defined in Section 4.13(a).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Domestic Credit Party” means any Credit Party that is not a “United States person,” as defined under Section 7701(a)(30) of the Code.
“Non-Excluded Taxes” means any Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.
“Non-Recourse Persons” is defined in Section 11.20.
“Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibits A-1, A-2 or A-3 hereto, as applicable (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the applicable outstanding Loans and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
“NTP Value” has the meaning assigned to such term in the definition of “Value”.
“Obligations” means all obligations of every nature of the Borrower, including obligations from time to time owed to Agents (including former Agents), Lenders, or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), Reimbursement Obligations, all amounts payable under any Secured Swap Contract, prepayment premiums, fees, expenses, indemnification or otherwise, and the obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights. Notwithstanding the foregoing “Obligations” shall not include any Excluded Swap Obligations.
“Obligor” means, as the context may require, the Borrower, the Subsidiary Guarantors, and/or the Pledgor.
“Operative Documents” means the Loan Documents, the Senior Financing Documents, the Joint Venture Agreements and the Project Documents.
“Organic Document” means, relative to any Person, as applicable, its certificate of incorporation, by laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement and all shareholder agreements, voting trusts and similar arrangements (including any Joint Venture Agreements) applicable to any of such Person’s partnership interests, limited liability company interests or authorized shares of Capital Securities.
“Orion II FNTP Date” is defined in Section 5.2.5(a).

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“Other Base Portfolio Projects” means each of the (a) Eiffel Project, (b) Orion I Project, (c) Orion II Project and (d) Orion III Project, in each case as defined in Schedule III.
“Other Connection Taxes” means, with respect to a Credit Party, Taxes imposed as a result of a present or former connection between a Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any provision under this Agreement or any other Loan Document, or having sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Person” is defined in the definition of “Subsidiary.”
“Other Project” means each Project that is not a Portfolio Project. As of the Closing Date, the Other Projects are identified on Schedule III hereto.
“Other Project Companies” means, collectively, each Other Project Company (Wholly- Owned) and each Other Project Company (Non-Wholly Owned). As of the Closing Date, the Other Project Companies are identified on Schedule IV hereto.
“Other Project Company (Non-Wholly Owned)” means each non-wholly owned Lower Tier Subsidiary of the Borrower that owns an Other Project (Non-Wholly Owned).
“Other Project Company (Wholly-Owned)” means each wholly-owned Lower Tier Subsidiary of the Borrower that owns an Other Project (Wholly-Owned).
“Other Project Holdco” means any Group Company (other than the Loan Parties) which, directly or indirectly, owns the Capital Securities of an Other Project Company. As of the Closing Date, each Other Project Holdco and the respective Other Project Obligor Entities are identified on Schedule IV hereto.
“Other Project Obligor Entity” mean (a) each Other Project Company, (b) each Other Project Holdco and (c) each other Subsidiary or Joint Venture of the Borrower (other than any Subsidiary Guarantor) that is an obligor with respect to any Senior Financing Document in respect of any Other Project.
“Other Project (Non-Wholly Owned)” means each Other Project that is not an Other Project (Wholly-Owned).
“Other Project (Wholly-Owned)” means each Other Project that is wholly-owned, directly or indirectly, by the Borrower.
“Other Taxes” means any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise on account of any payment made under any Loan Document or from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an

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assignment (other than an assignment pursuant to a request by the Borrower under Section 4.10 or Section 4.11).
“Partial Model Updates” means the updates specified in clauses (a) through (c) of the definition of “Full Model Updates”.
“Participant” is defined in Section 11.11(d).
“Participant Register” is defined in Section 11.11(e).
“PATRIOT Act” is defined in Section 5.1.13.
“PATRIOT Act Disclosures” means all documentation and other information required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
“Payment Recipient” is defined in Section 10.14(a).
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and to which the Borrower could reasonably expect to have liability, including any liability (i) by reason of a member of its Controlled Group, (ii) by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or (iii) by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Percentage” means, as the context may require, any Lender’s Revolving Loan Percentage, Term Loan Percentage or LC Facility Loan Percentage.
“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.
“Permit” means any permit, authorization, registration, consent, approval, waiver, exception, variance, order, judgment, written interpretation, decree, license, exemption, publication, filing, notice to and declaration of or with, or required by, any Governmental Authority that is required for the full use, occupancy, zoning and operation of any of the Projects.
“Permitted Additional Portfolio Project Disposition” is defined in Section 8.7(e).
“Permitted Base Portfolio Project Disposition” is defined in Section 8.7(d).
“Permitted Lien” is defined in Section 8.3.
“Permitted Non Wholly-Owned Base Portfolio Project” is defined in Section 8.7(d).
“Permitted Non-Portfolio Project Disposition” is defined in Section 8.7(c).

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“Permitted Partial Base Portfolio Project Sale” is defined in Section 8.7(d).
“Permitted Reorganization” means, subject to the Permitted Reorganization Conditions, any internal reorganization solely undertaken to facilitate a Tax Equity Financing or a construction loan, term loan or bridge loan permitted hereunder, including the formation of new entities below the Subsidiary Guarantors or electing for certain entities below the Subsidiary Guarantors (other than any Portfolio Project Obligor Entity) to be treated as a corporation for federal income tax purposes.
“Permitted Reorganization Conditions” means:
(i)    the Person formed by such Permitted Reorganization shall be a Person organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia (provided that, for the avoidance of doubt, no such Person may succeed the Borrower or any Subsidiary Guarantor);
(ii)    immediately after giving effect to such Permitted Reorganization, no Default or Event of Default shall have occurred and be continuing and after giving effect thereto and any other transactions or financings consummated concurrently therewith, the Borrower is in compliance with the Portfolio LTV Test and the financial covenants set forth in Section 8.22;
(iii)    no Liens other than Permitted Liens shall result from such Permitted Reorganization;
(iv)    the Credit Parties shall continue to have a first-priority Lien on the Capital Securities and all other assets (subject to Permitted Liens) of the Borrower and the Subsidiary Guarantors;
(v)    except solely for the purposes of consummating a Qualifying Tax Equity Financing for the Orion II Project, such Permitted Reorganization does not involve any Base Portfolio Project or any Portfolio Project Obligor Entity with respect thereto;
(vi)    no intermediate or other holding entities shall be formed, transferred or acquired that result in any additional direct or indirect intermediate Subsidiaries between any Portfolio Project and SE US Holdings Three, LLC except to the extent that any such entity does not own any material businesses, including a new Project or the Capital Securities in a new Project; provided that such reorganization shall not result in any additional Project Companies between a Portfolio Project and SE US Holdings Three, LLC or as a Subsidiary of a Portfolio Project Company and no Joint Venture shall be formed between any Portfolio Project and the Borrower (except to the extent otherwise permitted under this Agreement for the purposes of any Qualifying Senior Financings) or below a Portfolio Project;
(vii)    such Permitted Reorganization shall not be consummated for the purpose of permitting any Indebtedness that, but for such Permitted Reorganization, would be restricted by the limitations set forth in Section 8.2; and

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(viii)    such Permitted Reorganization would not result in an impairment to the value of the Collateral, taken as a whole.
“Permitted Swap Counterparty” means any Person that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time the applicable Interest Rate Hedge Agreement is entered into.
“Permitted Tax Distribution” means, for any taxable year (or portion thereof) in which the Pledgor is (or is disregarded from) a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of Pledgor or Borrower is the common parent or is (or is disregarded from) a standalone corporation, distributions by the Borrower to pay federal, foreign, state and local income Taxes of such tax group that are attributable to the taxable income of the Pledgor, the Borrower and/or their Subsidiaries (without duplication) on or prior to each estimated tax payment date as well as each other applicable due date in an amount not to exceed the amount of Taxes the Pledgor, Borrower and the Subsidiaries would have owed if it were a standalone corporation (or filed a standalone consolidated tax return with its applicable corporate subsidiaries), reduced by any portion of such income Taxes directly paid by Pledgor, the Borrower or any of their Subsidiaries.
“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, cooperative, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.
“PF/TE Third Party Guarantee” is defined in Section 8.2(m).
“PGC” means a “power generation company” as defined in PURA and PUCT Substantive Rule 25.5(82).
“Platform” is defined in Section 10.11(b).
“Pledgor” means SB Energy Global, LLC, a Delaware limited liability company.
“Portfolio LTV Test” means, as of the relevant Testing Date, the Consolidated LTV is equal to or less than (a) prior to the first anniversary of the Closing Date, 0.65 to 1.00, (b) on and after the first anniversary of the Closing Date until the second anniversary of the Closing Date, 0.625 to 1.00 and (c) on and after the second anniversary of the Closing Date until the Maturity Date, 0.60 to 1.00. For purposes of this definition, “Consolidated LTV” means as of any date of determination, the ratio of (a) the Consolidated Leverage at such date to (b) the Value at such date.
“Portfolio Project Acceleration Event” means any of the following with respect to any Portfolio Project:
(a)    any event described in Sections 9.1.9(a) through (e) with respect to any Portfolio Project Company or Portfolio Project Holdco;
(b)    any event described in Section 9.1.6 with respect to any Portfolio Project Company or Portfolio Project Holdco;

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(c)    the Borrower or applicable Portfolio Project Company shall have permanently ceased the development, construction or operations of a Portfolio Project for more than 90 consecutive days (including as a result of any Casualty Event, Title Event or Event of Loss with respect to such Portfolio Project) provided that none of (i) scheduled maintenance of such Project, (ii) repairs to such Project, whether or not scheduled, or (iii) a forced or scheduled outage of such Project shall, in each case, constitute cessation for purposes hereof so long as Borrower or the applicable Group Company is diligently attempting to end such suspension;
(d)    any event described in Section 9.1.5 with respect to any Portfolio Project Company or Portfolio Project Holdco; or
(e)    any Power Purchase Agreement with respect to such Portfolio Project shall cease to be in full force and effect for any reason unless expired in accordance with its terms and not as a result of a default thereunder; provided however that such event in this clause (e) shall not constitute a Portfolio Project Acceleration Event if (i) after giving effect to such Power Purchase Agreement termination, the Borrower is in compliance with, and on a pro forma basis will be in compliance with, the financial covenants set forth in Section 8.22 and the Portfolio LTV Test or (ii) the Portfolio Project Company is diligently attempting to replace such Power Purchase Agreement and replaces it with a Power Purchase Agreement within 120 days after such termination on terms no less favorable (taken as a whole) to the applicable Portfolio Project Company as the terms contained in the terminated Power Purchase Agreement;
“Portfolio Project Company” means, with respect to any Portfolio Project (other than any Permitted Non Wholly-Owned Base Portfolio Project), the wholly-owned Lower Tier Subsidiary of the Borrower or with respect to any Permitted Non Wholly-Owned Base Portfolio Project, the Subsidiary that directly owns, develops, constructs and/or operates, as applicable, such Portfolio Project in accordance with this Agreement.
“Portfolio Project Designation Notice” is defined in Section 4.13(a).
“Portfolio Project Due Diligence Checklist” means the completed due diligence checklist substantially in the form of Exhibit J.
“Portfolio Project Financing Documents” means the loan agreements, financing agreements, credit agreements, note purchase agreements or other material debt instruments for the refinancing of existing Indebtedness with respect to any Portfolio Project, together with any related material financing documents, such as consents to assignment, cash management agreements, and related guaranties.
“Portfolio Project Holdco” means any Group Company (other than the Loan Parties) which, directly or indirectly, owns the Capital Securities of a Portfolio Project Company. As of the Closing Date, each Portfolio Project Holdco and the respective Portfolio Project Obligor Entities are identified on Schedule IV hereto.

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“Portfolio Project Obligor Entity” mean (a) each Portfolio Project Company, (b) each Portfolio Project Holdco and (c) each other Lower Tier Subsidiary that is an obligor with respect to any Senior Financing Document in respect of any Portfolio Project.
“Portfolio Projects” means the Base Portfolio Projects and the Additional Portfolio Projects.
“Power Purchase Agreements” means any (i) agreement that provides for sales of electric energy, capacity, environmental attributes (including renewable energy credits), and/or ancillary services, or provides for energy storage; (ii) tolling agreement; and (iii) other agreement that is based on or derivative of the Project’s output, sales or generation, whether physically or financially settled, including energy hedges, excluding, however, all such agreements that are daily sales, spot market or other short-term (three months or shorter) arrangements.
“Prepayment Premium” is defined in Section 3.3.4.
“Prepayment Premium Event” is defined in Section 3.3.
“Prime Rate” means, at any time, the rate of interest per annum last quoted by the Wall Street Journal as the “Prime Rate” in the U.S., or if The Wall Street Journal ceases to quote such rate, the highest rate per annum published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.
“Prior GAAP Financials” is defined in Section 1.4(b).
“Project” means, as the context may require, any solar power generation and battery storage facility, any wind power generation facility, any wind power generation facility and battery storage facility, any solar power generation facility or any battery storage facility developed, constructed, owned and/or operated, as applicable, by the Lower Tier Subsidiaries or Joint Ventures of the Borrower, together with all auxiliary equipment, ancillary and associated facilities and equipment, used for such facilities, and all other improvements and expansions related to the ownership, operation and maintenance of such facilities and associated equipment.
“Project Addition Deadline” is defined in Section 3.1.3(d).
“Project Company” means, with respect to any Project, the Portfolio Project Company or Other Project Company that directly owns, develops, constructs and/or operates, as applicable, such Project in accordance with this Agreement.
“Project Costs” means any and all costs and expenses incurred or to be incurred in connection with the ownership, development, design, engineering, procurement, construction, installation, equipping, assembly, inspection, testing, completion, start-up, commissioning, operation and financing (including by tax equity) or refinancing of a Project.

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“Project Documents” means each written contract or agreement related to the development, procurement, construction, operation, maintenance, management, administration, ownership, sale or use of a Project, the provision of electricity and other inputs therefor, the sale of electricity or other products therefrom, the disposal of wastewater or other outputs therefrom or the provision of services therefor, entered into by a Project Company and any other Person, or assigned to a Project Company.
“Project Due Diligence Package” is defined in Section 4.13(a)(ii).
“Projections” is defined in Section 6.14(b).
“Prudent Industry Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the solar or wind power generation, or energy storage, as applicable, industry in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, sound engineering practices, reliability, safety and expedition. “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable principles, methods and acts generally accepted in the United States, having due regard for, among other things, the requirements or guidance of Governmental Authorities, applicable laws, applicable interconnection operating guidelines and rules, transmission provider rules, and the requirements of insurers.
“PTC” shall mean a renewable electricity production credit within the meaning of Section 45 of the Code or any successor to such section.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” is defined in Section 10.11(e).
“Public Official” means (a) any person holding a legislative, administrative or judicial position of any kind, (b) any officer, employee or any other person acting in an official capacity for any Governmental Authority, and (c) any political party or official thereof or any candidate for political office.
“PUCT” means the Public Utility Commission of Texas or any successor thereto.
“PUHCA” means the Public Utility Holding Company Act of 2005, and FERC’s regulations thereunder.
“PURA” means the Public Utility Regulatory Act, Tex. Util. Code §§ 11.001-66.016 and the regulations (contained in the Texas Administrative Code) of the PUCT thereunder.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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“QFC Credit Support” is defined in Section 11.25.
“Qualified Transferee” means, any person that, alone or with its Affiliates, (a) either (i) is (or is a Subsidiary or a controlled Affiliate of) a person that owns or manages (or has owned or has managed within the three (3) year period prior to the date of the consummation of the relevant transaction) one or more utility scale solar and battery energy generating assets with an aggregate capacity of at least 500 MWac or (ii) has engaged one or more operators that is experienced in developing, constructing or operating utility scale solar and battery generating assets with an aggregate capacity of at least 500 MWac, and (b) either has, or is a Subsidiary, or is a controlled Affiliate of such Person who has, is a related fund or is managed by an entity that has (i) a long- term senior unsecured debt rating of at least BBB- or Baa3 from any of S&P, Moody’s or Fitch or (ii) a tangible net worth or a fund that has assets under management of at least $750,000,000; provided that any Qualified Transferee shall satisfy applicable “know your customer” requirements of the Lenders prior to the date of the consummation of the relevant transaction.
“Qualifying IPO” has the meaning assigned to such term in the definition of “Change in Control”.
“Qualifying Other Project Senior Financing” is defined in Section 8.2(e).
“Qualifying Portfolio Project Senior Financing” means (a) with respect to the Big 5 Projects, the indebtedness permitted pursuant to Section 8.2(c), (b) with respect to Other Base Portfolio Projects and Additional Portfolio Projects, the indebtedness permitted pursuant to Section 8.2(d) and (c) scheduled Indebtedness for borrowed money of the Base Portfolio Projects as of the Closing Date.
“Qualifying Portfolio Project Senior Financing Conditions” in respect of Indebtedness for borrowed money of any Portfolio Project Obligor Entity, the following conditions:
(a)    any such Indebtedness is incurred in connection with the development, construction, ownership or operation of one or more Projects;
(b)    the providers of such Indebtedness are commercial banks, credit unions, insurance companies, private placement investors or other customary lenders for renewable energy facilities and their permitted successors and assigns;
(c)    with respect to the Other Base Portfolio Projects (other than the Orion II Project (as defined in Schedule III)), such Indebtedness of such Other Base Portfolio Projects that is construction indebtedness is incurred only under the construction financing documents in effect as of the Closing Date (and for avoidance of doubt, any operating Indebtedness for such Other Base Portfolio Projects may be established after the Closing Date);
(d)    with respect to the Orion II Project (as defined in Schedule III), the terms (taken as a whole) relating to any construction financing Indebtedness have not changed from the terms set forth in the term sheet attached hereto as Exhibit L or the provisions

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relating to distributions, change of control, mandatory prepayments, cash sweeps (if any) and reserves in the draft credit agreement provided to the Coordinating Lead Arrangers as posted to the virtual data room on October 14, 2023, in each case, in a manner that would be material and adverse to the Lenders;
(e)    such Indebtedness is non-recourse to the Borrower and the Subsidiary Guarantors;
(f)    such Indebtedness is either (i) unsecured or (ii) secured, in whole or in part, only by (A) the Capital Securities of the applicable Project Company or Project Companies (or an Affiliate whose only assets are the Capital Securities of such Project Company or Project Companies) which are the subject of the applicable financing and/or (B) the applicable Project(s) and any other assets directly owned by any such Project Company or Project Companies;
(g)    the only obligors on such Indebtedness are the applicable Project Company or Project Companies (or an Affiliate whose only assets are the Capital Securities of such Project Company or Project Companies) which are the subject of the applicable financing (other than any Third Party Guarantees);
(h)    such Indebtedness shall meet the Required Portfolio Project Financing Conditions; and
(i)    the Borrower has delivered to the Administrative Agent executed copies of each of the Qualifying Portfolio Project Senior Financing Documents promptly upon execution thereof.
“Qualifying Portfolio Project Senior Financing Documents” means the loan agreements, financing agreements, credit agreements, note purchase agreements or other debt instruments governing Qualifying Portfolio Project Senior Financings together with any related financing documents, such as consents to assignment, cash management agreements, and related guaranties.
“Qualifying Real Estate Debt” means Indebtedness for borrowed money of one or more Other Project Obligor Entity that satisfies the following conditions:
(a)    such Indebtedness is being incurred in connection with real property interests used (or to be used) in connection with wind generating, solar photovoltaic generating and/or energy storage facilities (as applicable) or the refinancing of one or more instances of such Indebtedness;
(b)    such Indebtedness is (i) unsecured or (ii) secured, in whole or in part, only by the real property being acquired by an Other Project Obligor Entity;
(c)    such Indebtedness is non-recourse to the Group Companies (other than the Other Project Obligor Entity which owns such real property interests);

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(d)    the Qualifying Real Estate Debt satisfies the Foreclosure Requirements; and
(e)    the Borrower has delivered to the Administrative Agent executed copies of each of the financing documentation evidencing any Qualifying Real Estate Debt promptly upon execution thereof.
(f)    As of the Closing Date, each Qualifying Real Estate Debt is identified on Schedule V hereto.
“Qualifying Senior Financing” means any Qualifying Portfolio Project Senior Financing and any Qualifying Other Project Senior Financing.
“Qualifying Senior Financing Documents” means the loan agreements, financing agreements, credit agreements, note purchase agreements or other debt instruments governing Qualifying Senior Financings together with any related financing documents, such as consents to assignment, cash management agreements, and related guaranties.
“Qualifying Tax Equity Financing” means (a) any Tax Equity Financing of any Portfolio Project in effect as of the Closing Date and as described on Schedule VI hereto and (b) any Tax Equity Financing of any Lower Tier Subsidiary of the Borrower that satisfy the following conditions:
(i)    such Tax Equity Financing is entered into with one or more investors who intend to monetize tax credits in respect of one or more Portfolio Projects;
(ii)    the proceeds of such Tax Equity Financing are used for the refinancing and/or prepayment of any existing Qualifying Senior Financing or other senior financing permitted pursuant to this Agreement or a distribution to any Group Company or to fund a portion of the costs of development, construction, or operation of any other Portfolio Project;
(iii)    a wholly-owned Lower Tier Subsidiary of the Borrower (A) is the managing member or is otherwise in Control, of the applicable tax equity partnership (in the case of a partnership flip transaction), the lessee (in the case of a sale-leaseback transaction) or the lessor and/or lessee (in the case of an inverted lease or lease pass-through transaction), or (B) is the transferor of the tax credits;
(iv)    the Qualifying Tax Equity Financing Documents satisfy the Foreclosure Requirements and with respect to the Qualifying Tax Equity Financing Documents for the Orion II Project, the terms of such Qualifying Tax Equity Financing Documents have not changed from terms set forth in the term sheet attached hereto as Exhibit L or the provisions relating to distributions, change of control, mandatory prepayments, cash sweeps (if any) and reserves in the draft tax equity documents provided to the Coordinating Lead Arrangers as posted to the virtual data room on October 14, 2023, in a manner that is material and adverse to the interests of the Lenders;

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(v)    an Affiliate of the Borrower will serve as the class B member of the tax equity partnership and shall perform the obligations customarily associated with such role; and
(vi)    the Borrower has delivered to the Administrative Agent executed copies of each of the Qualifying Tax Equity Financing Documents promptly upon execution thereof.
“Qualifying Tax Equity Financing Documents” means material contracts related to Qualifying Tax Equity Financing arrangements, including (as applicable) equity contribution agreements, purchase agreements, leases, limited liability company agreements and other governing documents of relevant Subsidiaries or Joint Ventures.
“Qualifying Tax Equity Financing Reduction Event” means, with respect to any Qualifying Tax Equity Financing for a Portfolio Project that is sized based on ITC/PTC Adders, the anticipated proceeds of the Qualifying Tax Equity Financing are subsequently reduced and/or any binding tax equity commitment is reduced with respect to such ITC/PTC Adders, except to the extent a Sponsor concurrently provides a binding equity commitment letter in form and substance reasonably satisfactory to the Administrative Agent to fund any such shortfall with equity contributions (and not additional Indebtedness for borrowed money).
“Quarterly Payment Date” means the last Business Day of March, June, September and December.
“Quarterly Report” is defined in Section 7.1(v).
“Recovery Proceeds” means all amounts and proceeds (including instruments) in respect of condemnation proceeds (including in respect of a settlement or other payment) or the proceeds of any insurance policies (other than delayed start up or business interruption insurance policies) held by any Group Company.
“Redeemable Capital Securities” means, with respect to any Person, Capital Securities of such Person that, either by their terms, by the terms of any security into which they are convertible or exchangeable or otherwise, (a) are, or upon the happening of an event or passage of time would be, required to be redeemed in whole or in part (except for consideration comprised of Capital Securities of such Person which are not Redeemable Capital Securities), (b) are redeemable in whole or in part at the option of the holder thereof (except for consideration comprised of Capital Securities of such Person which are not Redeemable Capital Securities) at any time prior to such date or (c) are convertible into or exchangeable (in whole or in part) for Indebtedness of such Person or any of its Subsidiaries at any time prior to such date.
“Register” is defined in Section 2.7(b).
“Reimbursement Obligation” is defined in Section 2.6.3.
“Release” means, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, disposal, discharge, dumping, leaching or migration into or through the environment.

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“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Replacement Lender” is defined in Section 4.11.
“Replacement Notice” is defined in Section 4.11.
“Required Action” means, with respect to any matter, right, obligation or restriction relating to any Joint Venture under the Loan Documents with respect to which the applicable operating agreement grants voting or consent rights directly or indirectly to Borrower or any Subsidiary thereof (including through any board members appointed directly or indirectly by Borrower or any Subsidiary thereof), or provides for the designation of one or more directors or board members directly or indirectly by Borrower or any Subsidiary thereof, the exercise by Borrower or such Subsidiary of such voting or consent rights under the applicable operating agreement and the fiduciary duties, if any, of Borrower or such Subsidiary as such exercise may be limited by applicable law, to ensure that the obligations or restrictions applicable to the Joint Venture under the Loan Documents are complied with and/or rights granted to the Joint Venture under the Loan Documents are enforced (or restrictions thereon, not suffered to exist), as applicable, in accordance with the Loan Documents; it being understood that any Required Action limitation under the Loan Documents applies solely in relation to any right, obligation or restriction applying to a Joint Venture under the Loan Documents and does not limit the obligations or restrictions of the Borrower or any other Subsidiary under this Agreement with respect to such Joint Venture.
“Required Insurance” is defined in Section 7.5.
“Required LC Loan Lenders” means, at any time, LC Loan Lenders holding more than 50% of the aggregate amount of the LC Facility Loan Exposure; provided that, with respect to any Defaulting Lender, by disregarding the LC Facility Loan Exposure of such Defaulting Lender; provided that, in the event there are only two LC Loan Lenders party to this Agreement, “Required LC Loan Lenders” shall mean both LC Loan Lenders.
“Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate amount of the Loan Exposure; provided that, with respect to any Defaulting Lender, by disregarding the Loan Exposure of such Defaulting Lender; provided, further, that, in the event there are only two Lenders party to this Agreement, “Required Lenders” shall mean both Lenders.
“Required Portfolio Project Financing Conditions” means, with respect to applicable Portfolio Project Financing Documents, satisfaction of the following conditions:
(a)    (i) any restrictions on change of control in such Portfolio Project Financing Documents shall be no more restrictive than the change of control provisions under the Existing Big 5 Projects NPA as in effect on the Closing Date and (ii) such Portfolio Project Financing Documents shall satisfy the Foreclosure Requirements;

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(b)    if such Indebtedness constitutes term loans, such Indebtedness shall have a maturity date that is at least six months after the Maturity Date;
(c)    such Portfolio Project Financing Documents shall be entered into on an arm’s length basis;
(d)    with respect to any refinancing of Indebtedness in respect of a Portfolio Project (to the extent permitted by this Agreement), the Portfolio Project Financing Documents shall not include (i) any restrictions on Distributions more restrictive or (ii) excess cash sweep provisions (or provisions of substantially similar effect) less favorable to the applicable borrower, in each case, than pursuant to the documents governing any Portfolio Project’s term loan Indebtedness in effect as of the Closing Date (or, in the case of the Big 5 Projects, than the Big 5 Projects Financing);
(e)    neither the Borrower nor any other Obligor shall be an obligor under such Portfolio Project Financing Documents other than pursuant to customary and limited unsecured guarantees that are at least as favorable to the Borrower taken as a whole as any guarantees provided by the Borrower in connection with the Portfolio Projects as of the Closing Date;
(f)    after giving pro forma effect to the transactions set forth in such Portfolio Project Financing Documents, the Sponsors’ equity contributions (including any committed equity contributions backed by credit support acceptable under the terms of such Portfolio Project Financing Documents) to the Portfolio Projects as a percentage of the total Project Costs required to reach substantial completion for the applicable Portfolio Projects (pursuant to the budget for such Projects in the Financial Model), shall be at least (i) 12.5% on the average across all Portfolio Projects and (ii) and 10% for each Portfolio Project, in each case assuming such Portfolio Project Financing Documents are not sized based on ITC/PTC Adders; and
(g)    such Portfolio Project Financing Documents shall not include cross- collateralization (for the avoidance of doubt, including guarantees) between (i) any of the Big 5 Projects on the one hand, and (ii) any other Portfolio Project or Other Project, on the other.
“Required Revolving Loan Lenders” means, at any time, Revolving Loan Lenders holding more than 50% of the aggregate amount of the Revolving Loan Exposure; provided that, with respect to any Defaulting Lender, by disregarding the Revolving Loan Exposure of such Defaulting Lender; provided that, in the event there are only two Revolving Loan Lenders party to this Agreement, “Required Revolving Loan Lenders” shall mean both Revolving Loan Lenders.
“Required Term Loan Lenders” means, at any time, Term Loan Lenders holding more than 50% of the aggregate amount of the Term Loan Exposure; provided that, with respect to any Defaulting Lender, by disregarding the Term Loan Exposure of such Defaulting Lender; provided that, in the event there are only two Term Loan Lenders party to this Agreement, “Required Term Loan Lenders” shall mean both Term Loan Lenders.

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“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.
“Responsible Officer” means, (a) when used with respect to the Administrative Agent, any officer of the Administrative Agent with direct responsibility for the administration of this Agreement or any other Loan Document and (b) when used with respect to the Collateral Agent, means any officer of the Collateral Agent with direct responsibility for the administration of this Agreement or any other Loan Document.
“Restricted Cash” means Cash and Cash Equivalent Investments held by the Group Companies in one or more accounts subject to secured party control pursuant to any Senior Financing Documents.
“Restricted Payment” means (a) all distributions by a Group Company (in cash, securities, obligations or other property) on, or other payments or distributions on the account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Group Company of, any portion of any Capital Securities in such Group Company; (b) all payments (in cash, securities, obligations or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by Borrower of, any Indebtedness owed to Pledgor, or any direct or indirect parent of Pledgor or any other Affiliate of Pledgor (other than the Group Companies) or with respect to any Subordinated Indebtedness and (c) any management, development or similar fees or general and administrative expenses and corporate overhead expenses payable by any Group Company to any of its Affiliates (other than a Group Company); provided that Restricted Payments shall exclude: (i) direct or indirect distributions from Subsidiaries or Joint Ventures to Borrower or other Subsidiaries or Joint Ventures of the Borrower; and (ii) capitalization or payment-in-kind of interest (but, for the avoidance of doubt, not Cash payments) of Subordinated Indebtedness permitted under this Agreement.
“Revolving Commitments” means the Revolving Loan Commitments and the Revolving LC Issuing Commitments.
“Revolving Facility” means the Revolving Loan Commitments and the Revolving Loans made hereunder.
“Revolving LC Issuer” means each financial institution reasonably satisfactory to the Administrative Agent and Borrower, in its capacity as issuer of the Revolving Letters of Credit (including as appointed pursuant to Section 2.6.6, and excluding any Person who has been removed pursuant to Section 2.6.6). Each Revolving LC Issuer may, in its discretion, arrange for one or more of the Revolving Letters of Credit to be issued by an Affiliate of such Revolving LC Issuer which is an Acceptable Issuing Bank, in which case, the term “Revolving LC Issuer” shall include any such Affiliate with respect to Revolving Letters of Credit issued by such Affiliates and for all purposes of the Loan Documents. In the event that there is more than one Revolving

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LC Issuer at any time, references herein and in the other Loan Documents to the Revolving LC Issuer shall be deemed to refer to the Revolving LC Issuer in respect of the applicable Letter of Credit or to all Revolving LC Issuers, as the context requires.
“Revolving LC Issuing Commitment” means a Revolving LC Issuer’s obligation to issue Revolving Letters of Credit pursuant to Section 2.1.5(a) and “Revolving LC Issuing Commitments” means such commitments of all Lenders. The amount of each Revolving LC Issuer’s Revolving LC Issuing Commitment, if any, is set forth in each case on Schedule II or in the applicable assignment documentation delivered pursuant to Section 2.6.6, subject to any assignment, adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving LC Issuing Commitments as of the Closing Date equals the Revolving LC Issuing Commitment Amount.
“Revolving LC Issuing Commitment Amount” means, as of the Closing Date, $200,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.
“Revolving LC Loan” is defined in Section 2.6.2(b).
“Revolving LC Outstandings” means, at any time of determination, the sum of (a) the aggregate Stated Amount of all issued and outstanding Revolving Letters of Credit plus (b) all outstanding and unreimbursed Reimbursement Obligations and, as to each Revolving Loan Lender, such Revolving Loan Lender’s share of the Revolving LC Outstandings.
“Revolving LC Percentage” means, as to any Revolving Loan Lender at any given time, the percentage which such Lender’s Revolving Loan Commitment under the applicable Revolving LC Tranche in which it is a participant then constitutes of the aggregate Revolving Loan Commitment under such Revolving LC Tranche.
“Revolving LC Tranche” means, as the context may require, each Revolving LC Issuer’s Revolving LC Issuing Commitment, together with the Revolving Loan Commitment of each Revolving Loan Lender (with respect to such Revolving Loan Lender’s obligation to participate in Revolving Letters of Credit) corresponding to such Revolving LC Issuing Commitment as set forth on Schedule II.
“Revolving Letter of Credit” is defined in Section 2.1.5(a)(i).
“Revolving Loan Commitment” means, as the context may require, relative to any Lender, such Lender’s obligation (if any) to make Revolving Loans pursuant to Section 2.1.1(a) and the obligation of each Revolving Loan Lender to participate in Revolving Letters of Credit under the applicable Revolving LC Tranche in which it is a participant hereunder, as applicable. The amount of each Lender’s Revolving Loan Commitment, if any, is set forth in each case on Schedule II or in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Loan Commitments as of the Closing Date equals the Revolving Loan Commitment Amount.

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“Revolving Loan Commitment Amount” means, as of the Closing Date, $200,000,000 as such amount may be reduced from time to time pursuant to Section 2.2 or Section 3.1.4 or pursuant to a Voluntary Temporary Revolving Commitment Reduction as in effect at such time.
“Revolving Loan Commitment Termination Date” means the earliest of
(a)    the Revolving Loan Maturity Date;
(b)    the date on which the Revolving Loan Commitment Amount is terminated in full or permanently reduced to zero pursuant to the terms of this Agreement; and
(c)    the date on which any Commitment Termination Event occurs.
Upon the occurrence of any event described above, the Revolving Loan Commitments shall terminate automatically and without any further action.
“Revolving Loan Exposure” means, as of any date of determination with respect to a Revolving Loan Lender, (a) prior to the termination of the Revolving Loan Commitments, the aggregate amount of all Revolving Loan Commitments of such Revolving Loan Lender and (b) after the termination of the Revolving Loan Commitments, the sum of (i) the aggregate outstanding principal amount of all Revolving Loans of such Revolving Loan Lender and (ii) all Revolving LC Outstandings of such Revolving Loan Lender.
“Revolving Loan Lender” is defined in Section 2.1.2(a).
“Revolving Loan Maturity Date” means the Scheduled Revolving Loan Maturity Date or, with respect to the any loans extended pursuant to Section 11.1 hereto, the final maturity date applicable thereto as specified in the applicable amendment accepted by the respective Lender or Lenders pursuant to Section 11.1.
“Revolving Loan Percentage” means with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or Revolving Loans of any Revolving Loan Lender or any Revolving Letters of Credit issued, or participations acquired therein by any Revolving Loan Lender at any time, the percentage obtained by dividing (a) the Revolving Loan Exposure of that Revolving Loan Lender by (b) the aggregate Revolving Loan Exposure of all Revolving Loan Lenders at such time.
“Revolving Loans” is defined in Section 2.1.2(a).
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the non-government-controlled areas of Ukraine in the oblasts of Zaporizhzhia and Kherson).

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“Sanctioned Person” means, at any time, any Person with whom dealings are prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State) or by the United Nations Security Council, the European Union or any EU member state, His Majesty’s Treasury or any other relevant Governmental Authority that administers sanctions that apply to the operations of any Group Company, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Governmental Authority or governmental instrumentality of a Sanctioned Country or the Government of Venezuela as defined by Executive Order No. 13884, 84 FR 38843 (Aug. 5, 2019), or (d) any Person 50% or more directly or indirectly owned or controlled by (as such terms are defined and understood in applicable Sanctions), any Person described in clauses (a), (b), or (c) hereof.
“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any of its member states, or His Majesty’s Treasury of the United Kingdom or any other relevant Governmental Authority that administers sanctions that apply to the operations of any Group Company.
“SBE Investor” means SB Energy Holdco, LLC.
“Scheduled LC Facility Maturity Date” means October 18, 2026.
“Scheduled Revolving Loan Maturity Date” means October 18, 2026.
“Scheduled Term Loan Maturity Date” means October 18, 2026.
“Secured Parties” means each Lender, each LC Issuer, each Agent and each Permitted Swap Counterparty.
“Secured Swap Contract” means each Interest Rate Hedge Agreement with a Permitted Swap Counterparty.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Account” means a “securities account” as that term is defined in Section 8-501 of the UCC.
“Security Documents” means the Guarantee, Pledge and Security Agreement, the Depositary Agreement, the Control Agreements and each other agreement, document or

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instrument (including the Filing Statements and any other UCC financing statements and amendments or continuations thereto) granting or purporting to grant, perfecting or protecting a security interest or Lien to secure the Obligations.
“Senior Debt” is defined in Section 11.1(m).
“Senior Financing” means, collectively, (a) Qualifying Senior Financings, (b) Qualifying Real Estate Debt and (c) Qualifying Tax Equity Financings.
“Senior Financing Documents” means, collectively, (a) the Qualifying Senior Financing Documents, (b) the material definitive financing documentation evidencing any Qualifying Real Estate Debt, (c) the Qualifying Tax Equity Financing Documents and (d) the “Loan Documents” (or similar defined term) in respect of any refinancing of the foregoing that complies with the Required Portfolio Project Financing Conditions and the other terms and conditions of this Agreement, as applicable.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the Term SOFR Administrator.
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Adjusted Base Rate”.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person exceeds the debts and liabilities, subordinated, contingent or otherwise, of such Person, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) such Person is not engaged in business, and such Person is not about to engage in business, for which such Person has an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual and matured liability.
“Specified Equity Contribution” is defined in Section 8.22.
“Sponsor Affiliates” means, collectively, (a) any Affiliates of a Sponsor and (b) any entities managed or controlled by a Sponsor other than any portfolio company thereof.
“Sponsors” means (a) the Ares Investor and (b) the SBE Investor.
“Stated Amount” means, on any date and with respect to any Letter of Credit, the total amount then available to be drawn under such Letter of Credit.
“Stated Expiry Date” means, with respect to any Letter of Credit, its date of expiration which shall be subject to Section 2.1.

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“Structuring and Documentation Agent” means Deutsche Bank AG, New York Branch, in its capacity as structuring and documentation agent hereunder.
“Subordinated Indebtedness” is defined in Section 8.2(q).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity (“Other Person”) that is Controlled by such Person and of which more than 50.00% of the total ownership interests are at the time, directly or indirectly through a Subsidiary or otherwise, owned by that Person. Unless the context expressly provides otherwise, the term “Subsidiary” means a Subsidiary of the Borrower. With respect to any Group Company that is subject to a Tax Equity Financing, (i) the Person (if any) that is the partnership in which the applicable bona fide tax equity investors pursuant to a Tax Equity Financing and the Borrower or its Subsidiary are invested, and which owns, directly or indirectly, the applicable Project Company and (ii) such Project Company shall, in each case of the foregoing clauses (i) and (ii), be deemed to be Subsidiaries (and/or wholly-owned Subsidiaries) of the Borrower solely to the extent that the Class B member in respect of such Tax Equity Financing is a Subsidiary (or a wholly-owned Subsidiary) of the Borrower. As of the Closing Date, the Subsidiaries of the Borrower are listed in Schedule IV. If Subsidiaries have been terminated or cease to exist in accordance with Article VII and Article VIII, such Subsidiaries shall not be considered as Subsidiaries for the purpose of this Agreement.
“Subsidiary Guarantors” means each of (i) SBE US Holdings One, LLC, a Delaware limited liability company and (ii) SE US Holdings Three, LLC, a Delaware limited liability company.
“Supermajority Lenders” means, at any time, Lenders holding more than 66.67% of the aggregate amount of the Loan Exposure; provided that, with respect to any Defaulting Lender, by disregarding the Loan Exposure of such Defaulting Lender; provided that, in the event there are only two Lenders party to this Agreement, “Supermajority Lenders” shall mean both Lenders.
“Supported QFC” is defined in Section 11.25.
“Surety Bond Commercial Third Party Guarantees” is defined in Section 8.2(m).
“Swap Obligation” means, with respect to any Group Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Target Amortization Runout Date” means the date on which the Term Loans are shown to fully amortize and be repaid in full under the Financial Model delivered as of the Closing Date.
“Tax Equity Financing” means any investment in a Subsidiary or Joint Venture of the Borrower pursuant to which a bona fide third-party tax equity investor is obligated to make certain capital contributions or purchase certain memberships interest in a Person, including such

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investments structured as a sale-leaseback, lease pass-through or inverted lease transaction or tax credit transfer transactions contemplated by Section 6418 of the Code.
“Taxes” means any and all present or future income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.
“Term Loan Amortization Excess Cash” means, as of any Quarterly Payment Date, an amount not to exceed 100% of the aggregate amount of Collections received by the Borrower and deposited into the Borrower Collections Account during the immediately preceding three-month period ending on such Quarterly Payment Date attributable to (a) Class B Distributions, (b) any amounts received by the Borrower (including amounts received by DevCo to the extent distributed to the Borrower) pursuant to any Construction Management Services Agreement from any Group Company resulting from the direct or indirect ownership of a Portfolio Project and (c) any amounts received by the Borrower (including amounts received by DevCo to the extent distributed to the Borrower) pursuant to any Asset Management Services Agreement from any Group Company resulting from the direct or indirect ownership in a Portfolio Project, in each case during such period, minus (without duplication) the Holdback Amount as of such Quarterly Payment Date (it being understood, for the avoidance of doubt, that during any period during which the mandatory prepayment of Term Loans is required to be paid by the Borrower pursuant to Section 3.1.3(f), that no portion of the Term Loan Amortization Excess Cash during the relevant three-month period ending on such Quarterly Payment Date may be utilized for any other purpose by the Borrower (including, but not limited to, Investments or acquisitions made pursuant to Section 8.4 and Restricted Payments made pursuant to Section 8.5) prior to payments of the amounts due under Section 3.1.3(f) on such Quarterly Payment Date).
“Term Loan Borrowing” is defined in Section 5.2.2.
“Term Loan Commitment” means, as the context may require, relative to any Lender, such Lender’s obligation (if any) to make Term Loans pursuant to Section 2.1.1(a), and “Term Loan Commitments” means such commitments of all Lenders and shall be deemed to include any Incremental Term Commitments made pursuant to an Incremental Amendment. The amount of each Lender’s Term Loan Commitment, if any, is set forth in each case on Schedule II or in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date equals the Term Loan Commitment Amount.
“Term Loan Commitment Amount” means, as of the Closing Date, $200,000,000 as such amount may be reduced from time to time pursuant to Section 2.2 or Section 3.1.4 or increased pursuant to an Incremental Amendment.
“Term Loan Commitment Termination Date” means the earliest of (a) January 31, 2025 and (b) the date on which the Term Loan Commitment Amount is terminated in full or permanently reduced to zero pursuant to the terms of this Agreement. Upon the occurrence of any event described above, the Term Loan Commitments shall terminate automatically and without any further action.

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“Term Loan Exposure” means, as of any date of determination with respect to a Term Loan Lender, (a) prior to the termination of the Term Loan Commitments, the aggregate amount of all Term Loan Commitments of such Term Loan Lender and (b) after the termination of the Term Loan Commitments, the aggregate outstanding principal amount of all Term Loans of such Term Loan Lender.
“Term Loan Facility” means the Term Loan Commitments and the Term Loans made hereunder.
“Term Loan Lender” is defined in Section 2.1.1(a) and shall include any Incremental Lender Party providing Incremental Term Commitments pursuant to an Incremental Amendment.
“Term Loan Maturity Date” means the Scheduled Term Loan Maturity Date, and with respect to the any loans extended pursuant to Section 11.1 hereto, the final maturity date applicable thereto as specified in the applicable amendment accepted by the respective Lender or Lenders pursuant to Section 11.1.
“Term Loan Percentage” means with respect to all payments, computations and other matters relating to the Term Loan Commitment or Term Loans of any Term Loan Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Term Loan Lender by (b) the aggregate Term Loan Exposure of all Term Loan Lenders at such time.
“Term Loans” is defined in Section 2.1.1(a) and shall include any Term Loan made pursuant to an Incremental Amendment.
“Term SOFR” means:
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business

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Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the date on which all Obligations have been paid in full (other than indemnity obligations not yet due and payable) in cash, all Letters of Credit have been terminated, expired, Cash Collateralized or other collateral arrangements have been made with respect to the Letters of Credit that are satisfactory to the applicable LC Issuer in its sole discretion, all Commitments have been terminated and all Secured Swap Contracts have been terminated.
“Terrorism Laws” means any U.S. law relating to terrorism or money laundering, including the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations) and (e) the PATRIOT Act, as well as all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, and any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts and acts of war.
“Testing Date” means each of the following dates:
(a)    [Reserved];
(b)    the date of the Disposition of any Portfolio Project in accordance with Section 8.7;
(c)    any Additional Portfolio Project Addition Date;

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(d)    the date of the occurrence of any Portfolio Project Acceleration Event;
(e)    the date of the occurrence of any Qualifying Tax Equity Financing
Reduction Event;
(f)    following the occurrence of a Voluntary Temporary Revolving Commitment Reduction, on the date of a Credit Extension under the Revolving Facility on which the Borrower elects to cure the Voluntary Temporary Revolving Commitment Reduction by satisfying the Portfolio LTV Test; and
(g)    the date of any refinancing of any Qualifying Senior Financing in effect on the Closing Date with respect to any Other Base Portfolio Project pursuant to which the aggregate principal amount of such refinancing Indebtedness (in respect of each such refinancing individually or in the aggregate with any other refinancings for Other Base Portfolio Projects) is at least $25,000,000 greater than the principal amount of such Qualifying Senior Financing then in effect for any such Other Base Portfolio Project or all Other Base Portfolio Projects in the aggregate.
“Third Party Guarantees” is defined in Section 8.2(m).
“Title Event” means any event arising from defect in title for which proceeds of title insurance are received by a Portfolio Project Company.
“Total Exposure Amount” means, on any date of determination, the aggregate amount of all Loan Exposures.
“Transactions” means, collectively, (a) the execution, delivery and performance by the Obligors and Credit Parties of the Loan Documents to which each such Obligor and Credit Party is a party, (b) the Borrowings hereunder, the issuance of the Letters of Credit and the use of proceeds of each of the foregoing, and (c) the granting of the Liens pursuant to the Security Documents.
“Trigger Event” is defined in the Guarantee, Pledge and Security Agreement.
“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a SOFR Loan.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” is defined in Section 11.25.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed

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by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.
“Value” means, as of any date of determination and without duplication, the sum of (a) Cash and Cash Equivalent Investments held on the Testing Date in the Borrower Collections Account or the other Accounts plus (b) the sum of all Class B Distributions from the Portfolio Project Companies (taking into account the Borrower’s Ownership Percentage of such Portfolio Project Companies) as reflected in the then-current Financial Model (other than the cash distributions of any Portfolio Project for which a Portfolio Project Acceleration Event has occurred and is continuing), which shall be (i) discounted through the Testing Date, or for Projects that have not reached commercial operations, the projected commercial operations date, at a rate of 6% per annum (such discounted value, the “COD Value”), (ii) which COD Value shall be further discounted through the Testing Date, or for Projects that have not yet reached “full notice to proceed” or have not procured construction financing, through the projected “full notice to proceed” date, at 6.5% per annum (such discounted value, the “NTP Value”) and (iii) which NTP Value shall be further discounted through the Testing Date at 10% per annum for Projects that have not yet reached “full notice to proceed” or have not procured construction financing minus (c) the greater of (A) zero and (B) (x) the Borrower’s good faith reasonable estimate of any remaining equity required to be spent to reach commercial operation for each of the Portfolio Projects (other than any Portfolio Project for which a Portfolio Project Acceleration Event has occurred and is continuing) to the extent not already contributed to the applicable Portfolio Project Company minus (without duplication) (y) the aggregate amount of (I) available Revolving Commitments and (II) unrestricted Cash and Cash Equivalents Investments held by any Portfolio Project Obligor Entity or any Loan Party.
“Voluntary Temporary Revolving Commitment Reduction” is defined in Section 3.1.3(d)
“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote (that is, not contingent on the happening of any event)

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for the election of directors, managers or other voting members of the governing body of such Person.
“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.2    Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule, and each notice and other communication delivered from time to time in connection with any Loan Document.
SECTION 1.3    Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.
SECTION 1.4    Accounting and Financial Determinations; Time.
(a)    Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder shall be made, in accordance with GAAP. Unless otherwise expressly provided, all defined financial terms shall be computed on a consolidated basis for the Borrower, in each case without duplication.
(b)    If the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VII or VIII or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VII or VIII or any related definition for such purpose), then any applicable Group Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Lenders. The Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to amend any such covenant on mutually agreeable terms. In the event of any such notification from the Borrower or the Administrative Agent and until such notice is withdrawn or

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such covenant is so amended, the Borrower will furnish to each Lender and the Administrative Agent, in addition to the financial statements required to be furnished pursuant to Section 7.1(a) and (b) (the “Current GAAP Financials”), (i) the financial statements described in such Section based upon GAAP as in effect at the time such covenant was agreed to (the “Prior GAAP Financials”) and (ii) a reconciliation between the Prior GAAP Financials and the Current GAAP Financials.
(c)    Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York, New York time.
(d)    All leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to the Closing Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as “Capital Leases”) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such leases to be recharacterized as “Capital Leases”.
SECTION 1.5    Use of Certain Terms.
(a)    Unless otherwise specified, references herein to any Article or Section are references to such Article or Section of this Agreement, and references in any Article Section or definition to any clause are references to such Article, Section or definition.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto:
(i)    in any computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including”;
(ii)    the words “including” and “include” shall mean including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned;
(iii)    the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);
(iv)    the expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations;
(v)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, Capital Securities, securities, revenues, accounts, leasehold interests and contract rights; and

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(vi)    any reference herein to any Person shall be construed to include such Person’s successors and assigns.
(c)    The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Article, Schedule, Annex, Exhibit and analogous references are to this Agreement unless otherwise specified.
(d)    References to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions herein).
(e)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
SECTION 1.6    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Adjusted Base Rate, the Term SOFR Reference Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Adjusted Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Adjusted Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Adjusted Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error

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or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES, NOTES AND LETTERS OF CREDIT
SECTION 2.1    Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the LC Issuers severally agree to make Credit Extensions as set forth below.
SECTION 2.1.1    Term Loan Commitment. From time to time on any Business Day occurring on or after the Closing Date but prior to the Term Loan Commitment Termination Date:
(a)    each Lender that has a Term Loan Commitment (referred to as a “Term Loan Lender”), agrees that it will make loans (relative to such Lender, its “Term Loans”) to the Borrower, equal to such Term Loan Lender’s Term Loan Percentage of the aggregate amount of each Borrowing of the Term Loans requested by the Borrower to be made on such day;
(b)    on the terms and subject to the conditions hereof, the Borrower may from time to time borrow and repay Term Loans. No Term Loan Lender (or the Administrative Agent on its behalf) shall be permitted or required to make any term Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Term Loans of such Term Loan Lender would exceed such Term Loan Lender’s Term Loan Percentage of the then existing Term Loan Commitment Amount; and
(c)    once borrowed, Term Loans may not be re-borrowed.
SECTION 2.1.2    Revolving Loan Commitment. From time to time on any Business Day occurring on or after the Closing Date but prior to the Revolving Loan Commitment Termination Date:
(a)    each Lender that has a Revolving Loan Commitment (referred to as a “Revolving Loan Lender”), agrees that it will make loans (relative to such Lender, its “Revolving Loans”) to the Borrower, equal to such Revolving Loan Lender’s Revolving Loan Percentage of the aggregate amount of each Borrowing of the Revolving Loans requested by the Borrower to be made on such day; and
(b)    on the terms and subject to the conditions hereof, the Borrower may from time to time borrow, repay and reborrow Revolving Loans. No Revolving Loan Lender (or the Administrative Agent on its behalf) shall be permitted or required to make any Revolving Loan if, (i) after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans of such Revolving Loan Lender, together with such Revolving Loan Lender’s Revolving Loan Percentage of the aggregate amount of all Revolving LC Outstandings, would exceed such Revolving Loan Lender’s Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount.

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SECTION 2.1.3    LC Facility Loan Commitment. From time to time on any Business Day occurring on or after the Closing Date but prior to the LC Facility Commitment Termination Date each Lender that has an LC Facility Loan Commitment (referred to as a “LC Facility Lender”), agrees that it will make LC Loans to the Borrower, in accordance with the terms of Section 2.6.2(b).
SECTION 2.1.4    Incremental Term Commitments.
(a)    The Borrower may at any time prior to the Big 5 Projects Financing Deadline, by notice to the Administrative Agent (an “Incremental Commitment Request”), request additional term loan commitments no more than one time (an “Incremental Term Commitment”) in an aggregate principal amount not to exceed the Maximum Incremental Commitment/Facility Amount, whereupon the Administrative Agent shall promptly deliver a copy of such Incremental Commitment Request to each of the Lenders and to Apterra. The Incremental Commitment Request shall specify the date on which the Borrower proposes that the applicable Incremental Term Commitments are to be effected through the establishment of commitments under the term facility under this Agreement, which date shall be not less than ten (10) Business Days after the date on which the applicable Incremental Commitment Request is delivered to the Administrative Agent (the “Incremental Commitment Increase Date”).
(b)    The Incremental Commitment Request from the Borrower pursuant to this Section 2.1.4 shall set forth the requested amount of the relevant Incremental Term Commitments. Notwithstanding anything to the contrary in this Agreement, Apterra Infrastructure Capital, LLC or any of its Affiliates (collectively, “Apterra”) shall have a right of first offer with respect to providing all such Incremental Term Commitments. To the extent that Apterra declines to provide all such Incremental Term Commitments (or a lesser portion agreed to by the Borrower) or fails to respond within a period of ten (10) Business Days after the later of (i) delivery of the Incremental Commitment Request and (ii) the date that Borrower has provided responses to any diligence question posed by Apterra to Borrower prior to the Closing Date, such Incremental Term Commitment may be provided by any Lender, in its sole and absolute discretion, or by any other bank or other financial institution or other institutional lender that is an Eligible Assignee (Apterra or any such other bank or other financial institution or other institutional lender being called an “Additional Lender”) (each such Additional Lender providing such Incremental Term Commitment, an “Incremental Lender Party”).
(c)    On the Incremental Commitment Increase Date, subject to the satisfaction of the terms and conditions in this Section 2.1.4, (i) each Incremental Lender Party shall make its commitment to provide the Incremental Facility to the Borrower in an amount equal to its Incremental Term Commitment and (ii) each Incremental Lender Party shall become a lender hereunder with respect to the Incremental Term Commitment and the Incremental Facility provided by such Incremental Lender Party.

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(d)    The effectiveness of any Incremental Amendment, and the Incremental Term Commitments thereunder, shall be subject to the following criteria and/or conditions:
(i)    no Default or Event of Default shall have occurred and be continuing or would result after giving pro forma effect to the provision of such Incremental Term Commitments on the date of effectivenss of the Incremental Amendment;
(ii)    all terms of the Incremental Facility (including, for the avoidaance of doubt, the interest rate, commitment fee, and all other covenants, terms and conditions applicable to such Incremental Facility) shall be identical to the terms that apply to the existing Term Loan Facility;
(iii)    the Borrower shall be in compliance with the financial covenants set forth in Section 8.22, in each case after giving pro forma effect to the incurrence of the Incremental Facility;
(iv)    the proceeds of any Incremental Facility shall not be used to prepay or repay any of the Obligations;
(v)    any arrangement fee, upfront fee or similar fee payable by the Borrower in connection with such Incremental Facility shall have been paid concurrently with the effectiveness of such Incremental Facility;
(vi)    the Borrower shall have delivered to the Administrative Agent and the Additional Lenders a certificate confirming each of the conditions in clauses (i) through (v) have been satisfied as of the date of incurrence of such Incremental Facility and attaching an updated Schedule II, taking into account the Incremental Facility; and
(vii)    any other conditions precedent to the inccurrence of such Incremental Facility required by the Additional Lenders shall have been satisfied or waived by such Additional Lenders.
(e)    Commitments in respect of Incremental Term Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, to the extent reasonably necessary, the other Loan Documents, executed by the Obligors, each Incremental Lender Party providing such Commitments (each, an “Accepting Lender”) and the Administrative Agent (acting at the direction of the Required Lenders). The Incremental Amendment shall effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent (acting at the direction of the Required Lenders)and the Borrower, to effect the provisions of this Section 2.1.4, including adding provisions related to such Incremental Facility reasonably acceptable to the Borrower, the Administrative Agent (acting at the direction of the Required Lenders), the Incremental Lender Parties, and, in the case of any change that adversely impacts any Lender, such affected Lender. No Lender shall be obligated to provide any Incremental Term Commitments, unless it so agrees.

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(f)    Upon the incurrence of any Incremental Term Commitments, the Loans of the Lenders (including any Incremental Lender Party) outstanding under the Term Facility, if any, shall be assigned or reallocated to cause each Lender under such Facility to have pro rata amounts outstanding under the Term Facility and thereafter, any future Credit Extensions shall be made on a pro rata basis in accordance with the unused Commitments (including Incremental Term Commitments) of the applicable Lenders (including any Incremental Lender Party) under the Term Loan Facility.
SECTION 2.1.5    Letters of Credit.
(a)    Revolving Letters of Credit. Subject to the terms and conditions hereof, from time to time on any Business Day occurring after the Closing Date until the date that is five (5) Business Days prior to the Revolving Loan Commitment Termination Date (but not to exceed twice in any given month and twenty-four (24) times in any twelve month period after the Closing Date unless otherwise agreed by the applicable Revolving LC Issuer), each Revolving LC Issuer agrees that it will, to the extent requested by the Borrower:
(i)    issue one or more standby letters of credit substantially in the form provided in Exhibit M or any other form reasonably acceptable to the Revolving LC Issuer (a “Revolving Letter of Credit”) for the account of the Borrower in the Stated Amount requested by the Borrower on such day;
provided, such Revolving LC Issuer shall not issue or extend any such Revolving Letter of Credit if the conditions in Section 5.2 have not been satisfied or waived (in accordance with the terms of this Agreement); provided further, if any Revolving Loan Lender (other than such Revolving LC Issuer or its Affiliate) is a Defaulting Lender, to the extent such Revolving LC Issuer has Fronting Exposure in respect of such Letter of Credit, such Revolving LC Issuer shall not be required to issue any Revolving Letter of Credit unless (A) the Defaulting Lender’s participation in the Revolving Letters of Credit requested to be issued or extended and related Revolving Loans have been reallocated among the Non-Defaulting Lenders in accordance with Section 4.12(a)(iii), (B) the Borrower has Cash Collateralized such Revolving Loan Lender’s Revolving Loan Percentage of the Revolving Letter of Credit requested to be issued or extended (excluding by funding of a Revolving Loan) or (C) such Revolving LC Issuer has entered into arrangements satisfactory to it and the Borrower to reduce such Revolving LC Issuer’s risk with respect to the participation in Revolving Letters of Credit of the Defaulting Lender to the same extent as would have existed were such Revolving Loan Lender not a Defaulting Lender; provided still further that after giving effect to any such issuance or extension, in no event shall such Lender’s Revolving LC Outstandings exceed its Revolving Loan Commitment.
(b)    LC Facility Letters of Credit. Subject to the terms and conditions hereof, from time to time on any Business Day occurring after the Closing Date until the date that is five (5) Business Days prior to the LC Facility Commitment Termination Date (but not to exceed twice in any given month and twenty-four (24) times in any twelve month period after the Closing Date unless otherwise agreed by the applicable LC Issuer), each LC Facility Issuer agrees that it will, to the extent requested by the Borrower:

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(i)    issue one or more standby letters of credit substantially in the form provided in Exhibit M or any other form reasonably acceptable to the LC Facility Issuer (an “LC Facility Letter of Credit”) for the account of the Borrower in the Stated Amount requested by the Borrower on such day;
provided, such LC Facility Issuer shall not issue or extend any such LC Facility Letter of Credit (x) if the conditions in Section 5.2 have not been satisfied or waived (in accordance with the terms of this Agreement) or (y) if, after giving effect to such issuance or extension, the LC Facility Outstandings of such LC Facility Issuer shall exceed its LC Facility Issuing Commitment.
(c)    No LC Issuer shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Issuer from issuing the Letter of Credit, or any law applicable to such LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Issuer shall prohibit, or request that such LC Issuer refrain from, the issuance of letters of credit generally or the applicable Letter of Credit in particular or shall impose upon such LC Issuer with respect to the applicable Letter of Credit any restriction, reserve or capital requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such LC Issuer in good faith deems material to it (for which such LC Issuer is not otherwise reimbursed hereunder).
SECTION 2.2    Reduction of the Commitment Amounts. The Borrower may, from time to time on any Business Day occurring on and after the Closing Date, voluntarily reduce the amount of any Commitment Amount on the Business Day so specified by the Borrower; provided that all such reductions shall require at least three (3) Business Days’ prior written notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $100,000; provided, however, that if such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity, such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such credit facilities do not become effective or such other transaction does not close. (a) Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the Revolving LC Issuing Commitment Amount shall result in an automatic and corresponding reduction of the Revolving LC Issuing Commitment to an aggregate amount not in excess of the Revolving Loan Commitment Amount as so reduced and (b) any optional or mandatory reduction of the LC Facility Loan Commitment Amount pursuant to the terms of this Agreement which reduces the LC Facility Loan Commitment Amount below the LC Facility Issuing Commitment Amount shall result in an automatic and corresponding reduction of the LC Facility Issuing Commitment to an aggregate amount not in excess of the LC Facility Loan Commitment Amount as so reduced; provided further, however, that (x) in no event shall the Borrower be permitted to reduce the Revolving Loan Commitments below the sum of the aggregate outstanding principal amount of all Revolving Loans of all Revolving Loan Lenders plus the aggregate Revolving LC Outstandings

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of all Revolving Loan Lenders and (y) in no event shall the Borrower be permitted to reduce the LC Facility Loan Commitments below the sum of the aggregate outstanding principal amount of all LC Facility Loans of all LC Facility Lenders plus the aggregate LC Facility Outstandings of all LC Facility Lenders. Repayment or prepayment of Term Loans pursuant to Section 3.1 shall automatically and permanently reduce the Term Loan Commitment Amount by such amount.
SECTION 2.3    Borrowing Procedures; Funding Reliance.
SECTION 2.3.1    Term Loans. (a) Subject to Section 5.1.14, by delivering a Borrowing Request to the Administrative Agent on or before 1:00 p.m. (New York City time) on a Business Day occurring prior to the Term Loan Commitment Termination Date, the Borrower may from time to time irrevocably request that a Borrowing of Term Loans be made, in a minimum amount of $1,000,000 and an integral multiple of $100,000 or in the unused amount of the Term Loan Commitment; provided that the Administrative Agent has received such request not later than 1:00 p.m. (New York City time) not less than (i) one (1) Business Day prior to the date of the requested Borrowing in the case of Base Rate Loans, or (ii) three (3) U.S. Government Securities Business Days prior to the date of the requested Borrowing in the case of SOFR Loans, and in either case not more than ten Business Days’ notice; provided further, that in the case of any Borrowing(s) of SOFR Loans on the Closing Date the Administrative Agent has received such request not later than 11:00 am (New York City time) not less than one U.S. Government Securities Business Day prior to the Closing Date. Each such irrevocable request may be made in the form of a Borrowing Request. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the Type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. Notwithstanding the above, the Borrower cannot request more than three (3) Term Loans in the aggregate.
(b)    Each Term Loan Lender that has a Term Loan Commitment, on or before 1:00 p.m. (New York City time) on such Business Day, shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Term Loan Percentage multiplied by the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Term Loan Lenders. To the extent funds are received from the Term Loan Lenders, the Administrative Agent shall, except as expressly provided herein, upon satisfaction or waiver of the conditions specified herein, as soon as reasonably practicable thereafter on such Business Day make such funds available to, or at the direction of, the Borrower by wire transfer to the account that the Borrower shall have specified in their Borrowing Request. No Lender’s obligation to make any Term Loan shall be affected by any other Lender’s failure to make any Term Loan.
SECTION 2.3.2    Revolving Loans. (a) Subject to Section 2.6.2(b) and Section 5.1.14, by delivering a Borrowing Request to the Administrative Agent on or before 1:00 p.m. (New York City time) on a Business Day occurring prior to the Revolving Loan Commitment Termination Date, the Borrower may from time to time irrevocably request that a Borrowing of Revolving Loans be made, in a minimum amount of $1,000,000 and an integral multiple of $100,000 or in the unused amount of the applicable Commitment; provided that the Administrative Agent has received such request not later than 1:00 p.m. (New York City time) (i) not less than one (1) Business Day prior to the date of the requested Borrowing in the case of

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Base Rate Loans, or (ii) three (3) U.S. Government Securities Business Days prior to the date of the requested Borrowing in the case of SOFR Loans, and in either case not more than ten Business Days’ notice; provided further, that in the case of any Borrowing(s) of SOFR Loans on the Closing Date the Administrative Agent has received such request not later than 11:00 am not less than one U.S. Government Securities Business Day prior to the Closing Date. Each such irrevocable request may be made in the form of a Borrowing Request. On the terms and subject to the conditions of this Agreement, each Borrowing of Revolving Loans shall be comprised of the Type of Loans, and shall be made on the Business Day, specified in such Borrowing Request.
(b)    Subject to Section 2.6.2(b), each Revolving Loan Lender that has a Revolving Loan Commitments, on or before 1:00 p.m. (New York City time) on such Business Day, shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Revolving Loan Percentage multiplied by the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Revolving Loan Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall, except as expressly provided herein, upon satisfaction or waiver of the conditions specified herein, as soon as reasonably practicable thereafter on such Business Day make such funds available to, or at the direction of, the Borrower by wire transfer to the account that the Borrower shall have specified in their Borrowing Request. No Lender’s obligation to make any Revolving Loan shall be affected by any other Lender’s failure to make any Revolving Loan.
SECTION 2.4    Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 1:00 p.m. (New York City time) on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one (1) Business Day’s notice in the case of Base Rate Loans, or three (3) U.S. Government Securities Business Days’ notice in the case of SOFR Loans, and in either case not more than ten Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000 (or the amount of all SOFR Loans of any tranche outstanding) be, in the case of Base Rate Loans, converted into SOFR Loans or be, in the case of SOFR Loans, converted into Base Rate Loans or continued as SOFR Loans (in the absence of the delivery of a Continuation/Conversion Notice with respect to any SOFR Loan prior to the end of the Interest Period therefor, then, unless such SOFR Loan is repaid as provided herein, the Borrower shall be deemed to have selected that such SOFR Loan shall automatically be continued as a SOFR Loan bearing interest at a rate based upon Term SOFR with the same Interest Period); provided, however, that (a) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders that have made such Loans, and (b) when any Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, (i) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, SOFR Loans and (ii) unless repaid as provided herein, SOFR Loans shall automatically be converted to Base Rate Loans.
SECTION 2.5    Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert SOFR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such SOFR Loan; provided, however, that such SOFR Loan shall nonetheless be deemed to have been

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made and to be held by such Lender, and the obligation of the Borrower to repay such SOFR Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.
SECTION 2.6    Letters of Credit Issuance Procedures.
(a)    By delivering to the Administrative Agent and the applicable LC Issuer an Issuance Request and delivering to the applicable LC Issuer (with a copy to the Administrative Agent) a completed Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower, on or before 1:00 p.m. (New York City time) on a Business Day, the Borrower may from time to time irrevocably request on not less than three (3) (or, in the case of a request for more than two initial Letters of Credit, on no less than five (5)) or more than ten (10) Business Days’ notice, in the case of an initial issuance of a Letter of Credit, and not less than three (3) Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a Letter of Credit (in each case, unless a shorter notice period is agreed to by the applicable LC Issuer, in its sole discretion), that an LC Issuer issue, or extend the Stated Expiry Date of, Letters of Credit in form and substance satisfactory to such LC Issuer in its sole discretion, solely for the purposes described in Section 7.8. The Borrower shall use commercially reasonable efforts to cause the beneficiary of any proposed Letter of Credit to accept Letters of Credit that shall be issued by the LC Issuers in pro rata amounts in accordance with the corresponding Available Unused Commitments under their respective LC Tranches (taking into account the minimum credit rating requirements required by the applicable beneficiary), or in such other amounts as the Borrower and the LC Issuers may mutually agree; provided that the Borrower shall not be required to request that a beneficiary accept multiple Letters of Credit for the same beneficiary. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Each such Letter of Credit issued in accordance with this Section 2.6 shall have (i) an expiry date that is the earlier of (x) 12 months from the date of issuance of such Letter of Credit or such longer period as may be agreed to by the applicable LC Issuer and (y) the date that is five Business Days prior to the earlier of the applicable Maturity Date and the applicable Commitment Termination Date; and (ii) automatic extension provisions for additional periods of 12 months or such longer period as agreed to by the applicable LC Issuer; provided that any such Letter of Credit must permit the applicable LC Issuer to prevent any such extension at least once per annum (commencing with the date of issuance of such Letter of Credit) by giving notice to the beneficiary (with a copy to the Borrower and the Administrative Agent) thereof in accordance with such Letter of Credit; provided further that notwithstanding the foregoing, the final expiry date of any such Letter of Credit shall not occur after the date that is five Business Days prior to the earlier of the applicable Maturity Date and the applicable Commitment Termination Date.
(c)    Notwithstanding anything to the contrary in this Section 2.6, (i) any Letter of Credit may expire after the date referred to in paragraph (b) above to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable

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LC Issuer and (ii) no LC Loan Lender shall be required to fund participations in any Letter of Credit after its applicable LC Loan Maturity Date. Any automatic extension provided under paragraph (b) above shall not be considered a Borrowing or Credit Extension hereunder or otherwise be subject to the conditions set forth in Section 5.2. Notwithstanding anything herein to the contrary, no LC Issuer shall be required to permit any automatic renewal of any applicable Letter of Credit if a Default or Event of Default has occurred and is continuing.
(d)    Each LC Issuer will use reasonable efforts to issue Letters of Credit in substantially the form provided by the beneficiary of such Letter of Credit to the extent such form is consistent with such LC Issuer’s customary practices and internal policies and procedures, consistently applied. The Administrative Agent shall allocate the Borrower’s requests for issuances of Letters of Credit on a pro rata basis to the applicable LC Issuer, without obligating Borrower to request separate Letters of Credit for the same purpose and counterparty be issued by more than one LC Issuer and taking into account the minimum credit rating requirements required by the applicable beneficiary. Unless otherwise expressly agreed by the applicable LC Issuer and the Borrower, when a Letter of Credit is issued, the ISP Rules shall apply to each standby Letter of Credit and as to all matters not governed thereby, the laws of the State of New York shall apply to such matters. Each LC Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues.
(e)    Notwithstanding anything in Section 2.1 or this Section 2.6 to the contrary, each LC Issuer or any of its Affiliates: (i) shall not be obligated to issue any commercial trade or direct pay (as opposed to standby) Letter of Credit, (ii) shall only be required to issue Letters of Credit in Dollars, (iii) shall not be required to issue a Letter of Credit without a final expiry date, which final expiry date shall be determined in accordance with the preceding clause (b), and (iv) shall not be obligated to issue any letters of credit to Persons for which its “know-your-customer” procedures are not yet complete and satisfactory to such LC Issuer.
(f)    Notwithstanding anything in Section 2.1 or this Section 2.6 to the contrary, to the extent LC Facility Issuing Commitments remain available under the LC Facility for the issuance of Letters of Credit thereunder, the Borrower shall request the issuance of any Letter of Credit under the LC Facility (for which there remains sufficient LC Facility Issuing Commitment under the LC Facility, and taking into account the creditworthiness requirements of the beneficiary) prior to requests for Letters of Credit pursuant to the available Revolving LC Issuing Commitments under the Revolving Facility.
SECTION 2.6.1    Participations.
(a)    Immediately upon the issuance of each Letter of Credit (or an increase in the Stated Amount thereof) by the relevant LC Issuer, and without further action, each applicable LC Loan Lender that has committed to participate in such Letter of Credit shall be deemed to have irrevocably and unconditionally purchased, and hereby agrees to irrevocably and unconditionally purchase, from the applicable LC Issuer, a participation in the Letter of Credit issued by such LC Issuer under its respective LC Tranche and any drawings honored thereunder in an amount equal to such LC Loan Lender’s LC Percentage of the Stated Amount under such Letter of Credit.

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(b)    Each LC Loan Lender shall be a participant in a Letter of Credit issued under the applicable LC Tranche only if such LC Loan Lender maintains an LC Loan Commitment under such LC Tranche, as set forth on Schedule II.
SECTION 2.6.2    Disbursements. (a) The applicable LC Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such LC Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”); provided that failure to give such notice shall not limit or impair the rights of such LC Issuer hereunder. Subject to the terms and provisions of such Letter of Credit and this Agreement, the applicable LC Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit and shall notify the Borrower and the Administrative Agent of the making of such payment. Prior to 1:00 p.m. (New York City time) on the Business Day immediately following the Disbursement Date, the Borrower will reimburse such LC Issuer, for all amounts which such LC Issuer has disbursed under such Letter of Credit and shall promptly notify the Administrative Agent thereof.
(b)    Subject to Section 2.6.1, in the event a Disbursement with respect to a Letter of Credit is not reimbursed by the Borrower in accordance with the terms of clause (a), (i) unless the Borrower shall have notified the Administrative Agent and the applicable LC Issuer prior to 10:00 a.m. (New York City time) on the Business Day immediately following the applicable Disbursement Date that the Borrower intends to reimburse such LC Issuer for such Disbursement with funds other than the proceeds of LC Loans (as defined below), the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting (x) with respect to any Disbursement under an LC Facility Letter of Credit, that the LC Loan Lenders with LC Loan Commitments under the applicable LC Facility Tranche to make Base Rate Loans (each, an “LC Facility Loan”) on the date of such Disbursement and (y) with respect to any Disbursement under a Revolving Letter of Credit, that the Revolving Loan Lenders with Revolving Loan Commitments under the applicable Revolving LC Tranche to make Base Rate Loans (each, a “Revolving LC Loan” and together with the LC Facility Loans, the “LC Loans”) in each case, in an amount in Dollars equal to the amount of such Disbursement (subject to the Borrower’s right under Section 2.4 to convert Base Rate Loans to SOFR Loans), which, unless an Event of Default under Section 9.1.1 or Section 9.1.6 (applicable to the Borrower) has occurred and is continuing, shall be deemed to be funded by the applicable LC Loan Lenders on the date such Disbursement is made in Base Rate Loans corresponding to the amount of the Disbursement and in each such instance, the Administrative Agent shall promptly confirm to each LC Loan Lender its applicable amount owing under such LC Loan and, if the applicable LC Issuer is an Affiliate of such LC Loan Lender, such LC Issuer may require such LC Loan Lender to in fact fund (in lieu of a deemed funding) its amount due thereunder within one (1) Business Day following receipt of such confirmation and (ii) to the extent such LC Issuer has potential LC Facility Loan Exposure with respect to such Letter of Credit, unless an Event of Default under Section 9.1.1 or Section 9.1.6 (applicable to the Borrower) has occurred and is continuing and notwithstanding anything to the contrary contained in Section 2.1.1 or Section 2.3, the LC Loan Lenders with LC Loan Commitments under the applicable LC Tranche shall, on the date of such Disbursement in satisfaction of its participation therein, make LC Loans, that are Base Rate Loans in the amount of the Disbursement, the proceeds of which shall be paid directly to such

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LC Issuer; provided that, if for any reason proceeds of LC Loans are not received by such LC Issuer on the date of such Disbursement in an amount equal to the amount of the Disbursement, the Borrower shall reimburse such LC Issuer, on demand, in an amount in same day funds equal to the excess of the amount of such Disbursement over the aggregate amount of such LC Loans, if any, which are so received.
SECTION 2.6.3    Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.6.2 to reimburse an LC Issuer with respect to each Disbursement (including interest thereon) and each applicable LC Loan Lender’s obligation under Section 2.6.1 to pay to the applicable LC Issuer its applicable LC Percentage of any drawing under a Letter of Credit shall be absolute, irrevocable and unconditional under any and all circumstances, including any of the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit or this Agreement or any of the other Loan Documents, (b) any draft of other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (c) payment by an LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (d) any amendment or waiver of or any consent to departure from all or any terms of any of the Loan Documents, (e) the occurrence of a Default or Event of Default, (f) the existence of any claim of setoff, counterclaim or defense to payment which the Borrower or such Lender may have or have had against such LC Issuer or any other Lender or any other Person, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit or any discharge of the Borrower, (g) any breach of contract or dispute among or between the Borrower, an LC Loan Lender, the Administrative Agent, any Lender or any other Person, (h) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any Disbursement or any other act or omission of such beneficiary in connection with such Letter of Credit, (i) any failure to preserve or protect any Collateral, any failure to perfect or preserve the perfection of any Lien thereon, or the release of any of the Collateral securing the performance or observance of the terms of this Agreement or any of the other Loan Documents, or (j) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.6.3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided, however, that after paying in full its Reimbursement Obligation hereunder or paying its applicable Percentage of any drawing under a Letter of Credit, as the case may be, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against such LC Issuer for any wrongful Disbursement made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting the bad faith, gross negligence or willful misconduct on the part of such LC Issuer (as determined by a final and non-appealable judgment of a court of competent jurisdiction). The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable LC Issuer, such LC Issuer shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties hereto agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable LC Issuer may, in its

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sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
SECTION 2.6.4    Cash Collateralization.
(a)    In the event that any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 9.1.9 on the Business Day or (ii) in the case of any other Event of Default, on the third (3rd) Business Day, following the date on which Borrower receives notice from Administrative Agent on behalf of Required Lenders demanding the deposit of cash collateral pursuant Section 9.3, Borrower shall deposit in an account, in the name of Collateral Agent and for the benefit of LC Issuers, an amount in cash equal to the sum of one hundred and two percent (102%) of the aggregate amount of all LC Outstandings as of such date; provided that, upon the occurrence of any Event of Default with respect to Borrower described in Section 9.1.9, the obligation to deposit such cash collateral shall become effective automatically and immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind.
(b)    Each such deposit pursuant to this Section 2.6.4 shall be held by Collateral Agent as Collateral for the payment and performance of the obligations of Borrower under this Agreement. Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Moneys in such account shall be applied by Collateral Agent to reimburse each LC Issuer for payments in respect of drawings for which such LC Issuer has not been repaid and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of Borrower in respect of the Letters of Credit at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders in accordance Section 9.3), be applied to satisfy other obligations of Borrower under this Agreement. When all Events of Default giving rise to the deemed disbursements under this Section 2.6.4 have been cured or waived the Administrative Agent shall direct the Collateral Agent to return to the Borrower all amounts then on deposit with the Collateral Agent pursuant to this Section (together with any interest accrued thereon) which have not been applied to the satisfaction of the Reimbursement Obligations.
SECTION 2.6.5    Nature of Reimbursement Obligations. The Borrower, and, to the extent set forth in Section 2.6.1, each LC Loan Lender, as applicable, shall assume all risks of the acts, omissions or misuse of any applicable Letter of Credit by the beneficiary thereof. No LC Issuer shall be responsible for, and the Reimbursement Obligations of the Borrower and, the LC Loan Lenders shall not be affected by:
(a)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(b)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the

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rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;
(c)    failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;
(d)    errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise;
(e)    any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit;
(f)    any adverse change in the business, operations, properties, assets, conditions (financial or otherwise) or prospects of the Borrower or any other Obligor;
(g)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Obligor; or
(h)    the fact that an Event of Default or Default shall have occurred and be continuing.
None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any LC Issuer or any LC Loan Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by any LC Issuer in good faith (and not constituting gross negligence or willful misconduct (as determined by a final and non-appealable judgment of a court of competent jurisdiction)) shall be binding upon the Borrower and each such Credit Party, and shall not put any LC Issuer under any resulting liability to the Borrower or any Credit Party, as the case may be.
SECTION 2.6.6    Resignation or Removal of an LC Issuer. Except as provided in Section 10.4, at any time an LC Issuer is not obligated to issue any Letter of Credit due to the circumstances described in (and in accordance with) Section 2.1.5(a) or Section 2.1.5(b), such LC Issuer may resign as an LC Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders participating in Letters of Credit issued by such LC Issuer and the Borrower; provided that it shall retain all the rights and obligations of an LC Issuer hereunder with respect to all Letters of Credit issued by such LC Issuer that are outstanding as of the effective date of its resignation as an LC Issuer and all Reimbursement Obligations with respect thereto (including the right to require the LC Loan Lenders to pay to such LC Issuer its applicable LC Percentage of any drawing under such Letter of Credits and the obligation of the Borrower to pay all accrued and unpaid fees applicable to such Letters of Credit). At any time, an LC Issuer ceases to be an Acceptable Issuing Bank, such LC Issuer may be replaced at any time by written request of the Borrower; provided that the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) shall be required if an Event of Default has occurred and is continuing at the time such request is made. The Administrative Agent shall notify the Lenders of any such replacement or resignation of such LC Issuer. At the time any such replacement shall become effective, the Borrower shall return or Cash Collateralize all issued and outstanding Letters of Credit issued by the replaced LC Issuer and, at the time any such replacement shall

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become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer. From and after the effective date of any such replacement, (i) subject to the foregoing sentence, any successor LC Issuer shall have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter by such LC Issuer, (ii) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers and (iii) (A) to the extent such successor LC Issuer is replacing a Revolving LC Issuer, references herein to the term “Revolving LC Issuer” shall be deemed to refer to such successor or to any previous Revolving LC Issuer, or to such successor and all previous Revolving LC Issuers and (B) to the extent such successor LC Issuer is replacing an LC Facility Issuer, references herein to the term “LC Facility Issuer” shall be deemed to refer to such successor or to any previous LC Facility Issuer, or to such successor and all previous LC Facility Issuers. After the replacement or resignation of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.
SECTION 2.6.7    Separate Treatment of each LC Tranche. Each LC Tranche of LC Issuing Commitments (whether Revolving LC Issuing Commitments or LC Facility Issuing Commitments) shall be separate and independent of each other LC Tranche of LC Issuing Commitments and no LC Issuer or LC Loan Lender shall have any commitment, exposure or other obligation in respect of any LC Tranche other than the LC Tranches identified in respect of it in Schedule II or in the assignment documentation delivered pursuant to Section 2.6.6, subject to any assignment, adjustment or reduction pursuant to the terms and conditions hereof. On the Closing Date, for any LC Facility Tranche, each LC Facility Issuer shall have an LC Facility Issuing Commitment equal to the LC Facility Loan Commitment of the LC Loan Lender that corresponds therewith, which LC Facility Issuer and LC Loan Lender shall be the same entity (or an affiliate each other).
SECTION 2.6.8    Existing Letters of Credit. Each party hereto herby acknowledges and agrees that certain letters of credit have been issued under the Bronco Credit Agreement prior to the date hereof and remain outstanding hereunder as of the date hereof, which letters of credit are set forth on Schedule VIII (each letter of credit set forth therein, an “Existing Letter of Credit” and collectively, the “Existing Letters of Credit”). The Borrower hereby instructs the Administrative Agent to reflect the transfer of each such Existing Letter of Credit to the LC Facility under this Agreement. Each Existing Letter of Credit shall constitute an LC Facility Letter of Credit for all purposes of this Agreement and the other Loan Documents and shall be deemed issued by the applicable issuing bank specified in Schedule VIII (being the same issuing bank that issued such letter of credit under the Bronco Credit Agreement); provided, that, with respect to an Existing Letter of Credit, the Borrower shall not have to comply with the issuance requirements of Section 2.6(a) with respect to the initial issuance of such LC Facility Letter of Credit. Subject to the occurrence of the Closing Date, each applicable issuing bank shall maintain each Existing Letter of Credit deemed issued by it hereunder in accordance with its terms until the expiration date set forth in such Existing Letter of Credit, but subject to Section 2.6(b).

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SECTION 2.7    Register; Notes. The Register shall be maintained on the following terms:
(a)    Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal, interest and fees payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request, pursuant to clause (c) below, execution and delivery of a Note evidencing the Loans made by such Lender to the Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any Obligations of the Borrower.
(b)    The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent, solely for the purpose of this clause, to maintain, and the Administrative Agent shall maintain at one of its offices, a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitments, the principal amounts (and stated interest) of the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 11.11. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan (and as provided in clause (c) below the Note evidencing such Loan, if any) is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be registered in the Register only following receipt by the Administrative Agent of a Lender Assignment Agreement duly executed by the assignor thereof and the compliance by the parties thereto with the other requirements of Section 11.11. No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.
(c)    The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender one or more Notes evidencing the applicable Loans made by such Lender. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make

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any such notations or any error in any such notations shall not limit or otherwise affect any Obligations of the Borrower. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 11.11.
ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
SECTION 3.1    Repayments and Prepayments; Application. The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.
SECTION 3.1.1    Repayment of Loans. Subject to the last sentence of this Section 3.1.1 and adjustments for prepayments made in accordance with Section 3.1.3 and 3.1.4, the Term Loans shall be ratably repaid across all of the Term Loan Facilities by the Borrower in quarterly installments, commencing on the Quarterly Payment Date occurring on June 30, 2026 (such Quarterly Payment Date, the “Amortization Start Date”) and each Quarterly Payment Date thereafter until the Term Loan Maturity Date, and each installment shall be in an amount equal to 0.25% of the amount of the Term Loans advanced prior to the Amortization Start Date. The Borrower shall repay in full the unpaid principal amount of each Loan upon the applicable Maturity Date.
SECTION 3.1.2    Voluntary Prepayments. From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, without premium or penalty (other than customary breakage costs pursuant to Section 4.4 hereof and, in respect of a prepayment of Term Loans, the applicable Prepayment Premium) of the outstanding principal amount of any Loans, applied in the Borrower’s discretion; provided that (i) any prepayment of Term Loans shall include the amount of the estimated Swap Obligations due in connection with such prepayment and all interest and fees due in respect of the amount to be prepaid; (ii) all such voluntary prepayments shall require at least one Business Day (in respect of Base Rate Loans) and at least three (3) U.S. Government Securities Business Days (in the case of SOFR Loans) prior written notice to the Administrative Agent (provided that, if a notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity, such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such credit facilities do not become effective or such other transaction does not close, subject to the obligations of the Borrower under Section 4.4); and (iii) all such voluntary partial prepayments of any Loans shall be in an aggregate minimum amount of $500,000 and, in each case, an integral multiple of $100,000 (or the remaining amount of Loans of such Type or LC Tranche, if applicable, outstanding). Amounts repaid as voluntary prepayments of LC Loans of Revolving Loans may be re-issued as Letters of Credit or reborrowed as Loans in accordance with the terms hereof from time to time. The Term Loan Commitments shall be permanently reduced pro rata on each date on which a voluntary prepayment thereof is made in respect of a Term Loan pursuant to this Section 3.1.2 in an amount equal to the amount of the Term Loans prepaid.

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SECTION 3.1.3    Mandatory Prepayments. The Borrower shall make the following mandatory prepayments:
(a)    On each date when the sum of (i) the aggregate outstanding principal amount of all Loans in a Facility and (ii) the aggregate amount of all applicable LC Outstandings, if any, exceeds the applicable Commitment Amount, the Borrower shall make a mandatory prepayment of such Loans and, if necessary, Cash Collateralize all applicable LC Outstandings with respect to such Facility, in an amount equal to such excess.
(b)    No later than three (3) Business Days following the receipt by the Borrower of any Net Debt Proceeds, the Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Debt Proceeds received by the Borrower and make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Debt Proceeds received by the Borrower, to be applied as set forth in Section 3.1.4.
(c)    No later than five (5) Business Days following the receipt by the Borrower of any Net Recovery Proceeds in excess of $10,000,000 per Casualty Event, Title Event or Event of Loss from insurance or other source in respect of a Casualty Event, Title Event or Event of Loss, the Borrower shall deliver to the Administrative Agent a calculation of the amount of such proceeds and no later than five (5) Business Days after the applicable period specified below, make a mandatory prepayment of the Loans in an amount equal to such excess, to be applied as set forth in Section 3.1.4; provided that, no prepayment shall be required pursuant to this clause (c) if Borrower delivers to the Administrative Agent written notice not more than one hundred eighty (180) days following receipt by a Group Company of any such Net Recovery Proceeds of its good faith intention to reinvest such Net Recovery Proceeds in the Portfolio Project Companies to the extent permitted hereunder or to repay Indebtedness as required or permitted pursuant to the terms of the applicable Senior Financing Documents with respect to such Portfolio Projects, and within three hundred sixty (360) days from the date of receipt of such Net Recovery Proceeds by such Group Company, such proceeds are so reinvested or repaid. The amount of such Net Recovery Proceeds (in excess of $10,000,000) uncommitted after such one hundred eighty (180)-day period or unused after such three hundred sixty (360)-day period shall be applied by the Borrower as mandatory prepayment of the Loans no later than five (5) Business Days after end of the applicable period, to be applied as set forth in Section 3.1.4.
(d)    With respect to each Testing Date pursuant to clause (d) of the definition of “Testing Date”, to the extent the Borrower is not in compliance with the Portfolio LTV Test as of such Testing Date, on or prior to the later of (i) 30 days after such Testing Date and (ii) solely to the extent the Borrower has provided an irrevocable Portfolio Project Designation Notice pursuant to Section 4.13(a) and the Borrower is diligently taking actions to cure such Portfolio Project Acceleration Event, 60 days after such Testing Date (such later date, the “Applicable LTV Prepayment Trigger Date” and the “Project Addition Deadline” with respect to a Nominated Project in connection therewith, and such period from the Testing Date to the Applicable LTV Prepayment Trigger Date, the “LTV Prepayment Cure Period”), the Borrower shall make a mandatory prepayment of the Loans to the extent necessary to cause the Borrower to satisfy the Portfolio LTV Test as of the Applicable LTV Prepayment Trigger Date;

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provided that no prepayment shall be required pursuant to this clause (d) if (x) the Additional Portfolio Project Addition Date in respect of the Portfolio Project Designation Notice occurs prior to the Project Addition Deadline, and such Nominated Project becomes an Additional Portfolio Project pursuant to Section 4.13 and as a result thereof, the Portfolio LTV Test is satisfied on or prior to the Project Addition Deadline or (y) the Borrower delivers to the Administrative Agent written notice on or prior to such Applicable LTV Prepayment Trigger Date (including supporting calculations reasonably satisfactory to the Administrative Agent) that the Portfolio LTV Test is met as of such Applicable LTV Prepayment Trigger Date if the Consolidated Leverage calculation with respect thereto is determined in relation to the Revolving Facility by reference to outstanding Revolving Loans and Revolving LC Outstandings under the Revolving Facility (but excluding any available Revolving Commitments), in which case, the available Revolving Commitments shall be deemed to be temporarily reduced (a “Voluntary Temporary Revolving Commitment Reduction”) to an amount of available Revolving Commitments necessary to satisfy the Portfolio LTV Test as specified in such written notice until such time as such Revolving Commitments are available again pursuant to Section 5.2.3;
provided further that, notwithstanding anything to the contrary herein, if the Borrower is not in compliance with the Portfolio LTV Test as of the date that is five (5) Business Days after the Testing Date referred to in this clause (d), until the date the Borrower has demonstrated satisfaction of the Portfolio LTV Test, the Borrower shall only be permitted to pay (x) mandatory and non-discretionary Borrower Operating Costs (excluding, for the avoidance of doubt, any Borrower Operating Costs associated with the voluntary development of Other Projects, including any Investments pursuant to Section 8.4(b)), (y) any Debt Service due and payable hereunder and (z) and any Investments made pursuant to Section 8.4(l); provided that the foregoing shall not restrict any payments made by the Borrower from equity contributions.
(e)    As of any Quarterly Payment Date on which any LC Loans or unreimbursed Reimbursement Obligations have been outstanding for at least 30 days, the Borrower shall make a mandatory prepayment of the applicable LC Loans and unreimbursed Reimbursement Obligations on a pro rata basis in an amount equal to 100% of the Downside Sweep Excess Cash as of such Quarterly Payment Date (prior to making any prepayment required pursuant to Section 3.1.3(f) or Section 3.1.3(h)).
(f)    As of any Quarterly Payment Date on or after the Amortization Start Date, the Borrower shall make a mandatory prepayment of the Term Loans in an amount equal to 75% of the Term Loan Amortization Excess Cash as of such Quarterly Payment Date (after taking in account any amounts paid on such Quarterly Payment Date pursuant to clause (e) and (h) of this Section 3.1.3).
(g)    [Reserved];
(h)    With respect to each Testing Date pursuant to clause (e) of the definition of “Testing Date”, to the extent the Borrower is not in compliance with the Portfolio LTV Test on such Testing Date, the Borrower shall make a mandatory prepayment of the Loans on each Quarterly Payment Date thereafter until the Borrower is in compliance with the Portfolio LTV Test in an amount equal to the lesser of (1) 100% of the Downside Sweep Excess Cash (after

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taking in account any amounts paid on such Quarterly Payment Date pursuant to clause (e) of this Section 3.1.3) and (2) the amount necessary to cause the Borrower to satisfy the Portfolio LTV Test.
(i)    Immediately upon the occurrence of any Commitment Termination Event, the Borrower shall repay all Loans and Cash Collateralize Letters of Credit.
The Borrower shall give prior written notice of any mandatory prepayment required under Section 3.1.3(a) through (d) and Section 3.1.3(h) at least one Business Day prior thereto; provided that the failure to give such notice shall not relieve the Borrower of its obligation to make such mandatory prepayments on or prior to the dates set forth above, and the Borrower shall be permitted to make such mandatory prepayments on or prior to such dates.
SECTION 3.1.4    Application. Amounts prepaid pursuant to Section 3.1.3 shall be applied as set forth in this Section 3.1.4, as applicable.
(a)    The Borrower shall use the amounts and proceeds specified in Section 3.1.3 above to pay the Administrative Agent, for payment on a pro rata basis to the applicable Lenders, (1) all accrued and unpaid interest to the date of such prepayment, (2) all accrued fees to the date of such prepayment corresponding to the amount being prepaid, (3) termination amounts, ordinary course settlement payments and other amounts payable by the Borrower under the Secured Swap Contracts and (4) any amounts owing pursuant to Section 4.4. For the avoidance of doubt, no premium or penalty (other than pursuant to Section 4.4 or Section 3.3.4) shall be required in connection with the mandatory prepayment of any Loans.
(b)    Each prepayment made pursuant to Section 3.1.3(b) or Section 3.1.3(c) shall be applied (i) first, pro rata to the ratable prepayment of all outstanding Loans, unreimbursed Reimbursement Obligations and any termination payments under the Secured Swap Contracts on a pro rata basis, (ii) second, pro rata to the Cash Collateralization of any outstanding Letters of Credit (and thereafter the Revolving Commitments shall be permanently reduced pro rata in an amount equal to any remaining proceeds after giving effect to the foregoing) and (iii) third, any amount remaining may be retained by the Borrower. The applicable Commitments shall be permanently reduced pro rata on each date on which prepayment thereof is required to be made pursuant to Section 3.1.3(b) or Section 3.1.3(c).
(c)    Each prepayment made pursuant to Section 3.1.3(d) shall be applied (i) first, (x) to the extent the Borrower has elected to apply a Voluntary Temporary Revolving Commitment Reduction in accordance with the terms of this Agreement, to the Revolving Loans, Revolving LC Loans and any unreimbursed Reimbursement Obligations in respect of Revolving Letters of Credit on a pro rata basis and thereafter, on a pro rata basis to the then-outstanding Term Loans (and any termination payments required under the Secured Swap Contracts on a pro rata basis), LC Loans and unreimbursed Reimbursement Obligations in respect of any other Letters of Credit and (y) in all other cases, on a pro rata basis to all outstanding Loans, unreimbursed Reimbursement Obligations and any termination payments under the Secured Swap Contracts on a pro rata basis and (ii) second, pro rata to the Cash Collateralization of any outstanding Letters of Credit (and thereafter the Revolving Commitments shall be permanently reduced pro rata in an amount equal to any remaining proceeds after giving effect to the foregoing). The applicable

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Term Loan Commitments shall be permanently reduced on each date on which prepayment thereof is required to be made pursuant to Section 3.1.3(d) in an amount equal to the amount of the Term Loans prepaid. The applicable LC Facility Commitments shall be permanently reduced on each date on which prepayment thereof is required to be made pursuant to Section 3.1.3(d) in an amount equal to the amount of the LC Facility Loans prepaid. The applicable Revolving Commitments shall be temporarily reduced pro rata on each date on which prepayment thereof is required to be made pursuant to Section 3.1.3(d) in an amount equal to the amount of the Revolving LC Loans, Revolving Loans or Reimbursement Obligations prepaid.
(d)    Each prepayment made pursuant to Section 3.1.3(e) shall be applied to the applicable LC Loans and unreimbursed Reimbursement Obligations in accordance with such Section provided however that such prepayment shall not result in a permanent reduction of the LC Facility Commitments or Revolving Commitments.
(e)    Each prepayment made pursuant to Section 3.1.3(e) shall be applied to the Term Loans and any termination payments under the Secured Swap Contracts on a pro rata basis in accordance with such Section and shall result in the applicable Commitments being permanently reduced on each date on date on which prepayment thereof is required to be made pursuant to Section 3.1.3(e) in an amount equal to the amount of the Term Loans prepaid.
(f)    Each prepayment made pursuant to Section 3.1.3(i) or Section 3.1.3(h) shall be applied (i) first, pro rata to the ratable prepayment of all outstanding Loans, unreimbursed Reimbursement Obligations and any termination payments under the Secured Swap Contracts on a pro rata basis, (ii) second, pro rata to the Cash Collateralization of any outstanding Letters of Credit and (iii) third, pro rata to the payment of any outstanding Obligations.
(g)    Each prepayment made pursuant to Section 3.1.3(a) shall be applied solely in respect of such Loans or LC Outstandings for which such an excess amount exists, pro rata to prepay the applicable excess amount of any Loans and Cash Collateralize the excess amount of such LC Outstandings.
SECTION 3.2    Interest Provisions. Interest on the outstanding principal amount of the Loans and Reimbursement Obligations shall accrue and be payable in accordance with the terms set forth below.
SECTION 3.2.1    Rates; Fees. (a) The Loans comprising a Borrowing shall accrue interest at a rate per annum:
(i)    on that portion of Loans maintained from time to time as a Base Rate Loan, equal to the sum of the Adjusted Base Rate from time to time in effect plus the Applicable Margin; and
(ii)    on that portion of Loans maintained from time to time as a SOFR Loan equal to the sum of Term SOFR for the applicable Interest Period plus the Applicable Margin.

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(b)    The Borrower agrees to pay to the LC Issuers, with respect to any Reimbursement Obligations, interest on such Reimbursement Obligations in respect of each honored drawing under a Letter of Credit from the date such drawing is honored to but excluding the date such Reimbursement Obligation is reimbursed by or on behalf of the Borrower at a rate equal to, for the period from the date such drawing is honored to but excluding the applicable date of reimbursement of such Reimbursement Obligation, the rate of interest otherwise payable hereunder with respect to LC Loans that are Base Rate Loans; provided that, if a drawing under a Letter of Credit is not reimbursed by the Borrower when due or financed by an LC Loan pursuant to Section 2.6.2(b) then the Borrower’s Reimbursement Obligation with respect to such drawing shall be due and payable on demand (together with interest) and shall bear interest as provided in Section 3.2.2.
(c)    If on any day a Loan is outstanding with respect to which a Borrowing Request or Continuation/Conversion Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
SECTION 3.2.2    Post-Default Rates. After the date any principal amount of any Loan is due and payable (whether on any Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrowers shall have become due and payable, the Borrower shall pay, to the extent requested by the Administrative Agent (acting on the instructions of the Required Lenders) but only to the extent permitted by law, interest (after as well as before judgment) on such overdue amounts at a rate per annum equal to (a) in the case of overdue principal of any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2.00% per annum; (b) in the case of overdue Reimbursement Obligations, the rate of interest that otherwise would be applicable to such Reimbursement Obligation plus 2.00% per annum; and (c) in the case of overdue interest, fees, and other monetary Obligations, the Adjusted Base Rate plus 2.00% per annum.
SECTION 3.2.3    Payment Dates. Interest accrued on each Loan shall be payable, without duplication:
(a)    on the Maturity Date therefor;
(b)    on the date of any payment or prepayment, in whole or in part, of principal outstanding on any Loan, on the principal amount so paid or prepaid;
(c)    on each Quarterly Payment Date beginning with the first Quarterly Payment Date occurring after the Closing Date and at such other times as may be specified herein;
(d)    with respect to any Base Rate Loans converted into SOFR Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and
(e)    immediately upon a Commitment Termination Event.

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Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
SECTION 3.3    Fees. The Borrower agrees to pay the fees set forth below. All such fees shall be fully earned and non-refundable.
SECTION 3.3.1    Commitment Fees. The Borrower agrees to pay (A) on each Quarterly Payment Date during the period from and including the Closing Date to but excluding the Term Loan Commitment Termination Date and on the Term Loan Commitment Termination Date, to the Administrative Agent for the account of each Term Loan Lender having Term Loan Commitments, a commitment fee which shall accrue (i) prior to the date that is six (6) months after the Closing Date, at a per annum rate equal to 1.00% on the average daily unused amount of each such Term Loan Commitment of such Term Loan Lender for the applicable quarterly period (or portion thereof) ending on such Quarterly Payment Date and (ii) on or after the date that is six (6) months after the Closing Date, at a per annum rate equal to 1.50% on the average daily unused amount of each such Term Loan Commitment of such Term Loan Lender for the applicable quarterly period (or portion thereof) ending on such Quarterly Payment Date or the Term Loan Commitment Termination Date, as applicable, in each case such fees being calculated on a year comprised of 360 days and payable quarterly in arrears and (B) on each Quarterly Payment Date during the period from and including the Closing Date to but excluding the applicable Commitment Termination Date and on the applicable Commitment Termination Date, to the Administrative Agent for the account of each Revolving Loan Lender and LC Loan Lender having Revolving Loan Commitments and LC Loan Commitments, respectively, a commitment fee which shall accrue at a per annum rate equal to 1.00% on the average daily unused amount of each such Revolving Loan Commitment or LC Loan Commitment, as applicable, of such Lender for the applicable quarterly period (or portion thereof) ending on such Quarterly Payment Date or the applicable Commitment Termination Date, as applicable, such fees being calculated on a year comprised of 360 days and payable quarterly in arrears.
SECTION 3.3.2    Agents’ Fees; Closing Fees. (a) The Borrower agrees to pay (i) to each of the Administrative Agent and the Collateral Agent, for their own respective accounts, and (ii) in the case of closing fees, to the Administrative Agent, for the account of the applicable Lenders, the respective fees payable to each of them in the amounts (without duplication) and on the dates set forth herein, the applicable Fee Letter, or as otherwise agreed by the Borrower with the Administrative Agent or the Collateral Agent, as applicable, in writing, as the case may be.
(b)    All fees payable under clause (a) above shall be paid in immediately available funds and once paid, no such fees shall be refundable under any circumstances, absent manifest calculation error.
SECTION 3.3.3    Letter of Credit Fees.
(a)    The Borrower agrees to pay to the Administrative Agent, (i) on each Quarterly Payment Date during the period from and including the Closing Date to but excluding the applicable Revolving Loan Commitment Termination Date and on the Revolving Loan Commitment Termination Date, for the account of each Revolving Loan Lender, a fee with

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respect to such Revolving Loan Lender’s participations in Revolving Letters of Credit, which shall accrue at a per annum rate equal to 3.50% on the average daily amount of such Revolving Loan Lender’s participation in Revolving LC Outstandings (excluding any portion thereof attributable to unreimbursed Reimbursement Obligations with respect to any Revolving Letter of Credit) during the quarterly period (or portion thereof) ending on such Quarterly Payment Date or on the Revolving Loan Commitment Termination Date, as applicable, and (ii) on each Quarterly Payment Date during the period from and including the Closing Date to but excluding the applicable LC Facility Commitment Termination Date and on the LC Facility Commitment Termination Date, for the account of each LC Loan Lender, a fee with respect to such LC Loan Lender’s participations in LC Facility Letters of Credit, which shall accrue at a per annum rate equal to 3.50% on the average daily amount of such LC Loan Lender’s participation in LC Facility Outstandings (excluding any portion thereof attributable to unreimbursed Reimbursement Obligations with respect to any LC Facility Letter of Credit) during the quarterly period (or portion thereof) ending on such Quarterly Payment Date or on the Revolving Loan Commitment Termination Date, as applicable, such fees in each case being calculated on a year comprised of 360 days and payable quarterly in arrears.
(b)    The Borrower agrees to pay to each Revolving LC Issuer that has potential fronting exposure (if any) to any Revolving Loan Lender that is not such LC Issuer or an Affiliate of such LC Issuer, for its own account a fronting fee, at the rate as agreed between the Borrower and such LC Issuer, with respect to each Letter of Credit issued by such Revolving LC Issuer in amounts and pursuant to terms to be separately agreed between the Borrower and such Revolving LC Issuer. The fronting fee shall be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the Closing Date.
(c)    In addition, the Borrower agrees to pay to each LC Issuer the customary issuance, drawing, presentation and amendment fees, and other standard costs and charges, of such LC Issuer as from time to time in effect with respect to such LC Issuer and notified to the Borrower in writing.
SECTION 3.3.4    Prepayment Premium. Concurrent with any prepayment or payment of the Term Loans pursuant to Section 3.1.2, Section 3.1.3(b), Section 9.2 or Section 9.3 in addition to the payments of interest and principal made in connection therewith, the Borrower shall pay to the Administrative Agent, for the account of each Term Loan Lender, a prepayment premium equal to the following (each, a “Prepayment Premium”):
(a)    if prepayment occurs before the first anniversary date of the Closing Date, two percent (2.00%) of the principal amount repaid;
(b)    if prepayment occurs on or after the first anniversary date of the Closing Date and before the second anniversary, one percent (1.00%) of the principal amount repaid; and
(c)    if prepayment occurs on or after the second anniversary date of the Closing Date, zero percent (0%) of the principal amount repaid.
It is understood and agreed that if the Obligations are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but

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not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium that would have applied if, at the time of such acceleration, the Borrower had prepaid, refinanced, substituted or replaced any or all of the Term Loans as contemplated in Section 3.1.2 (any such event, a “Prepayment Premium Event”), will also be due and payable without any further action (including any notice requirements otherwise applicable to Prepayment Premium Events, if any) as though a Prepayment Premium Event had occurred and such Prepayment Premium shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS, OR MAY PROHIBIT, THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower (on behalf of itself and each other Loan Party) expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 3.3.4. The Borrower (on behalf of itself and each other Loan Party) expressly acknowledges that its agreement to pay the Prepayment Premium to the Term Loan Lenders as herein described is a material inducement to Term Loan Lenders to provide the Term Loan Commitments and make the Term Loans contemplated hereby. The Borrower acknowledges, and the parties hereto agree, that each Term Loan Lender has the right to maintain its investment in the Term Loans free from repayment by the Borrower (except as herein specifically provided for) and that the provision for payment of a Prepayment Premium by the Borrower, in the event that the Term Loans are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
ARTICLE IV
CERTAIN TERM SOFR AND OTHER PROVISIONS33
SECTION 4.1    Inability to Determine Rates; SOFR Lending Unlawful.
(a)    Inability to Determine Rates. Subject to Section 4.2 if, as of any date, (i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or (ii) the Required Lenders determine that for any reason in connection with any SOFR Loan, any

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request therefor or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.5. Subject to Section 4.6, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Adjusted Base Rate” until the Administrative Agent revokes such determination.
(b)    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Adjusted Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Adjusted Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, which shall continue as Base Rate Loans in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge rates based upon SOFR or Term SOFR. Upon any such prepayment, the Borrower shall also pay

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accrued interest on the amount so prepaid, together with any additional amounts required pursuant to Section 4.4.
SECTION 4.2    Benchmark Replacement Setting.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.2(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes (in consultation with the Borrower) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.2(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.2.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such

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Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” or any similar or analogous definition for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Adjusted Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Adjusted Base Rate.
SECTION 4.3    Increased Costs, etc. The Borrower agrees to reimburse each Lender and each LC Issuer for any increase in the cost to such Lender or such LC Issuer of, or any reduction in the amount of any sum receivable by such Credit Party (whether of principal, interest or any other amount) in respect of, such Credit Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, SOFR Loans), or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in after the Closing Date of, (a) the adoption of any law, rule, treaty or regulation by any Governmental Authority, (b) any change in law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or LC Issuer with any written directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority (which shall be deemed to include, for the avoidance of doubt, all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented) (each, a “Change in Law”), that (A) imposes, modifies or deems applicable any reserves, (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory

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loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated by any Lender or LC Issuer, (B) subjects any Lender, the Administrative Agent, or any LC Issuer to any Taxes on its Loans, Loan principal, Letters of Credit, Commitments, or other obligations under the Loan Documents, or its deposits, reserves, other liabilities or capital attributable thereto or (C) imposes on any Lender or any LC Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, other than, in the case of clause (B), (w) Non-Excluded Taxes, which are governed by Section 4.6, (x) to the extent not otherwise described in clause (w), Other Taxes, (y) Taxes that are described in clauses (b) through (d) of the definition of “Excluded Taxes” and (z) Connection Income Taxes. Each affected Credit Party shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Credit Party for such increased cost or reduced amount.
A certificate of an officer of a Lender or an LC Issuer setting forth the amount or amounts necessary to compensate such Lender or such LC Issuer as specified in this Section 4.3 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such LC Issuer, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.
Promptly after any Lender or any LC Issuer has determined that it will make a request for increased compensation pursuant to this Section 4.3, such Lender or such LC Issuer shall notify the Borrower thereof. Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or any LC Issuer pursuant to this Section 4.3 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or LC Issuer, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such LC Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; provided further that the Borrower shall not be required to compensate a Lender or any LC Issuer pursuant to this Section 4.3 for any increased costs or reductions incurred as a result of any Change in Law unless such Lender or LC Issuer has also requested similar reimbursement from other similarly situated borrowers.
SECTION 4.4    Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a SOFR Loan) as a result of:
(a)    the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default);

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(b)    any conversion or repayment or prepayment of the principal amount of any SOFR Loan on a date other than on the last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;
(c)    any Loans not being made as SOFR Loans in accordance with the Borrowing Request therefor;
(d)    any Loans not being continued as, or converted into, SOFR Loans in accordance with the Continuation/Conversion Notice therefor;
(e)    any SOFR Loans not being borrowed, converted or prepaid in accordance with any notice delivered pursuant to Section 2.3.1 or Section 3.1.2, as applicable (as a result of a revocation of such notice or as a result of such payment not being made); or
(f)    the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.11.
but in each case other than due to such Lender’s failure to fulfil its obligations hereunder, then, upon the written notice of such Lender to the Borrower, the Borrower shall, within 10 days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.
SECTION 4.5    Increased Capital Costs. If, after the Closing Date, any Change in Law affects or would affect the capital or liquidity requirements expected to be maintained by any Credit Party or any Person controlling such Credit Party, and such Credit Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Revolving Letters of Credit participated in, by such Credit Party is reduced to a level below that which such Credit Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Credit Party to the Borrower, the Borrower shall within ten (10) days following receipt of such notice pay directly to such Credit Party additional amounts sufficient to compensate such Credit Party or such controlling Person for such reduction in rate of return. A statement of such Credit Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Credit Party may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
A certificate of an officer of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 4.5 shall be delivered to the Borrower and shall be conclusive absent manifest error.
Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 4.5, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such

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compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 4.5 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 4.6    Taxes.
(a)    Any and all payments by or on account of any obligation of any Obligor under each Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except to the extent such deduction or withholding is required by law (as determined in the good faith discretion of the Administrative Agent or the Borrower). In the event that any Taxes are required by law to be deducted or withheld from any payment required to be made by or on behalf of any Obligor to or on behalf of any Credit Party under any Loan Document, in each case, by any Obligor or the Administrative Agent, then:
(i)    if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that the amount of such payment, after withholding or deduction for or on account of such Non-Excluded Taxes (including such withholdings or deductions applicable to additional sums payable under this Section 4.6), is equal to the amount the applicable Credit Party would have received had no such deduction or withholding been made (and for the avoidance of doubt, it shall be the responsibility of the Borrower to pay such increased amounts); and
(ii)    the Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i), if applicable) and shall timely pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.
(b)    The Borrower shall (and shall cause each Subsidiary Guarantor to) timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.
(c)    As promptly as practicable after the payment of any Taxes or Other Taxes by the Borrower or any Subsidiary Guarantor to a Governmental Authority pursuant to this Section 4.6 the Borrower shall furnish to the Administrative Agent the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. The Administrative Agent shall make copies thereof available to any Credit Party upon request therefor.
(d)    The Borrower shall indemnify each Credit Party, within 10 days after the date such Credit Party makes written demand therefor, for any Non-Excluded Taxes and Other Taxes (for the avoidance of doubt, in each case, including any penalties and interest) levied, imposed, assessed on or actually paid by or on behalf of such Credit Party or required to be withheld or deducted from a payment, or any reasonable expenses arising therefrom or with respect thereto,

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whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower acknowledges that any payment made to any Credit Party or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply. A certificate stating the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Administrative Agent on behalf of the applicable Credit Party, shall be conclusive absent manifest error.
(e)    Each Credit Party shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes and Other Taxes attributable to such Credit Party (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Credit Party’s failure to comply with the provisions of Section 11.11(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Credit Party, in each case, that are payable or paid by the Administrative Agent, or required to be withheld or deducted from a payment to an Agent, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Credit Party by the Administrative Agent shall be conclusive absent manifest error. Each Credit Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).
(f)    (i) Each Credit Party shall deliver documentation prescribed by applicable law or reasonably requested by the Borrower, the Administrative Agent or the Collateral Agent as will enable the Borrower, the Administrative Agent or the Collateral Agent to determine whether or not and to what extent such Credit Party is subject to withholding, backup withholding or information reporting requirements; provided that, except in the case of the documentation set forth in Section 4.6(f)(i)(A) through 4.6(f)(i)(D), 4.6(f)(ii) and 4.6(h) below, no Credit Party shall be required to complete, execute or submit any documentation if in the Credit Party’s reasonable judgment such completion, execution or submission would subject such Credit Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Credit Party. Without limiting the generality of the foregoing, each Non-Domestic Credit Party that is entitled to an exemption from U.S. withholding Tax, or is subject to such Tax at a reduced rate under an applicable Tax treaty, on or prior to the date on which such Non-Domestic Credit Party becomes a Credit Party hereunder, and from time to time thereafter upon the request of the Borrower, the Administrative Agent or the Collateral Agent, but, in each case, only if and for so long as such Non-Domestic Credit Party is legally entitled to do so, shall deliver to the Borrower, the Administrative Agent and the Collateral Agent whichever of the following is applicable:
(A)    if it is claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and duly executed copies of Internal Revenue

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Service Form W-8BEN or W-8BEN-E (establishing an exemption from, or a reduction of U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty) and (y) with respect to any other applicable payments under any Loan Document, properly completed and duly executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (establishing an exemption from, or a reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty);
(B)    properly completed and duly executed copies of Internal Revenue Service Form W-8ECI;
(C)    in the case of a Non-Domestic Credit Party claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Non-Domestic Credit Party is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or applicable successor form);
(D)    to the extent a Non-Domestic Credit Party is not the beneficial owner, properly completed and duly executed copies of Internal Revenue Service Form W-8IMY, accompanied by properly completed and duly executed copies of Internal Revenue Service Forms W-8ECI, W-8BEN or W-8BEN-E, an Exemption Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-Domestic Credit Party is a partnership for relevant tax purposes and one or more direct or indirect partners of such Non-Domestic Credit Party are claiming the portfolio interest exemption, such Non-Domestic Credit Party may provide an Exemption Certificate substantially in the form of Exhibit I-4 on behalf of each such direct or indirect partner; or
(E)    properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower, the Administrative Agent or the Collateral Agent to determine the withholding or deduction required to be made.
(ii)    Each Credit Party that is not a Non-Domestic Credit Party shall deliver to the Borrower, the Administrative Agent and the Collateral Agent copies on or prior to the date on which such Credit Party becomes a Credit Party hereunder (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), properly

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completed and duly executed, of Internal Revenue Service Form W-9 (or any applicable successor form) establishing that such Credit Party is not subject to backup withholding tax.
(iii)    On or prior to the date Administrative Agent becomes a party to this Agreement (and from time to time but no more than once annually thereafter upon the request of the Borrower), if Administrative Agent (including any successor Administrative Agent) is not a “United States person” as defined in Section 7701(a)(30) of the Code, it shall deliver to the Borrower properly completed and duly executed copies of Internal Revenue Service Form W-8ECI (with respect to any payments to be received on its own behalf) and Internal Revenue Service Form W-8IMY (for all other payments) certifying that it is a “U.S. branch” and that the payments it receives for the account of other Credit Parties are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement to be treated as a U.S. person with respect to such payments, with the effect that the Group Companies will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of any U.S. federal Taxes. If the Administrative Agent is a “United States person” as defined in Section 7701(a)(30) of the Code, it shall deliver to Borrower an executed Internal Revenue Service Form W-9 setting forth an exemption from backup withholding.
In addition, each Credit Party shall promptly deliver such forms promptly upon the obsolescence, inaccuracy or invalidity of any form previously delivered by such Credit Party. Each Credit Party shall promptly notify the Borrower, the Administrative Agent and the Collateral Agent at any time it determines that it is no longer legally able to provide any previously delivered form or certificate to the Borrower, the Administrative Agent or the Collateral Agent.
(g)    If any Credit Party determines, in good faith, that it has received a refund of or with respect to any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.6, it shall pay to the Borrower as soon as practical thereafter an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.6 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Credit Party and without interest (other than any interest paid or credited by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Credit Party, agrees to repay the amount paid over to the Borrower (plus any interest, penalties or other charges imposed by the relevant Governmental Authority) to such Credit Party in the event such Credit Party is required to repay such refund to such Governmental Authority; provided, further, that a Credit Party shall not be obligated to pay any amount of such refund pursuant to this clause (g) to the extent such payment would place the Credit Party in a less favorable net after-Tax position than the Credit Party would have been if the Tax subject to indemnification or with respect to which additional amounts were paid and giving rise to such refund had not been deducted, withheld or otherwise imposed and the additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any Credit Party to make available its tax returns (or any

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other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(h)    If a payment made to a Credit Party under any Loan Document would be subject to Tax imposed by FATCA if such Credit Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Credit Party shall deliver to the Borrower, the Administrative Agent and the Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Administrative Agent or the Collateral Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Administrative Agent or the Collateral Agent as may be necessary for the Borrower, the Administrative Agent or the Collateral Agent to comply with their obligations under FATCA and to determine whether such Credit Party has complied with such Credit Party’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(i)    For purposes of this Section 4.6, the terms “law” and “applicable law” include FATCA. Each party’s obligations under this Section 4.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. The requirements of the Borrower to make any gross- up or indemnity payment under this Section 4.6 shall also apply to Subsidiary Guarantors mutatis mutandis.
SECTION 4.7    Payments, Computations, etc.
(a)    Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Credit Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 1:00 p.m. (New York City time) on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time may be deemed, in the Administrative Agent’s sole discretion, to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Credit Party its share, if any, of such payments received by the Administrative Agent for the account of such Credit Party. All interest (including interest on SOFR Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan calculated at other than the Federal Funds Effective Rate, 365 days or, if appropriate, 366 days). Except as otherwise set forth herein, payments due on a day other than a Business Day shall be made on the preceding Business Day. Except as otherwise set forth in any Loan Document, following an Event of Default, all payments made under any Loan Document (and allocable to the Credit Parties in accordance with the terms of the Loan

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Documents) shall be applied upon receipt (a) first, to the payment of all Obligations (including, without limtiation, any fees, costs, indemnities, charges or expenses) owing to any Agent, in their respective capacity as such, but not as a Lender (including the fees and expenses of counsel to the Agents); (b) second, after payment in full in cash of the amounts specified in clause (a), to the payment of interest and fees on any portion (without duplication) of (i) Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower and (ii) payments that the Administrative Agent may have advanced to the Credit Parties in accordance with this Section 4.7 for which the Administrative Agent has not been reimbursed by the Borrower or the Credit Parties; (c) third, after payment in full in cash of the amounts specified in clauses (a) and (b), to the ratable payment of interest and fees on any portion (without duplication) of the Loans and the Letters of Credit then outstanding, Reimbursement Obligations then owing and ordinary course settlement payments payable under any Secured Swap Contract; (d) fourth, after payment in full in cash of the amounts specified in clauses (a) through (c), to the ratable payment of the principal amount of each of the Loans then outstanding and Reimbursement Obligations then owing and amounts required for purposes of Cash Collateralization for contingent liabilities under LC Outstandings, any termination payments under any Secured Swap Contracts and all other costs and expenses owing to the Lenders and Permitted Swap Counterparties pursuant to the terms of this Agreement; (e) fifth, after payment in full in cash of the amounts specified in clauses (a) through (d), to the ratable payment of all other Obligations owing to the Credit Parties; and (f) sixth, after payment in full in cash of the amounts specified in clauses (a) through (e), to the Borrower, or the Borrower’s successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.
(b)    In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
SECTION 4.8    Sharing of Payments. If any Credit Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Section 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Credit Parties, such Credit Party shall promptly notify the Administrative Agent of such payment or recovery and shall thereafter as soon as practicable purchase from the other Credit Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Credit Party to share the excess payment or other recovery ratably (to the extent such other Credit Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Credit Party, the purchase shall be rescinded and each Credit Party which has sold a participation to the purchasing Credit Party shall repay to the purchasing

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Credit Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Credit Party’s ratable share (according to the proportion of (a) the amount of such selling Credit Party’s required repayment to the purchasing Credit Party to (b) total amount so recovered from the purchasing Credit Party) of any interest or other amount paid or payable by the purchasing Credit Party in respect of the total amount so recovered. The Borrower agrees that any Credit Party purchasing a participation from another Credit Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Credit Party were the direct creditor of the Borrower in the amount of such participation; provided that the Borrower shall have no liability to the Lenders hereunder to the extent that it has made all payments to the Lenders and the Administrative Agent required to be made by the Borrower hereunder. If under any applicable bankruptcy, insolvency or other similar law any Credit Party receives a secured claim in lieu of a setoff to which this Section applies, such Credit Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Credit Parties entitled under this Section to share in the benefits of any recovery on such secured claim. The provisions of this Section 4.8 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.
SECTION 4.9    Setoff. Each Credit Party shall, upon the occurrence and during the continuance of any Default described in Sections 9.1.9(a) through (d) or, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Credit Party a continuing security interest in, any and all balances, credits, deposits, accounts (other than any trust accounts comprised entirely of moneys held in trust for the benefit of Persons other than the Borrower or their Affiliates) or moneys of the Borrower then or thereafter maintained with such Credit Party (other than any Deposit Accounts or Securities Accounts subject to a Control Agreement); provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Credit Party agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Credit Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Credit Party and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Credit Party may have; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

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SECTION 4.10    Central Lending Office. Each Credit Party agrees that if it makes any demand for payment under Section 4.3, 4.5 or 4.6, or if any adoption or change of the type described in Section 4.1 shall occur with respect to it, it will, if requested by the Borrower, file a certificate or document reasonably requested by the Borrower and/or use reasonable efforts (in either case, consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if the filing of such certificate or document or the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 4.3, 4.5 or 4.6, or would eliminate or materially reduce the effect of any adoption or change described in Section 4.1; provided, however, that nothing in this Section shall affect or postpone any of the Obligations of the Borrower or the right of any Credit Party provided in Section 4.1, 4.3, 4.5 or 4.6.
SECTION 4.11    Replacement of Lenders. If any Lender (an “Affected Lender”): (a) fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or other Loan Document that requires the consent of all Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, (b) makes a demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6 (and the payment of such amounts are, and are likely to continue to be, more onerous in the reasonable judgment of the Borrower than with respect to the other Lenders), or gives notice pursuant to Section 4.1 requiring a conversion of such Affected Lender’s SOFR Loans to Base Rate Loans or suspending such Lender’s obligation to make Loans as, or to convert Loans into, SOFR Loans, or (c) shall become and continues to be a Defaulting Lender and shall have failed to cease being a Defaulting Lender pursuant to Section 4.12(b) within five (5) Business Days after Borrower’s request therefor; the Borrower may (in the case of clause (a) only, within 30 days of such consent of Required Lenders, or in the case of clauses (b) or (c) at any time) give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all or any portion of its Loans, and/or Commitments to another financial institution or other Person in accordance with Section 11.11 (a “Replacement Lender”) designated in such Replacement Notice; provided, however, that no Replacement Notice may be given by the Borrower if (i) such replacement conflicts with any applicable law or regulation, (ii) any Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement in connection with clause (b) above, such Lender shall have taken any necessary action under Section 4.5 or 4.6 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.5 or 4.6 or (iv) prior to any such replacement in connection with clause (c) above, such Lender shall have taken any necessary action under Section 4.12(b) to cease being a Defaulting Lender. If the Administrative Agent shall within five (5) Business Days of its receipt of such Replacement Notice (or such longer period as may be agreed by the Borrower in writing), notify the Borrower and such Affected Lender in writing that the Replacement Lender is reasonably satisfactory to the Administrative Agent (such consent not being required where the Replacement Lender is already a Lender), then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 11.11, the portion of its Commitments and/or Loans, and other rights and

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obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations, if applicable) designated in the Replacement Notice to such Replacement Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty (in accordance with and subject to the restrictions contained in Section 11.11) and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender, (B) the purchase price paid by such replacement Lender shall be an amount equal to the sum of (w) the amount (at par) of such Affected Lender’s Loans designated in the Replacement Notice, plus (x) such Affected Lender’s Percentage of all unreimbursed Reimbursement Obligations (at par), plus (y) all accrued and unpaid interest and fees in respect thereof and ordinary course settlement payments resulting from the termination by such Affected Lender (or its Affiliate) of any Secured Swap Contract that may be in place as between such Affected Lender (or its Affiliate) and the Borrower as of the date of such replacement, plus (z) all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Affected Lender hereunder, (C) in the case of an assignment and assumption from an event as described in clause (a) of the first sentence of this Section, the Replacement Lender shall consent, at the time of such assignment, to such event, and (D) the Borrower shall pay to the Affected Lender and the Administrative Agent all reasonable out-of-pocket expenses (including attorneys’ fees of one counsel to the Lenders and one additional counsel, who may be retained by or on behalf of the Administrative Agent) incurred by the Affected Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 11.11). Upon the effective date of an assignment described above, the Replacement Lender shall become a “Lender” for all purposes under the Loan Documents. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 4.12    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.9 shall be applied as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer hereunder; third, to Cash Collateralize each LC Issuer’s Fronting Exposure (if any) with respect to such Defaulting Lender in accordance with Section 4.12(d); fourth, as the Borrower may request (so long as no Default or Event of Default shall have occurred and

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be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize any LC Issuer’s future Fronting Exposure (if any) with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.12(d); sixth, to the payment of any amounts owing to the Lenders or any LC Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any LC Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and LC Loans are held by the Lenders pro rata in accordance with the applicable LC Loan Commitments without giving effect to Section 4.12(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.12(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(ii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee pursuant to Section 3.3.1 or 3.3.3(a) for any period during which that Lender is a Defaulting Lender; provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 3.3.1 or 3.3.3(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Revolving Loan Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.12(d).
(B)    With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non- Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in

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Letters of Credit or LC Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to the applicable LC Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s Fronting Exposure (if any) to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iii)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and LC Loans shall be reallocated among the Non-Defaulting Lenders (if any) of the applicable LC Tranche in accordance with their respective LC Percentage (calculated without regard to such Defaulting Lender’s LC Loan Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding principal amount of all LC Loans of such Non-Defaulting Lender under the applicable LC Tranche, together with such Lender’s LC Percentage of the aggregate amount of all LC Outstandings to exceed such Non-Defaulting Lender’s LC Loan Commitment for such LC Tranche. Subject to Section 11.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(iv)    Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each LC Issuer’s Fronting Exposure (other than the Fronting Exposure of any LC Issuer that is the Defaulting Lender or its Affiliate) in accordance with the procedures set forth in Section 4.12(d).
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Revolving LC Issuer and each LC Facility Issuer (in each case, if such LC Issuer issue Letters of Credit on behalf of such Defaulting Lender) and each other Revolving Loan Lender or LC Facility Lender, as applicable agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 4.12(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting

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Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 4.12(d).
(d)    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or an LC Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize each LC Issuer’s Fronting Exposure (other than the Fronting Exposure of any LC Issuer that is the Defaulting Lender or its Affiliate) with respect to such Defaulting Lender (determined after giving effect to Section 4.12(a)(iii) and any Cash Collateral provided by such Defaulting Lender).
(i)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the applicable LC Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and an LC Issuer as herein provided, or that the total amount of such cash collateral is less than 102% of the Stated Amount of such Letter of Credit, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iii)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the applicable LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 4.12 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the applicable LC Issuer that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 4.12, the Person

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providing Cash Collateral and the applicable LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
SECTION 4.13    Designation of Additional Portfolio Projects.
(a)    At any time, the Borrower may from time to time submit a written notice (a “Portfolio Project Designation Notice”) to the Administrative Agent requesting the addition of a Project as an Additional Portfolio Project which shall be designated as a Portfolio Project (any such nominated Project, a “Nominated Project” and the wholly-owned Lower Tier Subsidiary of the Borrower that directly owns, develops, constructs and operates, as applicable, such Nominated Project as of the proposed Additional Portfolio Project Addition Date, a “Nominated Project Company”). Each Portfolio Project Designation Notice shall attach:
(i)    a certificate of the Borrower certifying in reasonable detail:
(A)    the location, size and other reasonable and pertinent details of each Nominated Project;
(B)    confirming that such Nominated Project meets the principles set forth in this Clause (B) (such principles, the “Conformity Principles”) and has delivered each of the items comprising the Project Due Diligence Package set forth in Section 4.13(a)(ii) (a Nominated Project that meets such Conformity Principles and has provided a complete Project Due Diligence Package, a “Conforming Project”):
(1)    that such Nominated Project satisfies the Eligibility Criteria;
(2)    concurrently upon becoming a Portfolio Project, the Project Company that owns such Portfolio Project will be a wholly-owned Lower Tier Subsidiary of the Borrower as of the Additional Portfolio Project Addition Date;
(3)    that the designation of the Nominated Project as a Portfolio Project shall not result in the occurrence of a Default or Event of Default;
(4)    that the Additional Project Company MPDs, the applicable Qualifying Tax Equity Financing Documents and the applicable Qualifying Senior Financing Documents, in each case for such Nominated Project meet the Foreclosure Requirements;
(5)    that the average contract energy sales pursuant to executed Power Purchase Agreements of such Nominated Project and all other Portfolio Projects would, on a pro forma basis, be at least 80%; and

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(6)    the average remaining contracted term pursuant to executed Power Purchase Agreements of such Nominated Project and all other Portfolio Projects would, on a pro forma basis, not be less than five (5) years.
(ii)    a project due diligence package for such Nominated Project (each, a “Project Due Diligence Package”) comprising the following:
(A)    an updated consolidated Financial Model, updated to give pro forma effect to the addition of the Nominated Project as a Portfolio Project, and incorporating the applicable Model Rerun Assumptions in form and substance reasonably satisfactory to the Administrative Agent;
(B)    a true, correct and complete copy of (i) a site agreement or other evidence that such Nominated Project has otherwise achieved site control, (ii) an interconnection agreement and/or material modification assessment, as applicable, providing evidence that the Nominated Project may deliver its energy and/or capacity from such Nominated Project to the applicable integrated electrical transmission system or the facilities of an electric distribution company to enable the Nominated Project to satisfy the terms of any applicable Power Purchase Agreement or otherwise achieve performance consistent with the applicable Financial Model and (iii) each procurement, construction and engineering agreement and Power Purchase Agreement for the Nominated Project (each to the extent available as of the date of the Portfolio Project Designation Notice) (collectively, the “Additional Project Company MPDs”) and (iv) any other documents (if any) referred to in Section 4.13(a)(i)(B)(4) above (to the extent such documents have been executed) not otherwise covered in this clause (B);
(C)    if such Nominated Project is in the construction phase, a duly executed copy of the “full notice to proceed” issued under the main construction contract for the Nominated Project;
(D)    an updated version of any Schedule to this Agreement to include the Nominated Project (to the extent required to be updated in connection with such Nominated Project being a Portfolio Project under this Agreement) (which update shall be reasonably satisfactory to the Administrative Agent to the extent such update is material and adverse to the interests of the Lenders); and
(E)    certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report dated a date no more than 30 days prior to the date of the Portfolio Project Designation Notice, listing any effective financing statements and tax and judgment liens which name the Nominated Project Company (under its present name and certain of its previous names) or its immediate parent company as the debtor and which are filed in the jurisdiction of formation of such Nominated Project Company or its immediate parent, as applicable, together with copies of any such financing statements.

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(b)    The Administrative Agent and the Lenders will have a period of ten (10) Business Days (the “Confirmation Period”) after receipt of a complete Portfolio Project Designation Notice (together with all required attachments thereto) to verify that the Portfolio Project Designation Notice includes all the documents and items required under the Section 4.13(a) and satisfies the requirements thereof.
(c)    Following expiry of the Confirmation Period, such Nominated Project shall be deemed to be a Portfolio Project under this Agreement (such Project, an “Additional Portfolio Project” and such date, the “Additional Portfolio Project Addition Date”), unless the Administrative Agent notifies the Borrower in writing prior to the expiry of the Confirmation Period that (i) such Portfolio Project Designation Notice is incomplete (including reasonably sufficient detail regarding any items required under Section 4.13(a) that have not been included) or (ii) the Administrative Agent (in consultation with the Required Lenders) reasonably determines that such Nominated Project is not a Conforming Project and provides a reasonable explanation for such objection, in each case, prior to expiry of the Confirmation Period.
ARTICLE V
CONDITIONS PRECEDENT
SECTION 5.1    Closing Date. The obligations of the Lenders and each LC Issuer to make the initial Credit Extensions shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article.
SECTION 5.1.1    Resolutions, Certificates, etc. The Administrative Agent and the Lenders shall have received from each Obligor, as applicable: (a)(i) a copy of the certificate of formation or other formation document, as applicable, including all amendments thereto, of each such Person and (ii) a copy of a good standing certificate, in each case dated a date reasonably close to the Closing Date, and a bring-down verification thereof dated as of the Closing Date (or as of the Business Day preceding the Closing Date) for each such Person, and (b) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary, Authorized Officer, managing member or general partner, as applicable, as to:
(i)    resolutions of each such Person’s board of directors (or other managing body) then in full force and effect authorizing the execution, delivery and performance of each Loan Document executed or to be executed by such Person and the transactions contemplated hereby and thereby;
(ii)    the incumbency and signatures of those of its officers, managing members or general partners, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and
(iii)    the accuracy and completeness of each Organic Document of such Person, in full force and effect on the Closing Date and at all times since the date of the resolutions described in clause (i) above, and copies thereof;

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upon which certificates each Credit Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, Authorized Officer, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.
SECTION 5.1.2    Closing Date Certificate. The Administrative Agent and the Lenders shall have received the Closing Date Certificate, in which certificate the Borrower shall confirm the matters described in 5.1.15 and 5.1.16 and such other matters as provided therein, together with all documents and agreements required to be appended to the Closing Date Certificate, in form and substance reasonably satisfactory to the Lenders.
SECTION 5.1.3    Establishment of Accounts. On the Closing Date, the Borrower Collections Account shall have been established.
SECTION 5.1.4    Delivery of Notes. The Administrative Agent and the Lenders shall have received, for the account of each Lender that has requested a Note in writing four (4) Business Days prior to the Closing Date, such Lender’s Notes duly executed and delivered by an Authorized Officer of the Borrower.
SECTION 5.1.5    Existing Debt Payoff. (i) The Administrative Agent and the Lenders shall have received an executed payoff letter with respect to the Bronco Credit Agreement (together with copies of all required releases and terminations of the collateral thereunder in form for filing or delivery to the respective parties, as applicable), in form and substance reasonably satisfactory to the Lenders, and (ii) after giving effect to the transactions contemplated on the Closing Date (including the effectiveness of such releases and filing of such terminations), none of the Group Companies shall have any Indebtedness for borrowed money (except as permitted under this Agreement); provided that in each case, the Existing Santander LC shall remain outstanding as provided in the payoff letter.
SECTION 5.1.6    Fees, Expenses, etc. The Agents, the Coordinating Lead Arrangers, the Structuring and Documentation Agent, the Lenders and the LC Issuers named herein and their respective counsel and consultants shall have received for their respective accounts all fees, costs and expenses (to the extent invoiced at least three (3) Business Days prior to the Closing Date or as otherwise reasonably agreed by the Borrower) due and payable pursuant to the Fee Letters and the fees payable under Section 3.3, and, to the extent then invoiced, Section 11.3, required to be paid on the Closing Date from proceeds of the initial Credit Extensions.
SECTION 5.1.7    Financial Information. The Administrative Agent and the Lenders shall have received:
(a)    (i) audited consolidated balance sheets and related consolidated statements of operations, stockholders’ equity and cash flows of SBE US Holdings One, LLC for the fiscal year ended December 31, 2022, (ii) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of each of SBE Global, LP, SBE US Holdings One, LLC and DevCo as of the end of the second Fiscal Quarter of the 2023 Fiscal Year and (iii) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Portfolio Project Obligor Entities as of the end of the second Fiscal Quarter

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of the 2023 Fiscal Year in the form and to the extent delivered to the lenders or tax equity investors pursuant to any Senior Financing Documents;
(b)    the Closing Date Financial Model;
(c)    if any Borrowings are made on the Closing Date, a duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and the Credit Parties, directing the disbursement on the Closing Date of the proceeds of the Borrowings made on such date; and
(d)    a certificate from an Authorized Officer of the Borrower certifying that, after giving effect to the transactions occurring on the Closing Date, the aggregate amount of Cash or Cash Equivalent Investments on deposit in the Borrower Collections Account or any other Account is not less than ten million Dollars ($10,000,000).
SECTION 5.1.8    Solvency, etc. The Administrative Agent and the Lenders shall have received a certificate substantially in the form of Exhibit H hereto from the Borrower duly executed and delivered by a director or Authorized Officer of the Borrower (in his or her capacity as such director or Authorized Officer), certifying that Borrower and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated hereby, are Solvent, dated as of the Closing Date.
SECTION 5.1.9    Opinions of Counsel. The Administrative Agent and the Lenders shall have received opinions, dated the Closing Date and addressed to the Agents and all Lenders, from New York counsel to the Obligors, in form and substance reasonably satisfactory to the Agents and Lenders.
SECTION 5.1.10    Operative Documents.
(a)    The Administrative Agent and the Lenders shall have received duly authorized and executed copies of each Loan Document (other than the CLA Fee Letter, which will be executed solely by the Loan Parties party thereto as of the Closing Date) required to be in effect as of the Closing Date and to which any Obligor is a party.
(b)    The Administrative Agent and the Lenders shall have received, or the Borrower shall have posted to a virtual data room accessible to the Administrative Agent and the Lenders, true and complete copies of each Material Project Document in effect as of the Closing Date and to which any Portfolio Project Obligor Entity is a party.
(c)    The Administrative Agent and the Lenders shall have received, or the Borrower shall have posted to a virtual data room accessible to the Administrative Agent and the Lenders, true and complete copies of each Senior Financing Document and Joint Venture Agreement in effect as of the Closing Date.
(d)    The Administrative Agent and the Lenders shall have received, or the Borrower shall have posted to a virtual data room accessible to the Administrative Agent, true and complete copies of any executed tax equity commitment agreements or letters in effect as of the Closing Date with respect to a Portfolio Project.

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(e)    The Administrative Agent and the Lenders shall have received, or the Borrower shall have posted to a virtual data room accessible to the Administrative Agent and the Lenders, true and complete copies of each other contract (aside from any Material Project Documents, real property documents, or project documents entered into by Other Project Companies) to which any Group Company (other than Joint Ventures) is party in effect as of the Closing Date pursuant to which it is required to make payments or shall receive payments in excess of $20,000,000 per annum.
(f)    The Administrative Agent shall have received, or the Borrower shall have posted to a virtual data room accessible to the Administrative Agent and the Lenders, final copies of the existing market, transmission and insurance reports and a report prepared by an independent engineer in relation to any Portfolio Project.
SECTION 5.1.11    Collateral. Subject to the provisions of Section 7.9(a), the Collateral Agent shall have been granted on the Closing Date, for the benefit of the Secured Parties, first priority perfected Liens on the Collateral (subject only to Permitted Liens), and in that connection, shall have received:
(a)    (i) the certificates (if any) evidencing all of the issued and outstanding shares of Capital Securities pledged pursuant to the Guarantee, Pledge and Security Agreement that are Certificated Securities (as defined in the UCC), which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any such shares of Capital Securities pledged pursuant to the Guarantee, Pledge and Security Agreement are Uncertificated Securities (as defined in the UCC), the Collateral Agent shall have obtained “control” (as defined in the UCC) over such shares of Capital Securities and (ii) such other instruments and documents as shall be necessary or in the reasonable opinion of the Lenders desirable under applicable law to perfect the first priority security interest (subject to certain Permitted Liens) of the Collateral Agent in all shares of Capital Securities and any instruments comprising Collateral;
(b)    executed copies of UCC financing statements, including “transmitting utility” financing statements, (Form UCC-1) naming each such Obligor executing the Guarantee, Pledge and Security Agreement as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the reasonable opinion of the Lenders, desirable to perfect the security interests of the Collateral Agent pursuant to the Guarantee, Pledge and Security Agreement (“Filing Statements”); and
(c)    certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Lenders, dated a date reasonably near to the Closing Date, listing any effective financing statements and tax and judgment liens which name any of the Obligors and each Portfolio Project Obligor Entity (in each case, under its present name and certain of its previous names) as the debtor, together with copies of such financing statements.
SECTION 5.1.12    Insurance. Insurance complying with Section 7.5 shall be in full force and effect.

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SECTION 5.1.13    PATRIOT Act Disclosures. At least three (3) Business Days prior to the Closing Date, the Agents and Lenders shall have received with respect to each Group Company all documentation and other information required by bank regulatory authorities under applicable Beneficial Ownership Regulation (including, if applicable, a Beneficial Ownership Certification), applicable “know- your-customer” rules and Anti-Money Laundering Laws, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”)), reasonably requested by the Agents or the Lenders no later than ten (10) Business Days prior to the Closing Date. The Administrative Agent shall have successfully completed know- your-customer due diligence, and such has been adopted by all relevant parties to the Administrative Agent’s satisfaction, including without limitation obtaining any relevant anti- financial-crime compliance approval.
SECTION 5.1.14    Borrowing Request. To the extent there will be a Borrowing on the Closing Date, the Administrative Agent shall have received a Borrowing Request from the Borrower in accordance with Section 2.3 herein.
SECTION 5.1.15    Material Adverse Effect. Since December 31, 2022, there has been no occurrence, development, change, event, or loss (individually or in the aggregate) affecting any of the Group Companies that has had, or would reasonably be expected to have, a Material Adverse Effect.
SECTION 5.1.16    Subsidiaries and Joint Ventures. As of the Closing Date, the Borrower shall have no direct or indirect Subsidiaries or Joint Ventures other than those listed on Schedule IV.
SECTION 5.2    Credit Extensions. Subject to Section 2.6.2(b), the obligation of each Lender and each LC Issuer to make the Credit Extension specified below shall be subject to the satisfaction of each of the conditions precedent set forth below.
SECTION 5.2.1    All Credit Extensions. With respect to all Credit Extensions:
(a)    Compliance with Warranties, No Default, etc. Subject to Section 2.6.2(b) if applicable, both immediately before and immediately after giving effect to any Credit Extension the following statements shall be true and correct:
(i)    with respect to any Credit Extension to be made, the representations and warranties set forth in each Loan Document are, in each case, true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date); and
(ii)    no Default or Event of Default has occurred and is continuing or will result from the making of the requested Credit Extension (except for the making of any LC Loan pursuant to Section 2.6.2(b), in which case no Event of Default has occurred

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and is continuing or will result as a result of the making of the requested Credit Extension).
(b)    Credit Extension Request, etc. Subject to Section 2.6.2(b) (if applicable), the Administrative Agent shall have received a completed and duly executed Borrowing Request if Loans are being requested, or a completed and duly executed Issuance Request if a Letter of Credit is being requested or extended or the Stated Amount thereof increased, in each case, no later than the times or dates prior to the date of borrowing or issuance, as required in Section 2.3 and 2.6(a) of this Agreement, as applicable.
SECTION 5.2.2    Term Loan Borrowings. The obligations of the Term Loan Lenders to make Term Loans on or after the Closing Date (a “Term Loan Borrowing”) shall be subject to the following additional conditions:
(a)    In respect of any Term Loan Borrowing that would result in the aggregate outstanding principal amount of all Term Loans exceeding $230,000,000, (i) an Additional Portfolio Project Addition Date or Additional Portfolio Project Addition Dates have occurred, (ii) the Financial Model delivered in connection with such Additional Portfolio Project Addition Date or Additional Portfolio Project Addition Dates demonstrates a calculation of “Value” (giving pro forma effect to such Additional Portfolio Project Addition Date or Additional portfolio Project Addition Dates) of equal to or greater than $300,000,000, (iii) either (x) an Additional Portfolio Project Addition Date has occurred with respect to the Pelicans Jaw Project or (y) to the extent any other Additional Portfolio Project Addition Date occurs, the Financial Model delivered in connection any such Additional Portfolio Project Addition Date demonstrates aggregate Cash Flow Available for Debt Service (Forward) for such Additional Portfolio Project up to and including December 31, 2028 in an amount not less than 50% of Cash Flow Available for Debt Service (Forward) associated with the Pelicans Jaw Project in the Financial Model delivered on the Closing Date and (iv) the Additional Portfolio Project or Additional Portfolio Projects that have been added on such Additional Portfolio Project Addition Date(s) have executed Power Purchase Agreement(s) (A) with an offtaker (1) that has a long-term senior unsecured debt rating of at least BBB- or Baa3, as applicable (or is a controlled Affiliate of a Person who is providing a guarantee of such offtaker’s obligations) from any of S&P, Moody’s or Fitch or (2) that is one of the following entities or their successors in interest: San Diego Community Power, San Jose Clean Energy, California Choice Energy Authority, and Clean Power Alliance of Southern California, (B) with a tenor of at least fifteen (15) years and (C) for at least 75% of energy production or anticipated energy sales that is as-delivered or as-generated (i.e., that has no shape risk) and busbar or hub-settled.
(b)    In respect of all Term Loan Borrowings:
(i)    As of the date of such Term Loan Borrowing, the Borrower is in compliance with, and on a pro forma basis after giving pro forma effect to such Term Loan Borrowing, will be in compliance with, the financial covenants set forth in Section 8.22(a) and Section 8.22(b);
(ii)    A Financial Model shall have been delivered by the Borrower to the Administrative Agent and the Lenders, updated by the Borrower solely to give pro forma

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effect to such Borrowing, which updated Financial Model shall demonstrate that the Amortization Runout Date as reflected in such Financial Model is not later than the Target Amortization Runout Date after giving pro forma effect to such Borrowing (as reasonably verified by the Administrative Agent (acting at the direction of Required Lenders)); and
(iii)    The Agents, the Coordinating Lead Arrangers, the Structuring and Documentation Agent and the Lenders and their respective counsel shall have received for their respective accounts all fees, costs and expenses (to the extent invoiced at least three (3) Business Days prior to the date of such Term Loan Borrowing or as otherwise reasonably agreed by the Borrower) due and payable pursuant to the Fee Letters and the fees payable under Section 3.3, and, to the extent then invoiced, Section 11.3 required to be paid on the date of such Term Loan Borrowing from proceeds of such Borrowing.
SECTION 5.2.3    Voluntary Temporary Revolving Commitment Reduction Cure. After any Voluntary Temporary Revolving Commitment Reduction has been implemented, with respect to any Credit Extension under the Revolving Facility that would exceed the reduced amount of the Revolving Commitment, the Borrower shall reasonably demonstrate compliance on a pro forma basis (after giving effect to such Credit Extension) with the Portfolio LTV Test (as reasonably verified by the Administrative Agent (acting at the direction of Required Lenders)).
SECTION 5.2.4    Debt Service Reserve Condition. With respect to any Credit Extension under the Revolving Facility, and any Credit Extension under the LC Facility, the Borrower shall, after giving effect to such Credit Extension, be in compliance with the DSR Requirement.
SECTION 5.2.5    Big 5 Projects Financing Condition.
(a)    Any Credit Extensions under the LC Facility:
(i)    on or after the Closing Date and prior to date (the “Orion II FNTP Date”) of receipt by the Administrative Agent of (a) a copy of an executed “full notice to proceed” under and pursuant to the engineering, procurement and construction contract for the Orion II Project (as defined in Schedule III) and (b) evidence of financial close under the construction financing documents for the Orion II Project (together with return and cancellation of each Letter of Credit with respect to the Orion II Project issued or deemed issued under this Agreement on the Closing Date) shall not result in total LC Facility Outstandings of greater than the aggregate amount listed with respect to the Orion II Project and the Athos II Project as set forth in clause (i) and (ii) of Section 7.8(d); and
(ii)    on or after the Orion II FNTP Date and prior to satisfaction of the Big 5 Projects Financing Condition shall not result in total LC Facility Outstandings of greater than $100,000,000 (excluding the Letters of Credit with respect to the Orion II Project) and for the avoidance of doubt, subject to the provision in Section 7.8(d) .

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(b)    In respect of the initial Term Loan Borrowing, initial Credit Extension under the Revolving Facility, and any Credit Extension under the LC Facility in excess of $100,000,000, the obligation of the Lenders or LC Issuers to make such Credit Extension shall be subject to the following conditions (the “Big 5 Projects Financing Condition”):
(i)    either:
(A)    the applicable Group Companies shall have (1) repaid or refinanced in full the Existing Big 5 Projects NPA (or shall have arranged for the repayment, refinancing or redemption of the notes and all obligations and liabilities outstanding under the Existing Big 5 Projects NPA concurrently with such Credit Extension) and reasonable evidence thereof shall have been provided to the Administrative Agent (including the delivery of the applicable executed pay-off letter and related releases and forms of terminations for filing) and (2) the Administrative Agent and the Lenders shall have been provided with the final version of the note purchase agreement and related material financing documents to be executed in connection with such repayment, refinancing or redemption of the Existing Big 5 Projects NPA, which final version shall be substantially consistent with, and not adverse to the Lenders in any material respect compared to (x) the draft form of note purchase agreement attached hereto as Exhibit K or (y) with respect to the amortization schedule and reserve requirements thereunder, the Financial Model in effect as of the Closing Date; or
(B)    with the prior written consent of the Required Lenders, each Coordinating Lead Arranger and Apterra (solely to the extent Apterra has become an Accepting Lender hereunder as of such date) (including with respect to approval of all documentation executed in connection therewith), the applicable Group Companies shall have consummated an alternative transaction in relation to the Existing Big 5 Projects NPA approved by all Lenders,
(such refinancing of the Existing Big 5 Projects NPA described in clause (A) or, if applicable, such alternative transaction consummated pursuant to clause (B), the “Big 5 Projects Financing”).
SECTION 5.3    Determinations Under Article V. For purposes of determining compliance with the conditions specified in Sections 5.1 or 5.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless a Responsible Officer of the Administrative Agent shall have received notice from such Lender prior to the Closing Date or such other applicable date specifying its objection thereto and, to the extent applicable, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing; provided that, with respect to the making of any LC Loan, all Lenders shall be bound by any amendment, modification or waiver of Section 5.2 consented to by the Required Lenders with respect to any such Credit Extension after the Closing Date.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES
In order to induce the Credit Parties to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants as set forth in this Article, on the Closing Date and on the other dates specified in Article V hereof.
SECTION 6.1    Organization, etc. Each Group Company (a) is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, except for Lower Tier Joint Ventures, and except for Subsidiaries and Joint Ventures that have been terminated or whose existence has not been continued to the extent not prohibited pursuant to Article VIII, (b) is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect) and (c) has full power and authority (i) to enter into and perform its obligations (as applicable) under each Loan Document and each other agreement or instrument contemplated thereby to which it is or will be a party, (ii) to own and hold under lease its property (except where the failure would not reasonably be expected to have a Material Adverse Effect) and (iii) to conduct its business substantially as currently conducted by it (oher than with respect to the Borrower, except where the failure to be so authorized would not reasonably be expected to have a Material Adverse Effect).
SECTION 6.2    Due Execution, Delivery and Authorization, Non-Contravention, etc. Each Loan Party has duly executed and delivered each Loan Document to which it is a party. The execution, delivery and performance by the Borrower of each Loan Document executed or to be executed by it, each such Loan Party’s participation in the consummation of all aspects of the Transactions, and the execution, delivery and performance by each Loan Party of the agreements executed and delivered by it in connection with the Transactions are in each case within each such Person’s powers, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not:
(a)    contravene (i) any Group Company’s Organic Documents (other than Lower Tier Joint Ventures), (ii) any contractual restriction binding on or affecting any Group Company (other than any such contractual restriction that shall have been waived on or prior to the Closing Date) except for any such contravention that would not reasonably be expected to have a Material Adverse Effect, (iii) any provision of any court decree or order binding on or affecting any Loan Party or Portfolio Project Obligor Entity except for any such contravention that would not reasonably be expected to have a material and adverse effect on the rights and remedies of the Secured Parties or (iv) subject to the receipt of any necessary authorizations or approvals from, the taking of any other necessary actions by, or the submission of any necessary notice to or filing with, Governmental Authorities in connection with the exercise of certain foreclosure remedies under the Loan Documents, any provision of any law or governmental regulation binding on or affecting any Loan Party or any Portfolio Project Obligor Entity except for any such contravention that would not reasonably be expected to have a have a material and adverse effect on the rights and remedies of the Secured Parties; or

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(b)    result in, or require the creation or imposition of, any Lien on any Loan Party’s or Portfolio Project Obligor Entity’s properties or assets now owned or hereafter acquired by such Loan Party (except as permitted or required by this Agreement).
SECTION 6.3    Government Approval, Regulation, etc. No material authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those which have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required by any Loan Party or any holder of Capital Securities thereof for the due execution, delivery or performance (including the valid granting of any security interest or the enforcement thereof) by any Loan Party of any Loan Document to which it is a party, except for (a) filings for the perfection of security interests which will not be made prior to the Closing Date but which will have been delivered to the Administrative Agent or the Collateral Agent (or its agents) on the Closing Date for filing by the Lenders or their counsel on the Closing Date, (b) authorizations, approvals, actions notices, and filings in connection with the exercise of certain foreclosure remedies under the Loan Documents and (c) the authorizations, approvals, actions, notices and filings disclosed in Item 6.3 of the Disclosure Schedule.
SECTION 6.4    Validity, etc. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).
SECTION 6.5    Liabilities. Except as disclosed in Item 6.5 of the Disclosure Schedule, other than liabilities incurred in connection with the Transactions or otherwise not prohibited under the Loan Documents, there are no material contractual liabilities of any Group Company (other than Lower Tier Joint Ventures, and in respect of First Tier Joint Ventures, to the knowledge of the Borrower) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required to be reflected on a balance sheet of such Group Company prepared in accordance with GAAP other than those liabilities arising in the ordinary course of business since the Closing Date and not prohibited under this Agreement.
SECTION 6.6    No Material Adverse Effect. (a) As of December 31, 2022 or (b) as of any date occurring after the Closing Date, since the Closing Date, in each case, there has been no event or occurrence which has had and is continuing to have, or could reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.
SECTION 6.7    Litigation. There is no pending or, to the knowledge of the Borrower, threatened (in writing) litigation, investigation, action or proceeding:
(a)    (i) as of the Closing Date, except as set forth on Item 6.7 of the Disclosure Schedules, to which any of the Group Companies (other than Lower Tier Joint Ventures) are party or any of their respective properties, businesses, assets or revenues are bound; and (ii) after the Closing Date, to which any of the Group Companies are party or any of their respective properties, businesses, assets or revenues are bound individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

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(b)    which purports to adversely affect the legality, validity or enforceability of any Loan Document.
SECTION 6.8    Subsidiaries and Joint Ventures.
(a)    Schedule IV lists, as of the Closing Date with respect to each Group Company, (i) the state or jurisdiction of such Group Company’s organization and legal entity type, (ii) the percentage of interests of the Capital Securities of such Group Company owned by its parent and (iii) whether such Group Company is a Portfolio Project Obligor Entity. As of the Closing Date, the structure chart attached as Schedule VII identifies each Subsidiary and Joint Venture and each other Person owned directly or indirectly by the Pledgor. The Capital Securities of the Group Companies (other than Lower Tier Joint Ventures) have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Item 6.8 of the Disclosure Schedule and other than in respect of any Qualifying Tax Equity Financing as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which a Group Company (other than Lower Tier Joint Ventures) is a party requiring, and there is no membership interest or other Capital Securities of a Group Company (other than Lower Tier Joint Ventures) outstanding upon which conversion or exchange would require, the issuance by the Borrower of any additional membership interests or other Capital Securities of such Group Company or other Capital Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Securities of such Group Company.
(b)    (i) 100% of the Capital Securities in the Borrower are owned directly by the Pledgor, (ii) the Borrower is the sole direct Subsidiary of the Pledgor and (iii) 100% of the Capital Securities of each Subsidiary Guarantor are owned directly by the Borrower or another Subsidiary Guarantor.
SECTION 6.9    Ownership of Properties. Each Group Company owns (i) in the case of owned real property, good and marketable fee title to, (ii) in the case of owned personal property, good and valid title to, and (iii) in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, subject to the terminations described in Section 5.1.5 and in each case except for (x) Permitted Liens and Dispositions permitted hereunder or (y) where the failure to have such title or other property interests described above would not reasonably be expected to have a Material Adverse Effect.
SECTION 6.10    Intellectual Property. Each Group Company owns or has the right to use all patents, trademarks, service marks, trade names, domain names, copyrights, licenses and other rights which are necessary for the ownership and operation of the Projects, except where the failure of such Group Company to so own or have the right to use would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no material product, process, method, substance, part or other material presently contemplated, as of the Closing Date, to be sold or employed by a Group Company in connection with its business will infringe any patent, trademark, service mark, trade name, domain name, copyright, license or

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other right owned by any other Person in a manner that could reasonably be expected to have a Material Adverse Effect.
SECTION 6.11    Taxes; Other Laws. Borrower represents and warrants as set forth below; provided that each of the below representations and warranties made with respect to any of the Joint Ventures shall be made to Borrower’s knowledge except to the extent such representation is qualified by Material Adverse Effect:
(a)    Each Group Company has timely (giving effect to all valid extensions) and duly filed all Federal and state, local and other material Tax returns and reports required by law to have been filed by it and all such Tax returns are true, complete and correct in all material respects. Each Group Company has paid all material Taxes and governmental charges thereby shown to be due and owing on such Tax returns except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. No Tax Liens have been filed with respect to the assets of any Group Company other than Permitted Liens.
(b)    No Governmental Authority has asserted any claim for Taxes in writing, or to the Borrower’s knowledge, has threatened to assert any claim for Taxes that would, if not paid by the applicable Group Companies, be reasonably likely to have a Material Adverse Effect.
(c)    All Taxes required by law to be withheld or collected and remitted (including, without limitation, income tax, unemployment insurance and workmen’s compensation premiums) with respect to the Group Companies have been withheld or collected and paid to the appropriate Governmental Authority (or are properly being held for such payment), except for amounts the nonpayment of which would not be reasonably likely to have a Material Adverse Effect. None of the Group Companies has been notified in writing that any Governmental Authority has raised, or intends to raise, any adjustments with respect to Taxes of the Group Companies, which adjustments would be reasonably likely to have a Material Adverse Effect.
(d)    No Group Company is a party to any agreement, other than any agreement entered into in connection with any Qualifying Tax Equity Financing, the primary purpose of which is the sharing of Taxes pursuant to which it may have an obligation to make any payments after the Closing Date (excluding any agreements entered into in the ordinary course of business that are not primarily related to Taxes). Each Group Company (other than SE Juno Construction Holdco, LLC; SE Athos I Construction Holdco, LLC; SE Athos II Construction Holdco, LLC; SE Titan Construction Intermediate Holdco, LLC; and Eiffel Construction Holdco, LLC) is either a partnership or an entity disregarded as separate from its sole owner for U.S. federal income tax purposes. Each of SE Juno Construction Holdco, LLC; SE Athos I Construction Holdco, LLC; SE Athos II Construction Holdco, LLC; SE Titan Construction Intermediate Holdco, LLC; SE Titan Construction Intermediate Holdco, LLC; Eiffel Construction Holdco, LLC; and Eiffel Construction Holdco, LLC, is properly classified as an association taxable as a corporation for U.S. federal income tax purposes.
(e)    Tax Credit Matters. No material default has occurred and is continuing under any Qualifying Tax Equity Financings of the Portfolio Projects.

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(f)    Other Laws. The Group Companies have complied with all applicable laws, rules, regulations and orders (other than (i) any relating to the payment of Taxes which is covered in clauses (a) through (e) above, (ii) as relating to Terrorism Laws, which is covered in Section 6.24 below, (iii) relating to Environmental Laws which is covered in Section 6.13 and (iv) relating to Corrupt Practices Laws, which is covered in Section 6.25), except to the extent such non- compliance, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Effect.
SECTION 6.12    Pension and Welfare Plans. There have been no ERISA Events, which individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect, none of the Group Companies nor any member of any Obligor’s Controlled Group sponsors, maintains or contributes to or has been obligated to contribute to, any Pension Plan or Multiemployer Plan.
SECTION 6.13    Environmental Warranties.
Except as set forth in Item 6.13 of the Disclosure Schedule:
(a)    except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, all facilities and property (including underlying groundwater) owned or leased by any Group Company have been for the past five (5) years, and continue to be, owned or leased, as applicable, and operated by any Group Company or their representatives in compliance with all Environmental Laws, including all Permits required thereunder;
(b)    except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, there are no pending, or to the knowledge of the Borrower, threatened (in writing) Environmental Claims or any notices, inquiries or requests for information received by any Group Company with respect to any actual or alleged Environmental Liabilities or material violation of Environmental Laws;
(c)    except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, there have been no Releases at, on, under or from any Project site or any other property currently or, to the knowledge of the Borrower, formerly owned or leased by any Group Company that would reasonably be expected to result in an Environmental Liability of any Group Company;
(d)    except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, no property now or previously owned or leased by any Group Company is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, or on any similar federal or state list of sites requiring investigation or clean-up;
(e)    except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or, to the knowledge of the Borrower, previously owned, leased or operated by any Group Company;

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(f)    except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, none of the Group Companies has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or on any similar federal or state list or which is the subject of Federal, state or local enforcement actions or other investigations;
(g)    except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, no Hazardous Materials exist at, on or under any property now or, to the knowledge of the Borrower, previously owned or leased by any Group Company which, in each case that would reasonably be expected to give rise to any Environmental Liability of any Group Company.
SECTION 6.14    Financial Statements; Accuracy of Information; Projections. Borrower represents and warrants as set forth below; provided that each of the below reproesentations and warranties made with respect to any of the Joint Ventures shall be made to Borrower’s knowledge:
(a)    The financial statements delivered pursuant to Section 5.1.7 fairly present, in all material respects, the financial position, as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Persons described therein for each of the periods then ended. Such financial statements have been prepared in conformity with GAAP.
(b)    As of the Closing Date, all written information (other than the Financial Model and any other projections (collectively, the “Projections”), any report of an independent consultant and general economic information) concerning the Group Companies, any Loan Document or any transaction contemplated hereby (including the Transactions) or otherwise which was furnished to any Credit Party by or on behalf of any Group Company, any Affiliate thereof or any of their representatives in connection with any Loan Document or any transaction contemplated hereby (including the Transactions), taken together as a whole with all other information with which such Credit Party has previously been furnished by or on behalf of any Group Company, was true, complete and correct in all material respects as of the date such information was furnished or corrected or updated as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make any information contained therein (taken as a whole) not misleading in light of the circumstances under which furnished (other than any information that was corrected or updated in writing prior to the Closing Date).
(c)    As of the Closing Date and as of the date of any updated Financial Model is delivered pursuant to the terms hereof, the Projections have been prepared in good faith based upon, assumptions believed by the Borrower to be reasonable at the time made and at the time so furnished, it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Group Companies, and no assurance can be given that the Projections will be realized.
(d)    As of the each Additional Portfolio Project Addition Date, (i) all written information provided pursuant to Section 4.13(a) concerning such Additional Portfolio Project,

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taken together as a whole with all other information furnished by or on behalf of any Group Company pursuant to Section 4.13(a), was true, complete and correct in all material respects as of the date such information was furnished or corrected or updated as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make any information contained therein (taken as a whole) not misleading in light of the circumstances under which furnished (other than any information that was corrected or updated in writing prior to the Additional Portfolio Project Addition Date) and (ii) any Projections contained in any updated Financial Model have been prepared in good faith based upon, assumptions believed by the Borrower to be reasonable at the time made and at the time so furnished, it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Group Companies, and no assurance can be given that the Projections will be realized.
(e)    As of the Closing Date, the information included in any Beneficial Ownership Certification delivered to the Administrative Agent or the Lenders is true and correct in all respects.
SECTION 6.15    Regulations T, U and X; Investment Company Act.
(a)    The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, Board Regulation T, U or Regulation X. Terms for which meanings are provided in Board Regulation T, U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
(b)    No Loan Party is, and after giving effect to the transactions contemplated hereby, nor will be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 6.16    Energy Regulatory Matters.
(a)    Each of the Project Companies that qualifies as a “public utility” under the FPA has MBR Authority, and FERC’s order (or orders) granting each of such Project Companies’ MBR Authority is (or are) final and no longer subject to rehearing or judicial review (provided, that for purposes of this section, “final and no longer subject to rehearing or judicial review” shall be satisfied upon issuance of FERC’s order if no third party has filed a protest or intervened and raised one or more issues), and is (or are) not subject to any pending, or, to the knowledge of the Borrower, anticipated or threatened challenge or investigation. FERC has not issued any orders imposing a rate cap, mitigation measure, or other limitation on such Project Companies’ MBR Authority, other than rate caps and mitigation measures generally applicable to wholesale sellers in any regional transmission organization or independent system operator or portion thereof, or otherwise on a general basis in a particular market or region.
(b)    Each Project Company that qualifies as an “electric utility company” or “public- utility company,” as such terms are defined pursuant to PUHCA, is an EWG and, as provided in 18 C.F.R. §366.7(e), is exempt from regulation under the federal access to books and records

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provisions of PUHCA, to the extent set forth in 18 C.F.R. §366.3. The Borrower is not an “electric utility company” under PUHCA.
(c)    Each Project Company that owns an operational Project located in Texas is a PGC.
(d)    The Borrower is (i) not subject to regulation as a “public utility” under the FPA, and (ii) either is not a “holding company” under PUHCA or is a “holding company” only with respect to EWGs, and is not subject to, or is exempt from, regulation under the federal access to books and records provisions of PUHCA to the extent set forth in 18 C.F.R. §366.3.
(e)    Except for (i) those that may be required as the result of the exercise of remedies under the Loan Documents, (ii) MBR Authority for any “public utility” under the FPA, (iii) status as a PGC for any Project Company in Texas that owns an operational Project, (iv) status as an EWG for any Project Company that owns, operates or owns and operates an operational Project, and (v) those that may be obtained after the Closing Date in the ordinary course of business, no prior authorization by FERC or PUCT is required for the execution and delivery of, the consummation of the transactions contemplated by, or the performance of obligations under the Loan Documents.
(f)    None of the Group Companies is subject to rate regulation or financial or organizational regulation under the laws of the state where its respective Project is located as a “public utility,” an “electric utility,” an “electrical corporation,” a “transmission and distribution utility,”, a “retail electric provider,” a “holding company,” or any similar terms.
(g)    There are no pending, or, to the knowledge of the Borrower, anticipated or threatened complaints, investigations, audits, self-reports, enforcement actions, penalty assessments, show cause orders, or similar proceedings (formal or informal, public or non-public) alleging (i) a violation by any of the Group Companies of the FPA or PUHCA, (ii) any failure by any of the Group Companies to comply with or satisfy the regulations or orders from any public utility commission of a state where a respective Project is located, or (iii) any failure by any of the Group Companies to comply with or satisfy the requirements of the FPA or any FERC regulations or orders thereunder, including reliability requirements of NERC or any regional transmission organization or independent system operator and the requirements of any regional transmission organization or independent system operator’s tariff, or PUHCA or any FERC regulations or orders thereunder, except to the extent that such violation or failure to comply would not reasonably be expected to have a Material Adverse Effect.
(h)    Except as may result from the exercise of remedies under the Loan Documents, none of the Credit Parties or any “affiliate” (as that term is defined in PUHCA) of any of them will, solely as a result of (i) the execution and delivery of, the consummation of the transactions contemplated by or the performance of obligations under the Loan Documents, (ii) the Project Companies’ ownership, leasing or operation of the Projects, or (iii) the Project Companies’ sale or transmission of electricity from the Projects, be or become subject to regulation under the FPA, PUHCA, or Texas or California state laws and regulations respecting the rates of, or the financial or organizational regulation of, public utilities, electric utilities, or electric corporations, transmission and distribution utilities, or retail electric corporations.

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SECTION 6.17    Solvency. The Borrower, on a consolidated basis with the other Group Companies, both before and after giving effect to any Credit Extension, is Solvent.
SECTION 6.18    Deposit Account and Security Accounts. Other than accounts of the Borrower in existence on the Closing Date that are permitted to exist pursuant to Section 8.16, the Borrower does not have any Deposit Accounts or Securities Accounts, except those otherwise permitted hereunder.
SECTION 6.19    Labor Matters.
(a)    Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, after taking into account all arrangements provided under the operations and maintenance agreements for the Projects or similar agreements reasonably projected by the Borrower to be entered into in connection with a Project at the appropriate time, each of the Group Companies has available to it all the personnel appropriate for conducting its business and the business of the Group Companies substantially as previously conducted and for the construction or operation of the Projects, and for the management and administration of the Group Companies and the Projects, in accordance with applicable law, the applicable Material Project Documents and Prudent Industry Practices.
(b)    No Group Company (other than DevCo and any Joint Venture) has, or has ever had, any full-time direct employees.
(c)    There is no strike, work stoppage or labor dispute in existence or threatened involving labor at any Project site and relating to any Project that would reasonably be expected to have a Material Adverse Effect.
SECTION 6.20    [Reserved].
SECTION 6.21    [Reserved].
SECTION 6.22    Security Interests and Liens.
(a)    Upon the delivery and filing or recordation of the documents set forth on Item 6.22(a) of the Disclosure Schedule, the security interest in the Collateral created under the Security Documents will be perfected with respect to such delivery and filing or recordation, and each such delivery and filing or recordation has been made, taken or delivered to the Collateral Agent and is in full force and effect.
(b)    The Security Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (subject to Permitted Liens and the terminations and releases described in Section 5.1.5) securing the payment of the Obligations.
SECTION 6.23    Permits.
Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, all Permits with respect to the development, construction, operation,

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use and ownership of a Portfolio Project either (a) have been issued and are in full force and effect and not subject to legal proceedings or to any unsatisfied conditions that would reasonably be expected to result in a modification or revocation, and all applicable appeal periods with respect thereto have expired or (b) are of a type that would not normally be obtained before such Permit is required, and, in the case of this clause (b), the Borrower reasonably believes such Permit will be obtained in due course before such Permit is required by the applicable Portfolio Project. Except to the extent that non-compliance would not reasonably be expected to cause a loss of such Permit or otherwise result in a Material Adverse Effect, each Portfolio Project Company is in compliance with all Permits held in its name.
SECTION 6.24    Terrorism Laws. To the extent applicable, each of the Borrower and the other Group Companies are in compliance with Terrorism Laws.
SECTION 6.25    Sanctions; Anti-Corruption Compliance.
(a)    Each Group Company and each of its respective directors, officers, general partners, managing members, employees and, to the Group Company’s knowledge, agents (in each case in their capacity as such) are in compliance in all material respects with all applicable Corrupt Practices Laws and applicable Sanctions.
(b)    No part of the proceeds of the Loans will be used, directly or knowingly indirectly, for any payments to any Public Official, in order to obtain, retain or direct business or obtain any improper advantage in violation of applicable Corrupt Practices Laws or applicable Sanctions. No transaction contemplated under the Loan Documents will cause a violation of Corrupt Practices Laws or Sanctions applicable to any party hereto by any person participating in such transactions, whether as a lender, borrower, guarantor, agent or otherwise.
(c)    Each Group Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by such Group Company and its directors, officers, employees and agents (when any such agent is acting within the scope of his or her relationship with such Group Company) with applicable Corrupt Practices Laws and Sanctions. Each Group Company represents that it is not engaged in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, in each case in violation of applicable Sanctions, and is otherwise in compliance in all material respects with applicable Sanctions. To each Group Company’s knowledge, no action, suit or proceeding by or before any Governmental Authority involving it with respect to applicable Corrupt Practices Laws and applicable Sanctions is pending or threatened in writing by any Governmental Authority.
(d)    None of the Borrower and the Portfolio Project Companies nor any of its employees, directors or officers or, to its knowledge, any agent of the Borrower and the Portfolio Project Companies, or any of their Affiliates that will act in any substantive capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
SECTION 6.26     Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the Transactions, except as payable to the Credit Parties.

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SECTION 6.27    No Defaults. As of the Closing Date, no Default or Event of Default has occurred and is continuing hereunder. No default or event of default has occurred and is continuing under any of the Senior Financing Documents of any Portfolio Projects that could reasonably be expected to result in a Material Adverse Effect.
ARTICLE VII AFFIRMATIVE COVENANTS
The Borrower covenants and agrees with each Lender, each LC Issuer and the Administrative Agent that, until the Termination Date has occurred, such Person will perform or cause to be performed the obligations set forth below.
SECTION 7.1    Financial Information, Reports, Notices, etc. The Borrower will furnish to the Administrative Agent copies of the following financial statements, reports, notices and information:
(a)    Beginning with the Fiscal Quarter ending on September 30, 2023, as soon as available and in any event within 90 days after the end of the first Fiscal Quarter of each Fiscal Year and 60 days after the end of each of the second and third Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet and the related consolidated statements of income and cash flow of the Borrower, including statements of income and of cash flows and setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, which shall be complete and correct and in each case certified by an Authorized Financial Officer of the Borrower and as presenting fairly in all material respects the financial condition and results of operation of the Borrower on a consolidated basis in accordance with GAAP consistently applied (subject to normal year end audit adjustments and the absence of footnotes);
(b)    as soon as available and in any event within 120 days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2023, a copy of the consolidated balance sheet and the related consolidated statements of income and cash flow of the Borrower, including statements of income and of cash flows and setting forth in comparative form the corresponding figures for the previous Fiscal Year, in each case for such Fiscal Year audited (without any Impermissible Qualification) by independent public accountants reasonably acceptable to the Administrative Agent (acting at the direction of Required Lenders and it being understood that each of (i) Deloitte & Touche, (ii) Ernst & Young, (iii) KPMG, (iv) PricewaterhouseCoopers (v) BDO and (vi) CohnReznick shall each be considered accepted by Administrative Agent and the Lenders for purposes of this Section 7.1), all such financial statements shall be complete and correct and certified by an Authorized Financial Officer of the Borrower and as presenting fairly in all material respects the financial condition and results of operation of the Borrower and its Subsidiaries on a consolidated basis (if applicable) in accordance with GAAP consistently applied;
(c)    (i) concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate stating that no Default or Event of Default has occurred and is continuing (or, if a Default or Event of Default has occurred, specifying the details of such

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Default or Event of Default, as applicable, and the action that the Borrower has taken or proposes to take with respect thereto) and (ii) certifying as to compliance with (and providing reasonably detailed calculations relating to) the financial covenants set forth in Section 8.22 as of the last day of the immediately preceding Fiscal Quarter;
(d)    upon the request by the Administrative Agent, (i) a quarterly operating or construction report, as applicable, with respect to each Portfolio Project in the same form as delivered to the lenders or tax equity providers under the Senior Financing Documents, if applicable (solely to the extent such Portfolio Projects are not included in the Quarterly Report), (ii) quarterly financial statements for each Portfolio Project for such prior Fiscal Quarter in substantially the same form as such report or statements that are delivered to the lenders or tax equity providers under the Senior Financing Documents, if applicable and (iii) annual financial statements for each Portfolio Project for such prior Fiscal Year and in substantially the same form as such report or statements that are delivered to the lenders or tax equity providers under the Senior Financing Documents, if applicable;
(e)    on a quarterly basis to be delivered with each Quarterly Report:
(i)    with respect to Portfolio Projects, a copy of all notices and reports in respect of the following that were delivered to the lenders or tax equity providers relating to such Portfolio Project in the prior quarterly period: (x) any material delays in completion of construction of such Portfolio Project or (y) an event of force majeure affecting such Portfolio Project that, in each case, that would reasonably be expected to have a material and adverse effect on the business, assets or properties, condition (financial or otherwise) or results of operations of the applicable Portfolio Project Company;
(ii)    copies of all notices of any event of default, material force majeure event, termination or material dispute received or sent by the Borrower, any Subsidiary Guarantor or any Portfolio Project Obligor Entity with respect to any (x) Senior Financing Document, (y) any offtake agreement that is a Material Project Document or (z) any Joint Venture Agreement;
(iii)    copies of (w) any Qualifying Portfolio Project Senior Financing Document or Qualifying Tax Equity Financing Document, (x) with respect to any Portfolio Projects, any new Material Project Document, (y) with respect to any Group Company, any new Joint Venture Agreement, and (z) any other contract (other than real property documents and project documents entered into by Other Project Companies) to which any Group Company (other than any Joint Venture) is party pursuant to which it is required to make payments or shall receive payments in excess of $20,000,000, to the extent not already delivered to the Administrative Agent hereunder; and
(iv)    copies of (x) any material amendments to any Qualifying Portfolio Project Senior Financing Document or Qualifying Tax Equity Financing Document and (y) any material amendment to any power purchase agreement or similar revenue contract that constitutes a Material Project Document;

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(f)    (i) promptly and in any event within five (5) Business Days after the Borrower obtains knowledge of the occurrence of a Default or Event of Default, (ii) promptly and in any event within five (5) Business Days after the Borrower (x) receives any written notice of “Default” or “Event of Default” (or similar defined terms) or (y) obtains knowledge of the occurrence of “Event of Default” (or similar defined terms) under the Senior Financing Document or Joint Venture Agreements; provided that no such notice shall be required with respect to any Senior Financing Document that is not a Qualifying Portfolio Project Senior Financing Document or Qualifying Tax Equity Financing Document unless clause (x) applies, and (iii) promptly and in any event within 30 days after the Borrower obtains knowledge of the occurrence of a “Default” (or similar defined terms) under the Qualifying Portfolio Project Senior Financing Document or Qualifying Tax Equity Financing Document or Joint Venture Agreements, in each case, notice thereof, and unless cured in such applicable period, a statement of an Authorized Officer of the Borrower setting forth reasonable details thereof and the action taken or proposed to be taken with respect thereto;
(g)    promptly and in any event within five Business Days after the Borrower obtains knowledge of (i) the commencement of (x) any material litigation, action, proceeding or labor controversy, as applicable, relating to the Borrower or any Subsidiary Guarantor or (y) litigation, action, proceeding or labor controversy, as applicable, relating to any other Group Company that would reasonably be expected to have a Material Adverse Effect; or (ii) the occurrence of a Material Adverse Effect, notice thereof and, to the extent the Administrative Agent requests, copies of all material documentation relating thereto;
(h)    promptly upon Borrower’s knowledge of the occurrence of one or more ERISA Events which could reasonably be expected to result in liability in an aggregate amount exceeding $10,000,000 for any Group Company;
(i)    promptly (i) if the Borrower obtains knowledge that any Group Company becomes a Sanctioned Person, the Borrower will notify the Administrative Agent and (ii) upon the request of any Lender, the Borrower will provide any information such Lender reasonably believes is necessary to be delivered to comply with know-your-customer and anti-money laundering laws (including the PATRIOT Act);
(j)    [reserved];
(k)    promptly upon the occurrence of any early cancellation or material adverse change in the terms, coverage or amounts of any Required Insurance that would reasonably be expected to have a Material Adverse Effect;
(l)    promptly upon any material change in accounting policies or financial reporting practices by the Borrower;
(m)    promptly upon the Borrower’s knowledge of the occurrence of any Disposition of assets that generates net proceeds of more than $10,000,000 (excluding any issuance of Capital Securities in connection with establishing an Other Project Company (Non-Wholly Owned) or Qualifying Tax Equity Financing);

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(n)    reasonably promptly upon the discovery of any (i) violation of Environmental Law by a Portfolio Project Company, or (ii) Release of Hazardous Materials on or from any Project site that, in either case, would reasonably be expected to have a Material Adverse Effect;
(o)    promptly upon after the Borrower obtaining knowledge of a Casualty Event in excess of $10,000,000;
(p)    promptly upon the occurrence thereof and in any event within five Business Days after the Borrower obtains knowledge of a Title Event or Event of Loss which could reasonably be expected to result in liability in an aggregate amount exceeding $10,000,000.
(q)    [reserved]
(r)    promptly upon the occurrence of any event which results in an inability of the applicable Portfolio Project Company to make Distributions to the Borrower (in circumstances and at times where it was otherwise previously permitted to make Distributions);
(s)    promptly upon Borrower obtaining knowledge thereof, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;
(t)    promptly upon the occurrence of a Testing Date for which an updated Financial Model is required, an updated consolidated Financial Model with the relevant updated Model Rerun Assumptions in form and substance reasonably acceptable to the Administrative Agent (acting at the direction of Required Lenders);
(u)    [Reserved];
(v)    as soon as available and in any event no later than thirty (30) days after the end of any Fiscal Quarter, in respect of the Other Projects, a quarterly construction report substantially in the form of Exhibit N-1 and a quarterly development report substantially in the form of Exhibit N-2 (collectively, the “Quarterly Report”); and
(w)    such other financial and other information regarding the operations, business, properties, liabilities, condition or prospects of any Group Company (in respect of any Lower Tier Joint Venture, solely to the extent that the Borrower or any Subsidiary thereof is able to cause compliance by taking Required Action) as any Lender or any LC Issuer through the Administrative Agent may from time to time reasonably request.
SECTION 7.2    Maintenance of Existence; Compliance with Contracts, Laws, etc. Except with respect to those Subsidiaries and Joint Ventures that have been terminated or whose existence has not continued in the ordinary course of business or otherwise in accordance with this Agreement, the Borrower will, and will cause each Loan Party and each Portfolio Project Obligor Entity and, to the extent specified in clause (d), each Group Company to:
(a)    preserve and maintain (i) its existence as a limited liability company, statutory business trust, or limited partnership, as applicable, in the jurisdiction in which it is organized, (ii) its legal existence and qualification as a foreign corporation in each jurisdiction where the

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nature of its business or the location of its assets requires it to be so qualified and (iii) all rights, privileges and franchises necessary in the normal conduct of its business, except in the case of clause (iii), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect;
(b)    preserve and maintain in full force and effect and comply in all respects with all Permits to or held in a Group Company’s name except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect;
(c)    comply with (i) all applicable laws, rules, regulations and orders with respect to Terrorism Laws, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, and (ii) all other applicable laws, rules, regulations and orders (such compliance to include compliance with ERISA, the FPA, PUHCA, and state regulatory laws governing public utilities, public service companies, generation owners, or similar entities, in each case, as applicable), including the payment (before the same become delinquent) of all Taxes imposed upon any Group Company or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of such Loan Party or Portfolio Project Obligor Entity, except, solely with respect to this sub-clause (ii), to the extent such non-compliance would not reasonably be expected to cause a Material Adverse Effect; provided that this clause (c) shall not apply to Environmental Laws which shall be governed by Section 7.1(n) and Section 7.7; and
(d)    maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower and the Group Companies and their respective directors, officers, employees and agents with applicable Corrupt Practices Laws and applicable Sanctions and ensure that no portion of the Loans will be used, disbursed or distributed, directly or knowingly indirectly, for any purpose, or to any Person, in violation of any of the Terrorism Laws and shall take all necessary action to comply with all Terrorism Laws with respect thereto.
SECTION 7.3    Operation and Construction of Properties in Accordance with Industry Practices. The Borrower will, and will cause the Group Companies to, develop, construct and operate its properties (including the Projects) in accordance with Prudent Industry Practices except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 7.4    Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, Borrower will, and will cause each Group Company to, maintain or cause to be maintained in good repair, working order and condition, with ordinary wear and tear, casualties and condemnations excepted, all properties reasonably necessary in operation of the business of Group Companies.
SECTION 7.5    Maintenance of Insurance. The Borrower will, or will cause the applicable Group Company (in respect of the Joint Ventures, solely to the extent Borrower or any Subsidiary thereof is able to cause compliance by taking Required Action), to, procure at its own expense and maintain in full force and effect insurance in such amounts and against such losses as are customary for companies of a similar size operating in the same or similar

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businesses by financially sound and responsible insurers or reinsurers, and in any event, insurance coverages complying with the requirements of Prudent Industry Practices (the “Required Insurance”), except to the extent failure to so comply would not reasonably be expected to result in a Material Adverse Effect.
SECTION 7.6    Books and Records; Inspection. The Borrower will, and will cause the Group Companies (and in respect of Joint Ventures or any Lower Tier Joint Ventures, solely to the extent the Borrower or any Subsidiary thereof is able to cause compliance by taking Required Action) to, keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit any employees or agents of the Administrative Agent (at the direction of the Required Lenders), to visit and visually inspect any of the properties of any Loan Party or Portfolio Project Obligor Entity, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable advance notice and at reasonable times mutually agreed during normal business hours and as often as may reasonably be requested, provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 7.6 and the Administrative Agent shall not exercise such rights more than once during any twelve (12) month period at the Borrower’s reasonable expense (such expense to be limited to reasonable, documented, and out-of-pocket costs); provided further that during the existence and continuance of an Event of Default, there shall be no limit on the number of such visits and visual inspections that shall be permitted at the Borrower’s reasonable expense, upon reasonable advance notice and at reasonable times during normal business hours. Notwithstanding anything to the contrary in this Section 7.6, no Loan Party or Portfolio Project Obligor Entity will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (A) constitutes non-financial trade secrets or non-financial proprietary information, (B) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (C) is subject to attorney-client or similar privilege or constitutes attorney work product.
SECTION 7.7    Environmental Laws. The Borrower will, and will cause the Group Companies to, (a) comply with, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with, all applicable Environmental Laws (other than Permits, which are governed under Section 7.2(b)), except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) conduct any investigation, study, sampling and testing, and undertake any clean-up, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 7.8    Use of Proceeds.
(a)    The Borrower will use the proceeds of Term Loans, (i) to pay transaction fees, costs and expenses related to the Loan Documents, (ii) to refinance existing debt of the Group Companies, (iii) to repay, refinance or redeem a portion of the notes under the Existing Big 5

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Projects NPA and (iv) for general corporate purposes of the wholly-owned Subsidiaries in connection with financing and developing solar, wind and battery storage Projects located in the United States.
(b)    The Borrower will use the proceeds of the Revolving Loans:
(i)    to pay transaction fees, costs and expenses related to the Loan Documents;
(ii)    for general corporate purposes of the wholly-owned Subsidiaries in connection with financing and developing solar, wind and battery storage Projects located in the United States (subject to the restrictions in Section 8.4(j) with respect to acquisitions); and
(iii)    for general corporate purposes of Group Companies (other than wholly- owned Subsidiaries) in connection with financing, developing and ownership of solar, wind and battery storage Projects located in the United States as long as the applicable Joint Venture Agreements in respect of such Group Company or Group Companies satisfy the Foreclosure Requirements.
(c)    The Borrower will use the proceeds of the LC Loans for reimbursement of draws on Letters of Credit.
(d)    The Borrower will use the Letters of Credit to provide credit support and reserve obligations (including through replacement of any existing credit support) of the Group Companies related to the applicable Project; provided that Letters of Credit issued in respect of Credit Extensions subject to Section 5.2.5(a) shall be used solely in respect of the following Projects up to the following amounts:
(i)    For the Athos II Project, an amount not exceeding $17,000,000;
(ii)    For the Orion II Project, an amount not exceeding $35,820,837;
(iii)    For the Pelicans Jaw Project, an amount not exceeding $70,000,000; and
(iv)    For all Other Projects, an amount not exceeding $20,000,000.
(e)    Notwithstanding the foregoing, the Borrower shall not be permitted to use the proceeds of Loans to make Restricted Payments.
(f)    The Borrower will not apply, directly or indirectly, any part of the proceeds of any Loan to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Federal Reserve Board.
SECTION 7.9    Security, Further Assurances; etc.
(a)    Subject to the limitations and exceptions of this Agreement and any applicable limitation in any Security Document, the Borrower will, and will cause the Subsidiary Guarantors to, execute and deliver any documents, Filing Statements, agreements and instruments, and take all further action that the Administrative Agent or the Collateral Agent may

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reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the Liens created or intended to be created by the Loan Documents. In addition, from time to time, to the extent permitted under applicable law, the Borrower will, and will cause the Subsidiary Guarantors to, at Borrower’s cost and expense, take such actions as the Administrative Agent or the Collateral Agent may reasonably request to promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent and the Collateral Agent or the Required Lenders shall designate (it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrower).
SECTION 7.10    Maintenance of Corporate Separateness. The Borrower will, and will cause each Loan Party and each Portfolio Project Obligor Entity to, (a) satisfy in all material respects customary company formalities, including the holding of regular board of directors’ and shareholders’ or members’, managers’ or partners’ meetings and the maintenance of corporate or company offices and records, (b) act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses, and conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (including, without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts), and (c) comply in all material respects with the terms of its Organic Documents; provided that, notwithstanding the foregoing, in no event will Loan Parties take any action, or conduct their affairs in a manner, which is likely to result in the separate existence of any Loan Party from any other Group Company being ignored by any court of competent jurisdiction.
SECTION 7.11    Cash Management. The Borrower will deposit, or cause to be deposited, as soon as practicable following the receipt thereof, all of its Collections into the Borrower Collections Account.
SECTION 7.12    Accounts. Within 60 days following the Closing Date, the Borrower shall ensure execution and delivery to the Administrative Agent of Control Agreements substantially in the form attached hereto as Exhibit O-1 and Exhibit O-2 or otherwise reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) for each Deposit Account and Securities Account constituting Collateral or for which the Borrower intends such Deposit Account and Securities Account to constitute an “Account” hereunder, entered into by the applicable account bank and pursuant to which the account bank maintaining such account shall agree to comply solely with the Collateral Agent’s instructions with respect to the disposition of funds in such account upon the occurrence and continuance of an Event of Default without the consent of any other Person.
SECTION 7.13    [Reserved].
SECTION 7.14    Distributions. The Borrower shall cause each other Group Company (other than Joint Ventures) to make Distributions from available cash to its respective parent Group Company and thereafter up to the Borrower in the maximum amount then permitted to be made by such Group Company in accordance with the Operative Documents; provided,

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notwithstanding the foregoing, any Group Company may maintain reasonable reserves in accordance with Prudent Industry Practices to the extent such reserves are not prohibited by the Operative Documents. All Distributions received by the Borrower shall be deposited into the Borrower Collections Account.
SECTION 7.15    [Reserved].
SECTION 7.16    [Reserved].
SECTION 7.17    Interest Rate Protection.
(a)    Within fifteen (15) Business Days of each Term Loan Borrowing, the Borrower shall enter into and thereafter maintain Interest Rate Hedge Agreements (in each case, documented pursuant to customary ISDA agreements, including an ISDA schedule) to the extent necessary to provide that at least 75% (and no more than 110%) of the aggregate principal amount of Term Loans projected to be outstanding at such time (as determined by reference to the Financial Model then in effect) is subject to either a fixed interest rate or interest rate protection through the Term Loan Maturity Date. The Interest Rate Hedge Agreements with respect to the Term Loans shall provide for a mandatory termination and cash settlement at the scheduled Term Loan Maturity Date.
(b)    In connection with any voluntary prepayment of Term Loans to be made pursuant to Section 3.1.2 or any mandatory prepayment of Term Loans to be made as required by Section 3.1.3(a) through (d), the Borrower shall reasonably promptly, and in any event, no later than thirty (30) days thereafter, terminate certain Interest Rate Hedge Agreements such that the aggregate notional amount under the Interest Rate Hedge Agreements does not exceed 110% of the aggregate principal amount of the Term Loans outstanding after giving effect to such prepayment and pay all amounts payable by the Borrower under the Interest Rate Hedge Agreements as a result of such termination.
(c)    Each Secured Swap Contract shall be secured with a Lien on the Collateral, on a pari passu basis with the Obligations.
SECTION 7.18    Taxes
(a)    The Borrower will, and will cause each of the Group Companies (other than Lower Tier Joint Ventures) to, (x) timely file income and other material tax returns required to be filed by them (except with respect of the Joint Ventures and any Lower Tier Joint Ventures, solely to the extent the Borrower or any Subsidiary thereof is able to cause compliance by taking Required Action) and (y) pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon (except with respect of the Joint Ventures and any Lower Tier Joint Ventures, solely to the extent the Borrower or any Subsidiary thereof is able to cause compliance by taking Required Action), and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets; provided no such Tax or claim need be paid (i) if it is being contested in good faith and adequate reserves or other appropriate provision, as shall be required in conformity with GAAP

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shall have been made therefor or (ii) the failure to pay or discharge the same would not reasonably be expected to have a Material Adverse Effect.
(b)    In the event that any of the Group Company (other than Lower Tier Joint Ventures) classified as a partnership for U.S. federal income tax purposes receives a notice of final partnership administrative adjustment that would, with the passing of time, result in an “imputed underpayment” as that term is defined in Section 6225 of the Code imposed on such Group Company, Borrower shall exercise commercially reasonable efforts to cause such Group Company, to the extent it is able to do so under the applicable Qualifying Tax Equity Financing Document within thirty (30) days after the date of such notice, to (x) timely elect pursuant to Section 6226 of the Code to make inapplicable to such Group Company the requirement in Section 6225 of the Code to pay the “imputed underpayment” as that term is used in that section, (y) comply with all of the requirements and procedures required in connection with such election and (z) provide evidence of such election to Administrative Agent; provided, that such election shall not be required if the Administrative Agent (i) has received reasonably satisfactory evidence that the member or partner responsible for the associated underpayment agrees to make a capital contribution in the full amount of the imputed underpayment and (ii) is satisfied, in its sole good faith discretion, with such member’s or partner’s credit (taking into account any credit support offered at the time).
SECTION 7.19    Energy Regulatory Matters. The Borrower shall cause the Project Companies (or, in respect of the Joint Ventures, solely to the extent that the Borrower or any Subsidiary thereof is able to cause compliance by taking Required Action):
(a)    in respect of each Project Company that owns a Project located in a region subject to FERC’s ratemaking jurisdiction pursuant to Section 205 of the FPA, to hold MBR Authority before such Project Company makes a sale of electric energy, including test energy;
(b)    in respect of each Project Company that owns a Project located in Texas, to be a PGC no later than the date that such Project Company makes a sale of electric energy, including test energy; and
(c)    in respect of each Project Company, to be an EWG no later than the date that such Project Company makes a sale of electric energy, including test energy.
ARTICLE VIII
NEGATIVE COVENANTS
The Borrower covenants and agrees with each Lender, each LC Issuer and the Administrative Agent that, until the Termination Date has occurred, such Person will perform or cause to be performed the obligations set forth below.
SECTION 8.1    Business Activities.
(a)    The Borrower shall not engage in any activities other than owning the direct or indirect equity interests in its Subsidiaries and Joint Ventures and activities reasonably incidental and related thereto and not prohibited by the Loan Documents.

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(b)    None of the Group Companies shall engage in any activities which are not consistent with, or reasonably incidental or related to renewable energy deployment.
(c)    None of the Projects shall be directly developed, constructed or owned by any Obligor.
SECTION 8.2    Indebtedness. The Borrower will not, nor will it permit any Group Company to, create, incur, assume, guaranty or permit to exist any Indebtedness, other than (without duplication):
(a)    with respect to the Borrower and the Subsidiary Guarantors, Indebtedness in respect of the Obligations; provided that, notwithstanding anything to the contrary herein, except for Indebtedness of the Subsidiary Guarantors in respect of the Obligations, the Subsidiary Guarantors are not permitted to incur any Indebtedness for borrowed money;
(b)    Indebtedness existing as of the Closing Date which is identified in Item 8.2(b) of the Disclosure Schedule, which shall include the Existing Big 5 Projects NPA;
(c)    With respect to the Big 5 Projects, (i) such Indebtedness under the Big 5 Projects Financing; provided that, for the avoidance of doubt, without the written consent of the Required Lenders, no incremental notes or other incremental Indebtedness under the Big 5 Projects Financing shall be permitted thereunder after the closing date with respect to the Big 5 Projects Financing; provided, further that, for the avoidance of doubt, the Big 5 Projects Financing and related Indebtedness thereunder shall not be refinanced (whether pursuant to a repayment or prepayment or an amendment and restatement) or replaced in whole or in part without the prior written consent of the Required Lenders and (ii) Indebtedness in respect of one or more letters of credit facility (or any replacement or refinancing thereof; provided that the principal or commited amount of such replacement or refinancing, together with the principal amount of any other existing letter of credit facilities in respect of the Big 5 Projects, shall (A) not in the aggregate exceed $115,000,000 until the lien for the benefit of BP Energy Company (or any Affiliate thereof) in relation to the hedging arrangements for the Athos Project has been released or terminated in full and (B) thereafter, not in the aggregate exceed $140,000,000);
(d)    (i) with respect to the Other Base Portfolio Projects, Indebtedness incurred by the applicable Portfolio Project Company or Portfolio Project Holdco pursuant to a single senior project financing or a single backleverage financing (but only one project financing or backleverage financing in total at any time) that meets the Qualifying Portfolio Project Senior Financing Conditions (including the Required Portfolio Project Financing Conditions), (ii) with respect to the Additional Portfolio Projects, Indebtedness incurred by the applicable Portfolio Project Company or Portfolio Project Holdco pursuant to a single senior project financing or a single backleverage financing (at any time) that meets the Qualifying Portfolio Project Senior Financing Conditions (including the Required Portfolio Project Financing Conditions) and (iii) the refinancing of any such Indebtedness listed in clause (i) and (ii) by the applicable Portfolio Project Company that meets the Qualifying Portfolio Project Senior Financing Conditions (including the Required Portfolio Project Financing Conditions);

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(e)    with respect to any Subsidiary or Joint Venture (other than any Loan Party or any Portfolio Project Obligor Entity), any Tax Equity Financing or other Indebtedness incurred in order to finance the development, construction, commissioning or operation of an Other Project or portfolio of Other Projects; provided that
(1) such Tax Equity Financing or other Indebtedness is either (i) unsecured or (ii) secured, in whole or in part, only by the applicable Project(s) and any other assets directly owned by any Group Company that directly owns such Project, or the Capital Securities of such Group Company, and, for the avoidance of doubt, not by the Capital Securities or assets of any Portfolio Project Obligor Entity;
(2) such Tax Equity Financing or other Indebtedness is non-recourse to the Obligors (except as permitted by clause (3) below);
(3) other than in respect of Third Party Guarantees permitted pursuant to Section 8.2(m), neither the Borrower nor any other Obligor shall be an obligor under such Tax Equity Financing or other Indebtedness;
(4) with respect to any Other Project or Other Projects that are development projects and have not yet reached “full notice to proceed”, any such other Indebtedness (not including Tax Equity Financings) may only be incurred by an Other Project Company (Non-Wholly Owned), a non-wholly owned Other Project Holdco or by a Joint Venture; and
(5) with respect to any Other Project that has reached “full notice to proceed”, any such other Indebtedness (not including Tax Equity Financings) (x) is incurred by the Other Project Company, Other Project Holdco or a First Tier Joint Venture pursuant to a single senior project financing or a single backleverage financing (but only one project financing or backleverage financing in total at any time), (y) shall not include any restrictions on distributions or excess cash flow sweeps that are not customary for similar financings at the time incurred and (z) the terms of which shall satisfy the Foreclosure Requirements (any such other Indebtedness (not including Tax Equity Financings) complying with clauses (1) through (4), a “Qualifying Other Project Senior Financing”);
(f)    Indebtedness of any Group Company (other than any Loan Party or any Portfolio Project Obligor Entity) in respect of any Qualifying Real Estate Debt;
(g)    Hedging Obligations of any Group Company permitted pursuant to Section 8.15;
(h)    Indebtedness assumed by any Group Company (other than, any Loan Party and any Portfolio Project Obligor Entity) after the Closing Date in connection with any Investments and acquisitions permitted under Section 8.4; provided that such Indebtedness is limited in recourse to such Group Company that directly or indirectly owns the assets which are the subject of such Investment or acquisition;
(i)    Indebtedness of any Person (other than any Group Company) that becomes or is merged into or consolidated with any other Subsidiary or Joint Venture after the Closing Date; provided that (v) such Indebtedness exists at the time such Person becomes a Subsidiary or Joint

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Venture or is so merged or consolidated or such assets are acquired, (w) to the extent such Person, directly or indirectly, owns a Project that shall concurrently become an Additional Portfolio Project, such Indebtedness complies with the requirement under Section 8.2(d) above, (x) the terms of such Indebtedness shall satisfy the Foreclosure Requirement, (y) is not created in contemplation of or in connection with such Person becoming any Subsidiary or Joint Venture (or such merger or consolidation) or such assets being acquired and (z) is non-recourse to the Borrower or any other Group Company besides such Subsidiary or Joint Venture;
(j)    Trade or other similar indebtedness of any Group Company incurred in its ordinary course of business (but not Indebtedness for borrowed money) and (i) not more than 60 days past due, or (ii) being contested in good faith and by appropriate proceedings;
(k)    Indebtedness of any Group Company arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in its ordinary course of business or other netting, overdraft or cash management services in its ordinary course of business;
(l)    Indebtedness incurred by any Group Company (other than any Loan Party) in its ordinary course of business and not in connection with Indebtedness for borrowed money, constituting reimbursement or indemnification obligations with respect to bonds (which are not the type described in clause (m) below) and other similar security instruments, workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;
(m)    Indebtedness of any Group Company in respect of the following (collectively, the “Third Party Guarantees”):
(i)    performance bonds, bid bonds, appeal bonds, surety bonds, cash collateralized and surety-backed letters of credit, financial assurances and completion guarantees and similar obligations in each case provided in the ordinary course of its business and not in connection with Indebtedness for borrowed money, including those provided to surety bond providers, offtakers, vendors, suppliers, and other commercial counterparties and those incurred to secure health, safety and environmental obligations (collectively, “Commercial Third Party Guarantees”)
(A)    in existence on the Closing Date, and any replacements or renewals thereof (subject, in respect of Surety Bond Commercial Third Party Guarantees (defined below) of any Portfolio Project Obligor Entity, to an aggregate cap of $31,000,000, as reduced from time to time by the applicable amount of any such Surety Bond Commercial Third Party Guarantee in existence on the Closing Date to the extent such Surety Bond Commercial Third Party Guarantee is terminated, cancelled or reduced (without renewal or replacement) after the Closing Date); provided that (x) all Commercial Third Party Guarantees related to surety bonds (the “Surety Bond Commercial Third Party Guarantees”) existing as of the Closing Date and (y) all other Commercial Third Party Guarantees to which any Portfolio Project Obligor Entity or Subsidiary Guarantor

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is party existing as of the Closing Date, in each case shall be set forth on Schedule IX hereto; and
(B)    entered into on and after the Closing Date so long as no Commercial Third Party Guarantee in respect of which a Portfolio Project Obligor Entity is an obligor is for the benefit of any Other Project; provided that any Surety Bond Commercial Third Party Guarantees incurred by a Portfolio Project Obligor Entity must be unsecured (other than any liens permitted in Section 8.3(d) and 8.3(z)) and the obligors thereto shall be limited to the applicable Portfolio Project Company and the Borrower;
(ii)    guarantees, bonds (including performance bonds, bid bonds, appeal bonds, surety bonds and personal bonds) and other security (including cash collateral and advance deposits, to the extent constituting indebtedness) provided for the benefit of tax equity investors and project finance lenders (solely in respect of equity contributions) (collectively, “PF/TE Third Party Guarantees”) either (x) existing as of the Closing Date or (y) incurred on or after the Closing Date in the ordinary course of business so long as no PF/TE Third Party Guarantee in respect of which a Portfolio Project Obligor Entity or Subsidiary Guarantor is an obligor is for the benefit of any Other Project;
(n)    Indebtedness in respect of Qualifying Tax Equity Financing (or Qualifying Tax Equity Financings) of any Portfolio Project or Portfolio Projects, so long as such Indebtedness is non-recourse to the Borrower or any Group Company that does not directly or indirectly own the assets which are the subject of such Qualifying Tax Equity Financing or Qualifying Tax Equity Financings;
(o)    Indebtedness (i) of any Group Company consisting of the financing of insurance premiums or (ii) of any Group Company (other than any Loan Party) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and not in connection with Indebtedness for borrowed money;
(p)    any unsecured intercompany Indebtedness of the Group Companies owing to the Borrower or to other Group Companies (other than owing to any Portfolio Project Obligor Entities, except to the extent such Portfolio Project Obligor Entities are party to the same Qualifying Senior Financing);
(q)    any unsecured Indebtedness of the Borrower that is by its terms fully subordinated in right of payment to the Obligations (“Subordinated Indebtedness”) subject to terms of subordination substantially in the form attached hereto as Exhibit F; provided that (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Subordinated Indebtedness and (ii) such Indebtedness does not mature, or require any principal, interest (other than interest that is paid-in-kind) or fee payments or mandatory prepayment, put right or sinking fund obligation prior to the date that is ninety-one (91) days after the Maturity Date;
(r)    Indebtedness incurred by any Group Company (other than any Loan Party) relating to any Portfolio Project (other than the Big 5 Projects) consisting of reimbursement

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obligations with respect to letters of credit, limited to one operating letter of credit facility for any Portfolio Project, which may be on an individual basis or on a portfolio basis for any other Portfolio Projects (other than the Big 5 Projects);
(s)    Capitalized Lease Liabilities and purchase money Indebtedness incurred or issued by any Group Company (other than any Loan Party) to finance the purchase, lease or improvement of any property (real or personal) or equipment that is used or useful in its business solely in the ordinary course of business and solely to the extent permitted under any applicable Senior Financing Documents;
(t)    to the extent constituting Indebtedness, amounts owing by a Group Company (other than any Loan Party) to appropriate Governmental Authorities under Governmental Authorizations or in respect of expenses incident to land agreements, easements, or other rights obtained for the benefit of any Projects;
(u)    any unsecured Indebtedness incurred by the Borrower in the aggregate that at any one time outstanding does not exceed $20,000,000; and
(v)    to the extent constituting Indebtedness, all premium, interest (including post- petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 8.2;
provided that, without limiting the foregoing, no Indebtedness shall be permitted hereunder if it provides for the following: (i) any Base Portfolio Project Company which owns a Big 5 Project is liable for such Indebtedness and such Indebtedness is incurred by a Person which does not directly or indirectly own a Big 5 Project or (ii) any Base Portfolio Project Company which owns an Other Base Portfolio Project is liable for such Indebtedness and such Indebtedness is incurred by a Person which does not directly or indirectly own an Other Base Portfolio Project.
SECTION 8.3    Liens. The Borrower will not, nor will it permit any Group Company (in respect of the Joint Ventures, solely to the extent the Borrower or any Subsidiary thereof is able to cause compliance by taking Required Action) to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except the following (without duplication) (each, a “Permitted Lien”):
(a)    Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Security Document;
(b)    Liens on the property or assets securing Indebtedness described in Section 8.2(b), Section 8.2(e), Section 8.2(n) and Section 8.2(r); provided that, no such Lien shall encumber any additional property (except for pursuant to customary after-acquired property provisions and except for assets and Capital Securities of the entities intended to be pledged pursuant to the documents reflecting such Indebtedness as any such documents exist as of the Closing Date) and the principal amount of increased from that existing on the Closing Date;

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(c)    Liens incurred in respect of, and in accordance with the requirements of, any Qualifying Senior Financings and Qualifying Real Estate Debt;
(d)    Liens (i) securing Indebtedness described in Section 8.2(m)(i)(A) and (ii) in respect of Surety Bond Commercial Third Party Guarantees in the form of springing security interests, such as in the event of a demand on any related bond or event of default under any related bond indemnity agreement;
(e)    Liens of any Group Company (other than the Borrower) in favor of carriers, warehousemen, mechanics, suppliers, processors, storage, materialmen, repairmen and landlords and other like Liens imposed by applicable laws, in each case granted in the ordinary course of business securing obligations with respect to the applicable Project, which (i) are not delinquent for a period of more than 90 days and do not in the aggregate materially detract from the value or use of such Project or (ii) are for amounts not yet due or which are being diligently contested in good faith by appropriate proceedings and that have been fully bonded or for which adequate reserves in accordance with GAAP shall have been set aside by the applicable Group Company on its books;
(f)    Liens of any Group Company (other than the Borrower) incurred, or deposits made or cash collateral provided in the ordinary course of business in connection with, (A) worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits (other than Liens under ERISA), or (B) to secure performance of tender and return of money bonds, statutory obligations, bids, performance or payment, security and appeal bonds (but not in excess of $5,000,000 in the aggregate with respect to such security and appeal bonds), leases, trade contracts, Project Documents or similar obligations (other than for borrowed money) entered into in the ordinary course of business and which are permitted pursuant to Section 8.2 above, excluding for the avoidance of doubt, any Third Party Guarantees under Section 8.2(m);
(g)    judgment Liens which do not otherwise result in an Event of Default under Section 9.1.6;
(h)    with respect to any Subsidiary or Joint Venture, easements, rights-of-way, restrictions (including zoning restrictions), trackage rights, minor defects or irregularities in title, restrictions on use of real property and other similar encumbrances or Liens that, in the aggregate, do not materially detract from the value or use of any applicable Portfolio Projects;
(i)    with respect to any Subsidiary or Joint Venture, any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business;
(j)    Liens in the nature of rights of first refusal, rights of first offer, purchase options, tag, drag-along and similar rights in respect of the Capital Securities or assets of Joint Ventures (other than the Capital Securities of the Borrower or any Subsidiary Guarantor) or assets of Joint Ventures or Subsidiaries included in documentation evidencing contemplated financings, Joint

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Ventures, engineering and procurement or other ordinary course contracts otherwise permitted under this Agreement;
(k)    any Lien existing on any asset prior to the acquisition thereof by any Group Company, or existing on any asset of any Person that becomes a Subsidiary or Joint Venture of the Borrower (or is merged or consolidated with a Subsidiary or Joint Venture of the Borrower), provided that (i) other than with respect to Indebtedness permitted by Section 8.2, such Liens were not created in contemplation of such merger, amalgamation, consolidation or acquisition or Investment and do not extend to any assets other than those of the Person merged into, amalgamated or consolidated with or acquired by such Group Company and (ii) such Lien does not extend to or cover any other property of any Group Company other than the Person(s) acquired and/or formed to make such acquisitions and Subsidiaries or Joint Ventures of such Person(s) (other than the proceeds or products thereof);
(l)    (i) Liens under netting and other offset rights granted by the Borrower to counterparties under the Secured Swap Contracts and (ii) Liens granted by any Group Company to counterparties under any Hedge Agreement entered into by such entity in accordance with Section 8.15;
(m)    Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(n)    any interest or title of a lessor, sublessor or licensor in leases or subleases or other right to occupancy assumed or entered into by any Subsidiary or Joint Venture or any leases, subleases, licenses and sublicenses granted to third parties in the ordinary course of business, in each case not interfering in any material respect with the operations or business of such Subsidiary or Joint Venture and otherwise in compliance with this Agreement;
(o)    (x) with respect to the Group Companies (other than the Borrower), Liens arising under general depositary or securities account agreements, in each case, relating to banker’s Liens, rights of set-off, revocation, refund, chargeback or similar rights and remedies, and burdening only instruments, deposit accounts, or other funds maintained with a depository institution and (y) with respect to the Borrower, liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(p)    licenses or sublicenses of intellectual property granted by any Group Company in the ordinary course of business;
(q)    purported Liens arising from precautionary UCC financing statements (or equivalent filings) regarding operating leases otherwise permitted under this Agreement;
(r)    Liens on securities that are the subject of repurchase agreements constituting Cash Equivalent Investments under clause (g) of the definition thereof;

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(s)    to the extent arising from Indebtedness permitted under Section 8.2(n), Liens on insurance proceeds, rights or claims against an insurer or advanced payments made in respect of insurance premiums
(t)    extensions, renewals and replacements of any of the foregoing Liens to the extent and for so long as the obligations secured thereby remain outstanding;
(u)    Liens solely on any Cash earnest money deposits made by any Group Company in connection with any letter of intent, purchase agreement or other contract permitted hereunder;
(v)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(w)    Liens in the aggregate that at any one time outstanding do not exceed $10,000,000; and
(x)    with respect to any Subsidiary or Joint Venture (other than any Loan Party), Liens on accounts receivable and each related deposit or securities account to the extent such accounts receivable are deposited therein granted in each case on customary terms over no greater than 60 days of receivables pursuant to any Hedge Agreements or any energy management agreement and entered into in the ordinary course of business;
(y)    reservations, limitations, provisos and conditions, if any, expressed in any authorization from any Governmental Authority;
(z) Liens in the nature of cash collateral (and segregated accounts or subaccounts established pursuant to customary terms into which such cash collateral is deposited), deposits or pledges to secure mandatory statutory obligations or performance of bids, tenders, project documents, purchase or sale agreements, Third Party Guarantees (other than for Indebtedness for borrowed money) or leases, or for purposes of like general nature, in each case in the ordinary course of business; and
(aa)    Liens created in connection with Indebtedness permitted under Section 8.2(s), or extensions, renewals or replacement of any of the foregoing; provided that such Liens attach only to the equipment or other property purchased or leased using such Indebtedness and the cost of such equipment or other property has not been funded as part of any Loan disbursed hereunder.
provided that, notwithstanding the foregoing, such Permitted Liens shall not include any cross- collateralization between (i) any of the Big 5 Projects on the one hand, and (ii) any other Portfolio Project or Other Project, on the other.
SECTION 8.4    Investments. The Borrower will not, nor will it permit any Group Company (other than in respect of Joint Ventures) to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:
(a)    Investments existing as of the Closing Date (or made pursuant to legally binding commitments in existence as of the Closing Date), in each case as identified in Item 8.4(a) of the Disclosure Schedule and any modification, replacement, renewal, reinvestment or extension of

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any of the foregoing in each case, that does not result in an Investment in any other Person or increase to any such Investment;
(b)    Cash Equivalent Investments;
(c)    any Investment acquired by any Group Company (i) in exchange for any other Investment or accounts receivable held by such Person in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or accounts receivable, (ii) as a result of a foreclosure by such Person with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes or insurance claims or (iv) in settlement of debts created in the ordinary course of business;
(d)    Investments consisting of the deferred portion of the sales price received by a Group Company or otherwise arising out of the receipt of non-cash consideration in connection with any Disposition permitted under Section 8.7 (other than clause (b) thereof);
(e)    Investments by the applicable Group Company in Hedge Agreements otherwise permitted under this Agreement, including pursuant to Section 8.15;
(f)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property and including pursuant to joint marketing arrangements with other Persons (including options to purchase the foregoing), in each case in the ordinary course of business;
(g)    [Reserved];
(h)    [Reserved];
(i)    any ordinary    course Investment made for the purposes of a Permitted Reorganization or any Qualifying Tax Equity Financings (including “purchase price payments”);
(j)    any Investment by any Group Company for the purpose of the acquisition of Eligible Acquisition Projects (including reimbursement of development expenditures at the closing of the respective acquisition transaction and payment of development fees at such closing and subsequent milestones, but excluding ongoing development expenditures and letter of credit postings after the close of such acquisition transaction); provided that:
(i)    such Investment in Early-Stage Projects shall not exceed $40,000,000 of the proceeds of Revolving Loans outstanding at any one time; and
(ii)    such Investment in Early-Stage Projects and Mid-Stage Projects in the aggregate shall not exceed $140,000,000 of the proceeds of Revolving Loans outstanding at any one time;
For purposes of determining compliance with this Section 8.4(j), any such Investment shall be assumed to be made first by any Cash equity contribution (other than any Specified Equity Contribution) to the Borrower made subsequent to the Closing Date and

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Internally Generated Cash. Solely amounts above such aggregate amount shall be assumed to be met by Revolving Loans pursuant to this Section 8.4(j).
(k)    Investments made with the proceeds of Loans in accordance with Section 7.8 (including, for avoidance of doubt, intercompany Investments with the proceeds of such Loans among the Group Companies for purposes permitted in accordance with Section 7.8); provided that any acquisitions made with the proceeds of the Loans in accordance with Section 7.8 shall be subject to the restrictions in Section 8.4(j) above; and
(l)    unlimited Investments made with equity contributions made to the Borrower (excluding Specified Equity Contributions) and with any Internally Generated Cash, in each case, into the business activities of the Group Companies that are not prohibited under Section 8.1, provided that, notwithstanding the foregoing, no Portfolio Project Company or Portfolio Project Holdco may make an Investment in any other Portfolio Project Company (or its respective Portfolio Project Holdcos) except with respect to any Portfolio Project that is subject to the same Qualifying Senior Financing.
SECTION 8.5    Restricted Payments, etc.
(a)    The Borrower will not, nor will it permit any Group Company to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, except (i) payments made to any third party not in violation of the applicable Tax Equity Financings or Joint Venture Agreements, (ii) Restricted Payments made in respect of Permitted Tax Distributions, so long as (x) no Event of Default shall have occurred and be continuing immediately before or after giving effect to such Permitted Tax Distribution and (y) such Restricted Payments do not exceed $5,000,000 in the aggregate during the term of this Agreement, (iii) any Group Company (other than the Borrower) may declare and pay dividends or make distributions to any other Group Company that holds its Capital Securities or to the Borrower and (iv) Restricted Payments to the preferred equity holders solely to the extent required under the LPA, so long as (x) no Event of Default shall have occurred and be continuing and (y) the Debt Service Coverage Ratio (Trailing) for the immediately preceding Measurement Period occurring on or immediately prior to such date shall not be less than 1.05:1.00, in each case, immediately before or after giving effect to such Restricted Payment and (z) such Restricted Payment does not occur prior to the Measurement Period ending December 31, 2023. Notwithstanding the foregoing, the Borrower shall not make any Restricted Payment under clause (ii) or (iv) above except from Internally Generated Cash and in no event shall the proceeds of any Loans be used, directly or indirectly, to make a Restricted Payment.
SECTION 8.6    Consolidation, Merger; etc. The Borrower will not, nor will it permit any Portfolio Project Obligor Entity to, (a)(i) liquidate, wind-up or dissolve, (ii) sell, lease or otherwise transfer or Dispose of all or substantially all of its property, assets or business other than as permitted by Section 8.7, (iii) combine, consolidate with, or merge into or with, any other Person, (b) change its legal form, or (c) purchase or otherwise acquire any substantial part of the assets of any Person (or any division thereof), other than as permitted by Section 8.4.
SECTION 8.7    Permitted Dispositions. The Borrower will not, nor will it permit any Group Company (other than the Joint Ventures) to, Dispose of any of such Person’s assets

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(including Capital Securities of Subsidiaries or Joint Ventures) to any Person in one transaction or a series of transactions unless such Disposition is:
(a)    of inventory (including all sales of energy and capacity products and any ancillary services) or immaterial, obsolete, damaged, no longer used, useful or economically practicable or commercially desirable to maintain, , worn out or surplus assets Disposed of in the ordinary course of business, or other non-material assets sold, leased or licensed out in the ordinary course of business including without limitation, (i) overdue accounts receivable, notes and other instruments in connection with the compromise or collection thereof (including to resolve disputes that occur in the ordinary course of business, for less than the face value thereof); (ii) leases, subleases, rights of way, easements, licenses, and sublicenses and other assets sold, terminated or permitted to expire in the ordinary course of business; and (iii) termination or cessation of immaterial Subsidiaries and Joint Ventures;
(b)    of Cash Equivalent Investments in the ordinary course of business;
(c)    other than with respect to any Loan Party or any Portfolio Project, the sale, transfer or other Disposition, in a single individual transaction (or a series of related transactions) of all or substantially all of the assets of any Group Company or the all or a portion of the Capital Securities of any applicable Group Company (a “Permitted Non-Portfolio Project Disposition”); provided that (i) no Default or Event of Default then exists and is continuing or would be caused by such Disposition, (ii) the Borrower is in compliance with Section 8.5 after giving effect to such Disposition and (iii) such Disposition is not prohibited by any applicable Qualifying Senior Financing Documents, any applicable Joint Venture Agreements or documents in respect of the applicable Qualifying Tax Equity Financing, if any;
(d)    the sale, transfer or other Disposition of any Base Portfolio Project or the Base Portfolio Project Company or portion of the Capital Securities of such Base Portfolio Project Company (or Portfolio Project Holdco with respect thereto) with the consent of the Required Lenders; provided that no such consent shall be required for a Disposition of either (A) one Base Portfolio Project Company or (B) up to 49.99% of the direct or indirect Capital Securities and Voting Securities of any Base Portfolio Project Company (or Portfolio Project Holdco with respect thereto) so long the aggregate amount of partial Dispositions of all Base Portfolio Project Companies does not exceed 300 MWac (a “Permitted Partial Base Portfolio Project Sale” and any such non-wholly owned Base Portfolio Project, a “Permitted Non Wholly-Owned Base Portfolio Project”) if after giving effect to such Disposition and to any addition of an Additional Portfolio Project Company prior to or substantially concurrently therewith (each, a “Permitted Base Portfolio Project Disposition”):
(i)    the Portfolio LTV Test is satisfied (after giving effect to and as reflected by any Financial Model update as contemplated by the definition of Testing Date);
(ii)    the Borrower is in compliance with the financial covenants set forth in Section 8.22;
(iii)    no Default or Event of Default then exists and is continuing or would be caused by such Disposition; and

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(iv)    such Disposition is not prohibited by the applicable Qualifying Senior Financing Documents or the applicable Qualifying Tax Equity Financing Documents, if any.
(e)    the sale, transfer or other Disposition of any Additional Portfolio Project or the Additional Portfolio Project Company (or Portfolio Project Holdco with respect thereto) in full (but not in part) or all of the Capital Securities of such Additional Portfolio Project Company or such Portfolio Project Holdco if after giving effect to such Disposition and, if applicable, to the addition of any newly-added Additional Portfolio Project Company concurrently therewith (each, a “Permitted Additional Portfolio Project Disposition”):
(i)    the Portfolio LTV Test is satisfied (after giving effect to and as reflected by any Financial Model update as contemplated by the definition of Testing Date);
(ii)    the Borrower is in compliance with the financial covenants set forth in Section 8.22;
(iii)    no Default or Event of Default then exists and is continuing or would be caused by such Disposition; and
(iv)    such Disposition is not prohibited by the applicable Qualifying Senior Financing Documents or the applicable Qualifying Tax Equity Financing Documents, if any.
(f)    with respect to any Subsidiary or Joint Venture, Dispositions in the ordinary course (and not governed by clauses (c), (d) or (e) above) not prohibited by the applicable Project Documents, Qualifying Senior Financing Documents, Joint Venture Agreements, and Tax Equity Financing arrangements;
(g)    with respect to any Group Company, the voluntary unwinding or termination of Secured Swap Contracts or Hedge Agreements permitted pursuant to Section 8.15;
(h)    Dispositions of assets (i) resulting from the condemnation thereof or (ii) that have suffered a casualty (constituting a total loss or constructive total loss of such assets), in each case upon or after receipt of the condemnation proceeds or insurance proceeds of such condemnation or casualty, as applicable; and
(i)    Dispositions made to other Group Companies for the purposes of effecting a Permitted Reorganizations (other than dispositions by or with respect to any Portfolio Project Obligor Entity, the Borrower or SBE US Holdings One, LLC) or in connection with a Qualifying Tax Equity Financing permitted hereunder;
(j)    subject, in each case, to Section 8.13(c), (x) Dispositions of property or assets or issuance of securities amongst the Group Companies; provided that any Disposition by any Portfolio Project Obligor Entity shall be for a bona fide business purpose and such Disposition would not reasonably be expected to have a material and adverse effect on the value or use of any Portfolio Project and (y) so long as no Default or Event of Default shall have occurred and

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be continuing, any Subsidiary or Joint Venture (other than any Loan Party or Portfolio Project Obligor Entity) may be merged, amalgamated or consolidated with or into any Group Company,;
(k)    Dispositions of assets by any Subsidiary or Joint Venture (other than any Portfolio Project Obligor Entity) required to be made to comply with the order of any Governmental Authority or applicable laws; and
(l)    Dispositions of renewable energy credits (including PTCs and ITCs) or transactions to monetize renewable energy credits (including PTCs and ITCs), undertaken pursuant to Section 6417 or 6418, and which would otherwise be a Qualifying Tax Equity Financing.
SECTION 8.8    Modification of Certain Agreements.
(a)    (i) The Borrower will not, and will not permit any Subsidiary Guarantor to, consent to any amendment, supplement, waiver or other modification of its Organic Documents, if as a result thereof there would reasonably be expected to result in an adverse effect in any material respect on the rights and remedies of any Credit Party and (ii) the Borrower will not permit any other Group Company to, consent to any amendment, supplement, waiver or other modification of its Organic Documents, if as a result thereof there would reasonably be expected to be a Material Adverse Effect;
(b)    The Borrower will not, nor will it permit a Portfolio Project Obligor Entity to, amend, modify or change in a material manner any term or condition of any Material Project Document or give any material consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Material Project Document, terminate any Material Project Document or cause or allow the assignment of the rights or obligations of a Group Company to any Material Project Document, except to the extent permitted by any applicable Senior Financing Documents (taking into account any consents or waivers executed in connection with such Senior Financing Documents); provided however that no such amendment, consent, waiver, termination or assignment shall violate the Foreclosure Requirements;
(c)    The Borrower will not, or will it permit any Portfolio Project Obligor Entity to, enter into, become a party to or become liable under any replacement Material Project Document after the Closing Date except to the extent permitted by the Senior Financing Documents (taking into account any consents or waivers executed in connection with such Senior Financing Documents); provided however that no such replacement Material Project Document shall violate the Foreclosure Requirements;
(d)    The Borrower will not, nor will it permit any Portfolio Project Obligor Entity to agree to any material consents, waivers, amendments or other modifications of any Qualifying Senior Financing Document after the Closing Date (or consent to any of the foregoing) without the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed), if such amendment, modification, change or consent to any of the foregoing would cause the relevant Indebtedness to no longer satisfy the requirements of a Qualifying Senior Financing or otherwise fail to be permitted Indebtedness hereunder;

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(e)    The Borrower will not, nor will it permit any Portfolio Project Company to, amend, modify or change in a material manner any term or condition of any Qualifying Tax Equity Financing Document that would cause such Qualifying Tax Equity Financing Document to fail to meet the requirements set forth in the definition of “Qualifying Tax Equity Financing”; and
(f)    The Borrower will not, nor will it permit any Group Company to, amend, modify or change in a material manner any term or condition of any Joint Venture Agreement which could reasonably be expected to violate the Foreclosure Requirements.
SECTION 8.9    Transactions with Affiliates. The Borrower will not, nor will permit a Group Company to, directly or indirectly, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract is on fair and reasonable terms not materially less favorable to such Group Company than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restriction shall not apply to:
(a)    Restricted Payments made in accordance with, and as permitted by, the terms of this Agreement;
(b)    the payment of indemnities to directors, officers and consultants of the Borrower in the ordinary course of business;
(c)    the payment of any customary management fee or similar payment payable to the Borrower; and
(d)    any agreement between one Group Company and another Group Company not specifically prohibited hereunder.
SECTION 8.10    Restrictive Agreements, etc. The Borrower will not, nor will permit Group Company to enter into any agreement prohibiting:
(a)    the ability of any Obligor to amend or otherwise modify any Loan Document; or
(b)    the creation or assumption of any Lien in favor of any of the Secured Parties of the Collateral, except restrictions existing by reason of:
(i)    restrictions imposed by applicable law;
(ii)    contractual encumbrances or restrictions in effect on the Closing Date and described in Item 8.10(b) of the Disclosure Schedule so long as such encumbrance or restriction has not been expanded from the encumbrance or restriction contained in the agreements described in Item 8.10(b) of the Disclosure Schedule as of the Closing Date;
(iii)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

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(iv)    customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into by the Borrower in the ordinary course of business;
(v)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
(vi)    customary restrictions and conditions contained in any agreement of the Borrower relating to the sale of any asset permitted under Section 8.7 pending the consummation of such sale;
(vii)    restrictions imposed by any Hedge Agreement so long as such restrictions are no more restrictive than the provisions of, and otherwise permitted by, Section 8.3 and, for the avoidance of doubt, permit Liens securing the Obligations on the terms of the Loan Documents;
(viii)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(ix)    restrictions arising under any Senior Financing Document or other indebtedness permitted by this Agreement; or
(x)    customary restrictions and conditions contained in the documents relating to any Lien, so long as (A) such Lien is permitted under Section 8.3 and such restrictions or conditions relate only to the specific asset subject to such Lien and (B) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 8.10.
The foregoing prohibitions shall not apply to restrictions contained in any Loan Document.
SECTION 8.11    Accounting Changes. The Borrower shall not, nor shall it permit any Subsidiary Guarantor to, change (a) its accounting principles, except as required by applicable law or in accordance with GAAP or as otherwise consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), (b) Fiscal Year end from December 31, except as otherwise consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), (c) with respect to the Borrower or the Subsidiary Guarantors, its name, jurisdiction of organization, or its legal form, in each case except in connection with the reclassification of such Group Company in connection with a Qualifying IPO, or as otherwise consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) or (d) the location of its principal place of business, in each case without at least ten (10) Business Days’ prior written notice to Administrative Agent.
SECTION 8.12    [Reserved].

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SECTION 8.13    Subsidiaries, Joint Ventures.
(a)    (i) The Borrower shall not at any time cease to own, directly or indirectly, more than 50% of the Capital Securities and Voting Securities of each Permitted Non Wholly-Owned Base Portfolio Project and (ii) the Borrower or an Affiliate thereof shall not at any time cease to be the day-to-day manager, operator and administrator of any Permitted Non Wholly-Owned Base Portfolio Project or have control over such Permitted Non Wholly-Owned Base Portfolio Project (subject to customary “negative control” rights over fundamental actions held by the applicable minority investor in such Permitted Non Wholly-Owned Base Portfolio Project).
(b)    With respect to any Other Project (Non-Wholly Owned) for which the Borrower owns more than 50% of the Capital Securities and Voting Securities, at no time shall the Borrower or an Affiliate thereof cease to be the day-to-day manager, operator and administrator of any such Other Project (Non-Wholly Owned) or have control over such Other Project (Non-Wholly Owned) (subject to customary “negative control” rights over fundamental actions held by the applicable minority investor in such Other Project (Non-Wholly Owned)).
(c)    The Borrower shall not, and shall procure that SBE US Holdings One, LLC shall not, other than their direct Subsidiaries on the Closing Date, directly hold the Capital Securities of any Project Company.
(d)    No Portfolio Project Obligor Entities may own any Other Project.
(e)    No intermediate or other holding entities shall be formed, transferred or acquired that result in any additional direct or indirect intermediate Subsidiaries between any Portfolio Project and SE US Holdings Three, LLC, except to the extent that any such entity does not own any material businesses, including a new Project or the Capital Securities in a new Project; provided that such reorganization shall not result in any additional Project Companies between a Portfolio Project and SE US Holdings Three, LLC or as a Subsidiary of a Portfolio Project Company and no Joint Venture shall be formed between any Portfolio Project and the Borrower (except to the extent otherwise permitted under this Agreement for the purposes of a Qualifying Senior Financing) or below a Portfolio Project.
SECTION 8.14    [Reserved].
SECTION 8.15    Speculative Transactions. The Borrower shall not, nor shall it permit any Group Company, to enter into any speculative Hedge Agreements (it being acknowledged and agreed that neither PTP nor DA/RT trades nor deal contingent Hedge Agreements entered into in connection with Indebtedness permitted by Section 8.2 shall be deemed to be speculative).
SECTION 8.16    Accounts. The Borrower shall not establish or maintain any Deposit Account or Securities Account, other than (a) the Accounts and the Borrower Collections Account, (b) one or more LC Cash Collateral Accounts, (c) any DSR Account and (d) the Excluded Accounts.

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SECTION 8.17    Sales and Lease-Backs. Except in connection with any Tax Equity Financing and sale and leaseback solely in respect of real property, the Borrower shall not, nor shall it cause any Group Company (in respect of any Joint Venture, solely to the extent that the Borrower or any Subsidiary thereof is able to cause compliance by taking Required Action) to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an operating lease or Capitalized Lease Liabilities, of any property (whether real, personal or mixed), whether now owned or hereafter acquired (a) which such Borrower or Portfolio Project Company has sold or transferred or is to sell or transfer to any other Person or (b) which such Borrower or Group Company (in respect of any Joint Venture, solely to the extent that the Borrower or any Subsidiary thereof is able to cause compliance by taking Required Action) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower to any Person.
SECTION 8.18    Restrictions on Subsidiary Distributions. Except as provided for the arrangements described in Section 8.10 above (including, for avoidance of doubt, any Qualifying Tax Equity Financing), the Borrower shall not, nor shall it cause any Portfolio Project Obligor Entity to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distributions on any of such Person’s Capital Securities owned, directly or indirectly, by the Borrower, (b) repay or prepay any Indebtedness owed by any Portfolio Project Obligor Entity to the Borrower or any other Portfolio Project Obligor Entity or by the Borrower under the Loan Documents, (c) make loans or advances to any other Portfolio Project Obligor Entity, or (d) transfer any of its property or assets to the Borrower other than restrictions by reason of customary provisions restricting assignments, subletting or other similar transfers contained in any agreements entered into in the ordinary course of business and otherwise permitted under this Agreement.
SECTION 8.19    Sanctions; Anti-Corruption; Use of Proceeds. The Borrower shall not request any Loan or Letter of Credit, and the Borrower shall not use, directly or knowingly indirectly, and shall procure that its directors, officers and employees shall not use, directly or knowingly indirectly, the proceeds of any Loan or Letter of Credit hereunder, or lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other Person, (a) for any payments, promises to pay, or authorization of the payment or giving of money, or anything else of value to any Person in violation of any applicable Corrupt Practices Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of applicable Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor, lender, investor or otherwise).
SECTION 8.20    Regulations. The Borrower shall not directly or indirectly apply any part of the proceeds of any Loans to the purchasing or carrying of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

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SECTION 8.21    Debt Service Reserve. Other than for the payment by the Borrower of Debt Service under this Agreement, the Borrower shall not withdraw funds from the Borrower Collections Account in an amount that would result in the funds on deposit in the Borrower Collections Account at such time being less than the Debt Service Reserve Amount at such time.
SECTION 8.22    Financial Covenants. The Borrower shall not:
(a)    permit the Debt Service Coverage Ratio (Forward), measured as of the last day of each Fiscal Quarter beginning with the Fiscal Quarter ending December 31, 2023, to be less than (i) 1.05:1.00 for each Fiscal Quarter before April 1, 2026 and (ii) 1.15:1.00 for each Fiscal Quarter from and after April 1, 2026.
(b)    permit the Debt Service Coverage Ratio (Trailing), measured as of the last day of each Fiscal Quarter beginning with the Fiscal Quarter ending March 31, 2024, to be less than 1.00:1.00; and
(c)    permit the aggregate amount of Cash or Cash Equivalent Investments on deposit in the Borrower Collections Account, or any other Account (excluding, for the avoidance of doubt, any DSR Account), measured as of the last day of each Fiscal Quarter following the Closing Date, to be less than ten million Dollars ($10,000,000) (the “Minimum Liquidity Requirement”).
For purposes of determining compliance with the financial covenants set forth in this Section 8.22 as of the last day of any Fiscal Quarter, any Cash equity contribution to the Borrower (funded with proceeds of common equity issued by the Borrower to the Pledgor) after the last day of such Fiscal Quarter and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for that Fiscal Quarter pursuant to Section 7.1(a) (the “Cure Expiration Date”) will, at the irrevocable election of the Borrower, (i) be included in the calculation of the numerator of Debt Service Coverage Ratio (Forward) and Debt Service Coverage Ratio (Trailing), as applicable, solely for the purposes of determining compliance with such covenant in Section 8.22(a) and (b) or (ii) will be deposited in, and thereafter, added to the amount of Cash held in the Borrower Collections Account pursuant to Section 8.22(c), as applicable (each an “Equity Cure”) at the end of such Fiscal Quarter (each, a “Cure Quarter”) and any subsequent period that includes such Cure Quarter (any such equity contribution so included, a “Specified Equity Contribution”); provided that (a) notice of the Borrower’s intent to accept a Specified Equity Contribution shall be delivered by the Borrower no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter, (b) there shall be no more than two (2) consecutive Fiscal Quarters in which a Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with such financial covenant, (d) all Specified Equity Contributions will be disregarded for all other purposes, including pro forma calculations or conditions and (e) there shall be no more than five (5) Specified Equity Contributions made in the aggregate after the Closing Date. Neither the Agents nor any other Credit Party shall exercise the right to accelerate the Loans or terminate the Commitments or any other right or remedy under Article IX (or under any other Loan Document) on the basis of an Event of Default having occurred and being continuing under

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Section 8.22 prior to the Cure Expiration Date (unless such Agent has not timely received the Borrower’s notice specified in clause (a)). The proceeds of such Specified Equity Contribution shall not be required to be applied to prepay the Loans. A Specified Equity Contribution may, subject to the maximum limitations on use set forth above, apply to cure failure to comply with any or all of Section 8.22(a), Section 8.22(b), or Section 8.22(c), and for the avoidance of doubt, in such case, shall be deemed to be one Specified Equity Contribution.
SECTION 8.23    Tax Credit Matters. The Borrower shall not: (i) issue any interest or permit any transfer that would cause any of the Portfolio Project Companies to be treated as a publicly traded partnership within the meaning of section 7704 of the Code; (ii) permit any proceeds of any issue of state or local government obligations to be used to provide financing for all or a portion of a Portfolio Project the interest on which is exempt from tax under Section 103 of the Code; (iii) permit any subsidized energy financing to be provided (directly or indirectly) under a U.S. federal, state, or local program provided in connection with all or any portion of a Portfolio Project; (iv) permit any U.S. federal tax credit (other than ITCs or PTCs, as applicable) to be claimed with respect to any property that is part of a Portfolio Project; (v) permit any of a Portfolio Project to be located outside of the United States; (vi) permit more than 20% of the fair market value of the property, materials and parts that comprise a Portfolio Project’s energy property to consist of used property on the date such property is placed in service (other than in connection with the construction, start-up, testing and commissioning of such Portfolio Project); or (vii) permit any portion of a Portfolio Project to become “tax-exempt use property” within the meaning of Section 168(h) of the Code.
ARTICLE IX
EVENTS OF DEFAULT
SECTION 9.1    Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default.”
SECTION 9.1.1    Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of:
(a)    any principal of any Loan or any Reimbursement Obligation; or
(b)    interest on any Loan or any fee due under any Loan Document or ordinary course settlement payment under any Secured Swap Contract and such default shall continue unremedied for a period of five Business Days after such amount was due; or
(c)    any other monetary Obligations (including any termination and liquidation costs payable under any Secured Swap Contract) and such default shall continue unremedied for a period of ten Business Days after such amount was due.
SECTION 9.1.2    Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made in any Loan Document (including any certificates delivered pursuant to any Loan Document) is or shall be incorrect when made or deemed to have been made in any material respect (except to the extent any such representation and warranty itself is

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qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, in all respects); provided, however, that if (a) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied, and (b) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied within 30 days from the date the Borrower first obtains knowledge thereof provided further that, if (y) the applicable entity is diligently pursuing a cure and (z) such false or misleading representation or warranty would not reasonably be expected to result in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30) day period).
SECTION 9.1.3    Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance or observance of any of its obligations under Section 7.1(f)(i), Section 7.2(a)(i), Section 7.8, Section 7.11, or Article VIII (taking into account the Equity Cure rights set forth in Section 8.22).
SECTION 9.1.4    Non-Performance of Other Covenants and Obligations. (a) Any Obligor shall default in the due performance or observance of any other agreement in any Loan Document to which such Obligor is party, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (a) notice thereof having been given to the Borrower by any Agent or any Lender or (b) the date on which the Borrower first obtains actual knowledge of such default; provided that, if such default is not susceptible to cure within 30 days, the Borrower is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure and such default would not reasonably be expected to result in a Material Adverse Effect, such 30-day period shall be extended as may be necessary to cure such default, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30-day period).
SECTION 9.1.5    Default on Other Indebtedness. (a) A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, of (i) any Indebtedness for borrowed money (other than Indebtedness described in Section 9.1.1) of (x) any Loan Party or two or more Portfolio Project Obligor Entities (in relation to two or more Base Portfolio Projects) having a principal or stated amount (or net exposure, as applicable), individually or in the aggregate, in excess of $25,000,000 or (ii) the Big 5 Project NPA or (b) a default shall occur in the performance or observance of any obligation or condition with respect to (x) the Big 5 Project NPA or (y) any Indebtedness for borrowed money having a principal or stated amount (or net exposure, as applicable), individually or in the aggregate, in excess of $25,000,000, by a Loan Party or two or more Portfolio Project Obligor Entities (in relation to two or more Base Portfolio Projects), in each case, if the effect of such default is to accelerate the maturity of the Big 5 Project NPA or any such Indebtedness prior to its expressed maturity, or to cause the full or partial termination of such Indebtedness; provided that a Default under this Section 9.1.5 with respect to Indebtedness of two or more Base Portfolio Projects shall be deemed cured and not be continuing if (a) the Borrower has prepaid a requisite portion of Loans pursuant to Section 3.1.3(d) or the Portfolio LTV Test is otherwise satisfied by no later than the Applicable LTV

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Prepayment Trigger Date, (b) by no later than the Applicable LTV Prepayment Trigger Date, an Additional Portfolio Project has been added pursuant to the terms of Section 3.1.3 and Section 4.13 such that the Portfolio LTV Test is satisfied as of such date or (c) a Voluntary Temporary Revolving Commitment Reduction is then in effect in accordance with Section 3.1.3(d).
SECTION 9.1.6    Judgments. Any final, non-appealable judgment or order for the payment of money, individually or in the aggregate, in excess of $25,000,000 (exclusive of any amounts fully covered by (x) insurance (less any applicable deductible) and as to which the insurer has acknowledged coverage of such judgment or order or (y) indemnities to which the applicable Person has acknowledged its responsibility to cover such judgment or order) or for injunctive relief that would reasonably be expected to result in a Material Adverse Effect shall be rendered against any Loan Party or two or more Portfolio Project Obligor Entities (in relation to two or more Base Portfolio Projects) and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 90 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order; provided that a Default under this Section 9.1.6 with respect to a judgment or order with respect to two or more Portfolio Projects shall be deemed to be cured and not continuing if (a) the Borrower has prepaid a requisite portion of Loans pursuant to Section 3.1.3(d) or the Portfolio LTV Test is otherwise satisfied by no later than the Applicable LTV Prepayment Trigger Date, (b) an Additional Portfolio Project has been added no later than the Applicable LTV Prepayment Trigger Date pursuant to the terms of Section 3.1.3 and Section 4.13 such that the Portfolio LTV Test is satisfied as of such date or (c) a Voluntary Temporary Revolving Commitment Reduction is then in effect in accordance with Section 3.1.3(d).
SECTION 9.1.7    Pension Plans. Any one or more ERISA Events, which individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
SECTION 9.1.8    Impairment of Security, etc. (a) Any Loan Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (b) except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be effective to grant a perfected Lien (subject to Permitted Liens) on a material portion of the Collateral described therein or any Obligor shall, directly or indirectly, contest such perfection or priority (other than by act or omission of any Credit Party).
SECTION 9.1.9    Bankruptcy, Insolvency, etc. Any Obligor or two or more Portfolio Project Obligor Entities (in relation to two or more Base Portfolio Projects) shall:
(a)    become unable, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
(b)    apply for, consent to, or acquiesce in the filing of a petition in a court of competent jurisdiction seeking relief or the appointment of a trustee, receiver, sequestrator or other custodian, in each case in respect of any such Person or for any substantial part of the

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property of such Person, file an answer admitting the material allegations of a petition filed against such Person or make a general assignment for the benefit of creditors;
(c)    in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be dismissed or discharged within 90 days (provided that nothing herein shall modify or limit any Credit Party’s rights (if any) to appear in any court conducting any relevant proceedings during such 90-day period to preserve, protect, and defend its rights under the Loan Documents);
(d)    permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in the entry of an order for relief or shall remain for 90 days without being dismissed, discharged or bonded (provided that nothing herein shall modify or limit any Credit Party’s rights (if any) to appear in any court conducting any relevant proceedings during such 90-day period to preserve, protect, and defend its rights under the Loan Documents); or
(e)    take any action authorizing any of the proceedings or petitions described in Section 9.1.9(b), Section 9.1.9(c) or Section 9.1.9(d); provided that a Default under this Section 9.1.9 with respect to two or more Portfolio Projects (other than in respect of an Obligor) shall be deemed to be cured and not continuing if (a)(i) the Borrower has prepaid a requisite portion of Loans pursuant to Section 3.1.3(d) or the Portfolio LTV Test is otherwise satisfied by no later than the Applicable LTV Prepayment Trigger Date or (ii) an Additional Portfolio Project has been added no later than the Applicable LTV Prepayment Trigger Date pursuant to the terms of Section 3.1.3 and Section 4.13 such that the Portfolio LTV Test is satisfied as of such date or (b) a Voluntary Temporary Revolving Commitment Reduction is then in effect in accordance with Section 3.1.3(d).
SECTION 9.1.10    Change in Control. A Change in Control shall occur.
SECTION 9.1.11    Renewable Energy Business. SBE Global, LP develops, constructs, operates, or owns, directly or indirectly, any stand-alone utility-scale, grid-connected battery storage, wind, or solar generation project in the United States that is not owned by Group Companies other than (i) any such project that is related to power-to-x, hydrogen, hydrogen derivatives, electric vehicle charging projects, data centers or manufacturing businesses and (ii) any such project or any Person owning such projects that is acquired (with or without using the proceeds of acquisition indebtedness, so long as such acquisition indebtedness is limited in recourse to the Person that directly or indirectly owns the acquired project) after the Closing Date; provided that any such acquired projects or Persons (and their associated acquisition indebtedness) must be presented within thirty (30) days following the date of consummation of the acquisition to the Lenders for any approvals needed under this Agreement in order to permit the relevant acquired entity to be owned indirectly by the Borrower, and, (1) if the requested

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consents and approvals are provided by the Required Lenders (which shall include at least two (2) Coordinating Lead Arrangers (or the Lender affiliates of such Coordinating Lead Arrangers)), then such project or Person (and its associated acquisition indebtedness) will be transferred to a Group Company within fifteen (15) Business days after such Required Lender approval or (2) if such consents and approvals are not provided within 30 days, such project may remain under indirect ownership of any subsidiary of SBE Global, LP other than the Group Companies.
SECTION 9.2    Action if Bankruptcy. If any Event of Default described in Sections 9.1.9(a) through (e) with respect to any Obligor shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and the Borrower shall automatically and immediately be obligated to Cash Collateralize all LC Outstandings in accordance with Section 2.6.4.
SECTION 9.3    Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Sections 9.1.9(a) through (e) with respect to any Obligor) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, may by notice to the Borrower: (a) declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and all other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrower shall automatically and immediately be obligated to Cash Collateralize all LC Outstandings in accordance with Section 2.6.4; and (b) direct the Collateral Agent to exercise the rights and remedies under the Security Documents in accordance with the terms thereof.
ARTICLE X
THE AGENTS
SECTION 10.1    Actions, Appointment; Powers and Duties. Each Lender and each LC Issuer hereby irrevocably appoints and authorizes Deutsche Bank Trust Company Americas to act as the Administrative Agent hereunder and under the other Loan Documents to which the Administrative Agent is party to take such actions on its behalf and to exercise such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents together with such other actions and powers as are reasonably incidental hereto. The Administrative Agent, on behalf of itself and each of the other Secured Parties (as defined below) hereby appoints and authorizes the Collateral Agent to enter into each Loan Document to which it is party and to exercise such powers and perform such duties as are specifically delegated to such Collateral Agent by the terms of the Loan Documents, together with such other actions and powers are reasonably incidental thereto. The provisions of this Article X (other than Section 10.3 and Section 10.14) are solely for the benefit of the Agents and

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the other Credit Parties, and no Obligor shall have any rights as a third party beneficiary of any of the provisions thereof.
Without limiting the obligations (including, but not limited to, the Obligations) of the Borrower hereunder, to the extent the Borrower does not otherwise indemnify any Agent and each of their respective affiliates, officers, directors, controlling persons, trustees, employees, agents and advisors (collectively, the “Agent Indemnitees”) hereunder or under the other Loan Documents, each Lender and each LC Issuer agrees to indemnify (which indemnity shall survive any termination of this Agreement, the payment of the Loans and the cancellation or expiration of the Commitments or the earlier resignation or removal of such Agent) the Agent Indemnitees, pro rata according to such Lender’s and each LC Issuer’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, costs, expenses, or disbursements (including attorneys’ fees and expenses) of any kind or nature whatsoever (including, but not limited to, loss of profit) which may at any time be imposed on, incurred by, or asserted against, the Agent Indemnitees in any way relating to or arising out of any Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any terms hereof or thereof or of any such other documents, including but not limited to any Letter of Credit, or Loan or the use of proceeds thereof, including, without limitation, in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as an Agent Indemnitee; provided, however, that no Lender or LC Issuer shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, costs, expenses, or disbursements (including attorneys’ fees and expenses) of any kind or nature whatsoever (including, but not limited to, loss of profit) to the extent they are determined by a court of competent jurisdiction in a final non-appealable decision to have resulted solely from the Agent Indemnitees’ gross negligence or willful misconduct. The Agent Indemnitees shall be fully justified in refusing to take or to continue to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it shall first be indemnified to its satisfaction by the Borrower or the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take such action. Without limitation of the foregoing, each Lender agrees to reimburse the Agent Indemnitees promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by an Agent Indemnitee in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Operative Documents, to the extent that such Agent Indemnitee is not reimbursed promptly for such expenses by the Borrower.
In addition to the foregoing, if applicable following receipt of a written notice thereof by the Collateral Agent, each Lender hereby agrees to pay to the Collateral Agent, in accordance with such Lender’s proportionate share of the Commitments, such funds as are necessary in order for the Collateral Agent to make the payments required to be made to any account bank pursuant to any Accounts Agreement, including without limitation, as a result of any indemnification by the Collateral Agent and/or the return of any check, money order, wire transfer, note, draft, other order for payment of money, other remittance or other adjustment as required by the applicable

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account bank pursuant to the terms of the applicable Accounts Agreement, within any period required under any applicable account control agreement or similar agreement executed by the Collateral Agent at the direction of the Required Lenders (an “Accounts Agreement”) following receipt of a written notice thereof by the Collateral Agent, such funds as are necessary in order for the Collateral Agent to make the payments required to be made to any account bank pursuant to any Accounts Agreement, including without limitation, as a result of any indemnification by the Collateral Agent and/or the return of any check, money order, wire transfer, note, draft, other order for payment of money, other remittance or other adjustment as required by the applicable account bank pursuant to the terms of the applicable Accounts Agreement; provided, that no such payment shall be required to the extent that it is determined by a court of competent jurisdiction by final and non-appealable judgment that the Collateral Agent’s obligation to make the applicable payment to such account bank has resulted from the gross negligence or willful misconduct of the Collateral Agent.
The provisions of this Section 10.1 shall survive the resignation, removal and/or replacement of the any Agent or Depositary, any assignment of rights by, the removal, or the replacement of, a Credit Party, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.
SECTION 10.2    Exculpation; Notice of Default. Neither any Agent nor any LC Issuer or Lender nor any of their respective directors, officers, partners, employees or agents shall be liable to any Credit Party for any action taken or omitted to be taken by it under any Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence (as determined by a final and nonappealable decision of a court of competent jurisdiction), nor responsible for any recitals, statements, representations or warranties herein or therein or in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to any Credit Party or by or on behalf of the Borrower to any Agent or any other Credit Party in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Obligations, nor for the effectiveness, enforceability, validity, execution, collectability or sufficiency hereof or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any Collateral, nor to ascertain or make any inquiry respecting the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Credit Extensions or as to the existence or possible existence of any Default or Event of Default or to make any disclosures with respect to the foregoing. If the Administrative Agent or any other Agent shall request instructions from the Lenders with respect to any act or action (including failure to act), consent, designation, specification, requirement or approval, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the such Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by such Agent in connection with this Agreement or any Loan Document, such Agent shall be entitled to refrain from such act or taking such action

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unless and until such Agent shall have received written instructions, advice or concurrence from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Loan Document); and such Agent shall not incur liability to any Lender by reason of so refraining; provided, that, for the avoidance of doubt, in the event that any consent or direction of the Required Lenders is required pursuant to the Loan Documents, such consent or direction may be given to the Administrative Agent by electronic communication (and without any requirement to provide a signature in connection therewith). Any such inquiry which may be made by any Agent shall not obligate it to make any further inquiry or to take any action. Each of the Administrative Agent and the Collateral Agent may refrain from taking any action in any jurisdiction if, in its opinion, the taking of such action in that jurisdiction would be contrary to any law of that jurisdiction or of the State of New York, it would otherwise render it liable to any Person in that jurisdiction or the State of New York, the taking of such action would require it to obtain any license or otherwise qualify to do business or subject it to taxation in such jurisdiction, it would not have the power or authority to take such action in such jurisdiction by virtue of any law in that jurisdiction or in the State of New York, or it is determined by any court or other competent authority in that jurisdiction or in the State of New York that it does not have such power or authority. For the avoidance of doubt, the Collateral Agent shall receive direction from the Administrative Agent on behalf of the Required Lenders.
(b)    Neither the Administrative Agent nor the Collateral Agent shall be liable for any error of judgment made in good faith by an officer or officers of such Agent, unless it shall be conclusively determined by a final non-appealable decision of a court of competent jurisdiction that the Administrative Agent or Collateral Agent, as applicable, was grossly negligent or engaged in willful misconduct.
(c)    Beyond the exercise of reasonable care in the custody thereof and as otherwise specifically set forth herein, neither the Administrative Agent nor the Collateral Agent shall have any duty as to any of the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Administrative Agent nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of, or priority or validity of any security interest in the Collateral. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.
(d)    No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under the Loan Documents arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, civil or military disturbances, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics, pandemics and interruptions, or loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank write or facsimile or other wire or communication facility.

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(e)    No Agent shall be under any obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Borrower or any other Group Company, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.
(f)    In the event that any Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Agent’s sole discretion may cause such Agent to be considered an “owner or operator” under the provisions CERCLA or otherwise incur or cause the Agent to incur liability under CERCLA or any other applicable federal, state or local environmental law, such Agent reserves the right, instead of taking such action, to either resign as Agent hereunder or arrange for the transfer of title or control of the asset to a court appointed receiver.
(g)    No Agent shall be responsible for or have any duty to ascertain or inquire into the satisfaction of any conditions precedent set forth in any Loan Documents, other than to confirm receipt of items expressly required to be delivered to such Agent. For the purpose of determining satisfaction with the conditions precedent specified in Article V the Agents may conclusively assume that each Lender and each LC Issuer, that has signed and delivered this Agreement or funded an applicable Loan or issued, extended, renewed or increased any Letter of Credit shall be deemed to have accepted, and to be satisfied with, each document or other matter required under Article V unless the Administrative Agent shall have received, and with respect to each other Agent, notified such Agent of receipt, written notice from such Lender or LC Issuer prior to the date of this Agreement or the funding of the applicable Loan or the issuance of such Letter of Credit, as applicable, specifying its objection thereto.
(h)    No Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.
(i)    In no event shall an Agent be required to expend, advance or risk any of its own funds or otherwise incur any liability, financial or otherwise, or take any action that may expose it to undue risk in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers thereunder for which adequate security or indemnity has not been provided to it.
(j)    Upon the occurrence and during the continuance of any Trigger Event, Default or Event of Default, each Agent shall, subject to the other provisions of this Agreement, take such enforcement action with respect to such Trigger Event, Default or Event of Default as shall be directed by the Required Lenders, either directly or through the Administrative Agent, as applicable, in accordance with the Loan Documents; provided, however, that, in the absence of such direction, the Agents may (but shall not be obligated to), take such action, or refrain from taking such action, with respect to such Trigger Event, Default or Event of Default as it shall

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deem advisable and in the best interests of the Lenders and LC Issuers and solely to the extent permitted hereunder or pursuant to the other Loan Documents. The Administrative Agent (acting in its capacity as such and not in any other capacity) shall not be deemed to have knowledge or notice of the occurrence of any Trigger Event, Default or Event of Default unless a Responsible Officer of the Administrative Agent shall have received a written notice from any LC Issuer, a Lender or the Borrower referring to this Agreement, describing such Trigger Event, Default or Event of Default and stating that such notice is a “notice of default” (each such notice, a “Default Notice”) and no other Agent (acting in its capacity as such Agent hereunder and not in any other capacity) shall be deemed to have knowledge or notice of the occurrence of any Trigger Event, Default or Event of Default unless such Agent shall have received notice from the Administrative Agent of receipt of the Default Notice. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give written notice thereof to the Lenders, the LC Issuers and each other Secured Party. Upon receipt by the Administrative Agent of a direction by the Required Lenders, the Administrative Agent shall direct the Collateral Agent to seek to enforce the Security Documents and to realize upon the Collateral in accordance with such direction; provided, however, that the Administrative Agent shall not be obligated to follow any direction by Required Lenders if the Administrative Agent reasonably determines that such direction is in conflict with any provisions of any applicable law or any Loan Document, and the Administrative Agent shall not, under any circumstances, be liable to any Lenders, LC Issuers, the Borrower or any other person or entity for following the direction of the Required Lenders. At all times, if the Administrative Agent acting at the direction of the Required Lenders advises the Lenders that it wishes to proceed in good faith with respect to any enforcement action, each of the Lenders will cooperate in good faith with respect to such enforcement action and will not unreasonably delay the enforcement of the Loan Documents. The Collateral Agent shall not be deemed to have actual knowledge or notice of the occurrence of any Trigger Event, Default or Event of Default unless an Responsible Officer of the Collateral Agent with responsibility for administering this transaction has received written notice from an authorized officer of a Secured Party or an Obligor referring to this Agreement and the applicable document or documents governing such Trigger Event, Default or Event of Default, describing such event and stating that such notice is a “Notice of Default”, “Notice of Event of Default” or “Notice of Trigger Event”. In the event that the Collateral Agent receives such a written notice, the Collateral Agent shall give notice thereof to the Administrative Agent.
(k)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Borrower (for itself and on behalf of each other Loan Party), each Lender and each LC Issuer hereby acknowledges and agrees that no Agent shall have any responsibility or obligation to determine whether any Lender or potential Lender or other Person is a Disqualified Institution, or to police or control any assignments to Disqualified Institution, and that no Agent shall have any liability with respect to the foregoing or any assignment or participation made to a Disqualified Institution. Without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution. Upon the request of any Lender therefor, the Administrative

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Agent shall make available to such Lender the list of Disqualified Institutions to the extent such list was furnished to the Administrative Agent by the Borrower.
SECTION 10.3    Successor. Each of the Administrative Agent and the Collateral Agent may resign as such at any time upon written notice to the Borrower, the Lenders and the LC Issuers. If the Administrative Agent or the Collateral Agent at any time shall resign, the resigning Administrative Agent or the resigning Administrative Agent, as applicable, shall have the right to appoint another Lender or other financial institution as a successor Administrative Agent or Collateral Agent, as applicable, which shall thereupon become the Administrative Agent or the Collateral Agent, as applicable, hereunder, with the consent of the Borrower (other than following the occurrence and during the continuance of an Event of Default) not to be unreasonably withheld or delayed, such resignation to be effective on the earliest of (a) 60 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (b) the acceptance of the relevant successor Administrative Agent or Collateral Agent, as applicable, by the Borrower and the Required Lenders and (c) such other date, if any, agreed to by the Required Lenders and, other than following the occurrence and during the continuance of an Event of Default, the Borrower (such agreement not to be unreasonably withheld or delayed). Upon any such notice of resignation, if a successor Administrative Agent or successor Collateral Agent, as applicable, has not already been appointed by the resigning Administrative Agent or resigning Collateral Agent, as applicable, the Required Lenders shall have the right, with the consent of the Borrower (other than following the occurrence and during the continuance of an Event of Default) not to be unreasonably withheld or delayed, to appoint a successor Administrative Agent or successor Collateral Agent, as applicable, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any state thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000; provided that, if neither the resigning Administrative Agent or the resigning Collateral Agent, as applicable, nor the Required Lenders have appointed a successor Administrative Agent or a successor Collateral Agent, as applicable, the retiring Administrative Agent’s or the retiring Collateral Agent’s, as applicable, resignation shall nevertheless thereupon become effective and the Required Lenders shall be deemed to have succeeded to, assumed and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent or the resigning Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. If the Person serving as Administrative Agent or Collateral Agent, as applicable, is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent or Collateral Agent, as applicable, and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days, then such removal shall nonetheless become effective in accordance with such notice on the date that is 60 days after receipt of the notice. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor Administrative Agent or successor Collateral Agent, as applicable, such successor Administrative Agent or successor Collateral Agent, as applicable, shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring or removed Administrative Agent or retiring or removed

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Collateral Agent, as applicable, and the retiring or removed Administrative Agent or the retiring or removed Collateral Agent, as applicable, shall be discharged from its duties and obligations as Administrative Agent or Collateral Agent, as applicable, only under the Loan Documents except for any indemnity payments owed to the retiring Administrative Agent. After the retiring or removed Administrative Agent’s or the retiring or removed Collateral Agent’s, as applicable, resignation or removal hereunder as the Administrative Agent or Collateral Agent, as applicable, become effective, the provisions of this Article X and all rights of the retiring Agent to indemnification by the Borrower and Lenders shall continue to inure to its benefit and for the benefit of its respective Agent Indemnitees in respect of any action taken or omitted to be taken by any of them while the retiring Administrative Agent or retiring Collateral Agent was acting as Administrative Agent or Collateral Agent, as applicable.
Any entity into which the Administrative Agent or the Collateral Agent, may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which such Agent shall be party, or any corporation to which substantially all of the corporate trust or agency business of such Agent, shall be the successor Agent hereunder; provided that such corporation shall be eligible under this Article to act as a successor Agent, without the execution or filing of any paper or any further act on the part of any of the parties hereto.
SECTION 10.4    Credit Extensions by Each Agent and Each LC Issuer. The other provisions of this Article X shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender and/or LC Issuer hereunder. Each Agent and each LC Issuer, in its individual capacity as a Lender, shall have the same rights and powers with respect to (a)(i) in the case of the Administrative Agent, the Credit Extensions made by it or any of its Affiliates and (ii) in the case of an LC Issuer, the Loans made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent or an LC Issuer. The Administrative Agent, the Collateral Agent, each LC Issuer and each of their respective Affiliates, in each case, in its individual capacity, may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Group Companies and/or their respective Affiliates as if the Administrative Agent, the Collateral Agent or such LC Issuer were not the Administrative Agent, the Collateral Agent or such LC Issuer hereunder, and may accept fees and other consideration from the Borrower or other Obligors for services in connection herewith and otherwise without having to account for the same to the Lenders or any other LC Issuer. Whenever the Administrative Agent or the Collateral Agent in good faith determines that it is uncertain about how to distribute any funds which it has received, or whenever the Administrative Agent or the Collateral Agent in good faith determines that there is any dispute among the parties hereto about how such funds should be distributed, the Administrative Agent or the Collateral Agent, as applicable, may choose to defer distribution of the funds which are the subject of such uncertainty or dispute until such uncertainty or dispute is resolved.
SECTION 10.5    Non-Reliance. Each Lender and each LC Issuer represents and warrants that it has reviewed, independently of and without reliance on the Agents or any other Lender or LC Issuer, and, based on such review of the financial condition and affairs of the

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Group Companies, the Loan Documents (the terms and provisions of which being satisfactory to such Person) and such other documents, information and investigations as such Person has deemed appropriate, made its own appraisal of the financial condition and affairs of Borrower and the Projects, decision to enter into this Agreement and credit decision to extend its Commitments and make Credit Extensions. Each Lender and each LC Issuer also represents and warrants that it will, independently of and without reliance on the Agents, or any other Lender, Coordinating Lead Arranger, or LC Issuer, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own appraisal as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents. The Agents shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or the LC Issuers or to provide any Lender or LC Issuer with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or the issuance of any Letters of Credit or at any time or times thereafter, and the Agents shall have no responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders or the LC Issuers. Neither the Agents nor any Lender shall be required to keep informed as to the performance or observance by any Group Company under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of the Group Companies.
Each Lender and each LC Issuer, by delivering its signature page to this Agreement or a Lender Assignment Agreement and funding its Loans in connection with the initial Credit Extension or purchasing its Loans on the applicable effective date of such Lender Assignment Agreement, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document or instrument required to be approved by the Administrative Agent, the Collateral Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.
SECTION 10.6    Copies, etc. The Administrative Agent shall give prompt notice to each Lender and each LC Issuer of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders and the LC Issuers by the Borrower). The Administrative Agent will distribute to each Lender and each LC Issuer each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders and the LC Issuers by the Administrative Agent in accordance with the terms of the Loan Documents.
SECTION 10.7     Reliance by the Agents and the LC Issuers. Each Agent and each LC Issuer shall be entitled to rely, and shall not incur any liability for relying, (a) upon any request, consent, statement, certification, communication, notice, instrument or other document or writing or coummication (including any telephone, telecopy or telex, electronic message, internet or intranet website positng or other distribution) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and (b) upon opinions, advice, statements and judgments of legal counsel (who may be attorneys for the Obligors), independent accountants, other experts and other professional advisors selected by any Agent or the LC Issuers, as the case may be. Without limiting the generality of the other provisions of this

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Article X, as to any matters not expressly provided for by the Loan Documents, each Agent and each LC Issuer shall not be required to take any action or exercise any disrection, but with respect to the Administrative Agent, shall be required to act or to refrain from acting upon instructions of the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in any other Loan Document) (except that the Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement, any other Loan Document or any requirement of applicable law) and shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Credit Parties. No Lender or LC Issuer shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 11.1). Each Agent shall be entitled to take any action or refuse to take any action which such Agent regards as necessary for it to comply with any applicable law, regulation or court order. The Administrative Agent and the Lenders shall be entitled to consult the Independent Engineer in connection with any requests by the Borrower to take any action under the Loan Documents, including any consents, amendments or waivers to the provisions thereof. The Collateral Agent shall not be liable for any failure to take any action permitted but not required to be taken by it under the Loan Documents in the absence of an instruction from the Administrative Agent or the Borrower, as applicable, to take such action.
SECTION 10.8    The Agents and the LC Issuers. Notwithstanding anything else to the contrary contained in any Loan Document, (a) each Agent and the LC Issuers, in their respective capacities as such, shall have no duties or responsibilities under any Loan Document expect those expressly set forth in this Agreement or in any other Loan Document and with respect to the Administrative Agent, its duties thereunder shall be adminsitrative in nature only, whether or not a default has occurred and is continuing. The Agents and the LC Issuers shall not be a trustee for nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Loan Document or otherwise exist against any Agent or any LC Issuer, as applicable, in such capacity, except as are explicitly set forth in any such Loan Document, and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent or any LC Issuer any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein, and (b) no Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Secured Party or any other Person. In performing its functions and duties hereunder, each of the Administrative Agent and the Collateral Agent shall act solely as an agent of the Lenders and the LC Issuers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Group Company or any of its Affiliates. Notwithstanding anything to the contrary contained herein, the Administrative Agent shall not be required to initiate or conduct any remedial, litigation or collection proceedings under any Loan Document or take any action which is contrary to this Agreement or any other Loan Documents or as may be required by any applicable law, including, for the avoidance of doubt, any action that may be

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in violation of any automatic stay in place pursuant to Bankruptcy Code or Debtor Relief Law or that may affect a forfeiture, modification or termination of a property interest in violation of the Bankruptcy Code or any applicable Debtor Relief Law or exposes the Administrative Agent to any liability. When either the Administrative Agent or the Collateral Agent incurs expenses or renders services in connection with a Default or an Event of Default, the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable Debtor Relief Laws. The Administrative Agent, the other Secured Parties and any of their respective Affiliates shall not be responsible to any other Secured Party for any recitals, statements, representations or warranties made by the Borrower or any Affiliate of the Borrower contained in this Agreement or any Loan Document or in any certificate or other document referred to or provided for in, or received by the Administrative Agent or any other Secured Party under this Agreement or any other Loan Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes, any other Loan Document or any other document referred to or provided for herein or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document or any other document referred to or provided for in any Loan Document or for the creation, perfection, priority sufficiency or protection of any liens securing the obligations or for any failure by the Borrower or any other Group Company to perform their respective obligations hereunder or thereunder. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The Agents may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.
Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement or any Loan Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or the Collateral Agent or to any amendment, waiver or other modification of this Agreement to be executed (or not to be executed) by the Administrative Agent or the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion or rights or remedies to be made (or not to be made) by the Administrative Agent or the Collateral Agent, it is understood that in all cases the Administrative Agent or the Collateral Agent may seek consent in writing by the Required Lenders or such other number or percentage of Lenders as may be expressly specified in this Agreement or the other Loan Documents (it being understood that the directions to the Collateral Agent shall be made through the Administrative Agent). This provision is intended solely for the benefit of the Administrative Agent and the Collateral Agent and such Person’s respective successors and permitted assignsand is not intended to, and will not, entitle the other parties hereto to any defense, claim orcounterclaims under or in relation to any Loan Documents, or confer any rights or benefits onany party hereto.

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The provisions of this Section 10.8 shall survive the resignation, removal and/or replacement of the any Agent or Depositary, any assignment of rights by, the removal, or the replacement of, a Credit Party, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.
SECTION 10.9    Appointment of Sub-Agent; etc.
(a)    Each of the Administrative Agent and the Collateral Agent may perform any and all of their respective duties and exercise its respective rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each of the Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective officers, directors, employees and agents.
(b)    In case any sub-agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such sub-agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable, until the appointment of a new sub-agent. The provisions of Sections 10.1, 10.2 and 11.4 that refer to the Administrative Agent or the Collateral Agent, as applicable shall inure to the benefit of each sub-agent and all references therein to the Administrative Agent or the Collateral Agent, as applicable, shall be deemed to be references to the Administrative Agent, the Collateral Agent and/or each sub-agent, as the context may require. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent or Collateral Agent, as applicable, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Obligors and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Group Company, Lender or any other Person and no Group Company, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. Each of the Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 10.10    Other Agents. Any arrangers or bookrunners and the documentation agent named herein shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions,

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responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any such Person, in such capacities.
SECTION 10.11    Posting of Approved Electronic Communications; Non-Public Information.
(a)    The Borrower and each Lender hereby acknowledges that the Administrative Agent will make information available to the Secured Parties by posting the information on debt domain or another similar electronic system (the “Platform”). Each Lender hereunder agrees that any document or notice posted on the Platform by the Administrative Agent shall be deemed to have been delivered to the Lenders. The Lenders further agree that, to the extent reasonably practicable, any document delivered to the Administrative Agent for purposes of compliance with any provision of this Agreement or for dissemination to any other party hereto shall be delivered to the Administrative Agent in electronic form capable of being posted to the Platform. The Borrower and each Lender understands that the distribution of materials and other communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction. The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Affiliates warrants the accuracy or completeness of the information contained on the Platform or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the information contained on the Platform, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Administrative Agent or its Affiliates in connection with the information contained on the Platform.
(b)    The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 7.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a Continuation/Conversion Notice or an Issuance Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition to the foregoing, the Borrower agrees to continue to provide the

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Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
(c)    The Borrower further agrees that the Administrative Agent may make the Communications and any excluded Communications referred to in clause (a) above (the “Excluded Communications”) available to the Lenders by posting the Communications to the Platform.
(d)    The Administrative Agent agrees that the receipt of the Communications and Excluded Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications and Excluded Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications and Excluded Communications have been posted to the Platform shall constitute effective delivery of the Communications and Excluded Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
(e)    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(f)    The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the LC Issuers materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to Borrower’s or its Affiliates’ securities. Borrower hereby agrees that the Borrower Materials distributed to Public Lenders will include a representation that (i) such Borrower Materials may contain Material Non-Public Information, but do not contain financial projections or budget forecasts prepared by any Obligor and (ii) if the Borrower is or becomes the issuer of any debt or equity securities issued pursuant to a public offering or Rule 144A or other private placement to lenders that include “public side” lenders, or it is actively contemplating any such issuance of securities, in connection with (and prior to) the issuance of such securities, the Borrower will publicly disclose (or otherwise disclose in an appropriate manner for the type of offering, including in the related prospectus or other offering document for the issuance of such securities) all information contained in such Borrower Materials at such time. Notwithstanding the foregoing, (a) any Loan Documents and the financial information required to be delivered pursuant to Sections 7.1(a), 7.1(b) and 7.1(c) shall be treated as if not containing Material Non-Public Information for purposes of this paragraph and (b) all information provided by the Borrower to a Lender shall be subject to the provisions of Section 11.4.

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SECTION 10.12    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Credit Party an amount equivalent to any applicable withholding tax. If (i) any payment has been made to any Credit Party by the Administrative Agent without the applicable withholding tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding tax to the Internal Revenue Service or any other Governmental Authority or (ii) the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Credit Party because, in either case, the appropriate form was not delivered promptly upon reasonable request or was not properly executed or because such Credit Party failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, then such Credit Party shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out- of-pocket expenses) incurred. Each Credit Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Credit Party under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.12. The agreements in this Section 10.12 shall survive the resignation, removal and/or replacement of the Administrative Agent, the Collateral Agent, any assignment of rights by, the removal, or the replacement of, a Credit Party, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.
SECTION 10.13    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to the any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Obligor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Lenders, the LC Issuers and the Administrative Agent under the Loan Documents) allowed in such judicial proceeding); and
(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and LC Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 3.3, 11.3 and 11.4. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 3.3, 11.3 and 11.4 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or LC Issuers may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or LC Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or LC Issuer in any such proceeding.
SECTION 10.14    Erroneous Payment.
(a)    If the Administrative Agent (x) notifies a Lender, LC Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, LC Issuer or Secured Party (any such Lender, LC Issuer, Secured Party or other recipient (and each of their respective successors and assigns), but in any event excluding the Borrower and its Affiliates, a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, LC Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.14 and held in trust for the benefit of the Administrative Agent, and such Lender, LC Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within five (5) Business Days of the date of receipt of such Erroneous

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Payment by the applicable Payment Recipient, as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Payment Recipient (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender or LC Issuer shall (and shall cause any other recipient that receives funds on its respective behalf, other than, for avoidance of doubt, any Group Company or Affiliate, to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.14(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.14(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender, LC Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, LC Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, LC Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by

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the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), to the extent such assignment is not otherwise not permitted under the terms of this Agreement, (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(e)    Subject to Section 11.10, the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the

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extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(f)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, LC Issuer or Secured Party, to the rights and interests of such Lender, LC Issuer or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(g)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(h)    Each party’s obligations, agreements and waivers under this Section 10.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or LC Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE XI
MISCELLANEOUS PROVISIONS
SECTION 11.1    Waivers, Amendments, etc. The provisions of each Loan Document (other than the Fee Letter, Interest Rate Hedge Agreement or any Letter of Credit, in which cases under which amendments, modifications and waivers may be effected by the parties thereto in accordance with their respective terms) may from time to time be amended, modified or waived, if such amendment, modification or waiver (x) in the case of this Agreement, pursuant to an

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agreement or agreements in writing entered into by the Borrower and the Administrative Agent and consented to by the Required Lenders and (y) in the case of any other Loan Document, pursuant to the terms of such agreement (which, in the case of any ambiguity thereunder, shall require the consent of the Required Lenders); provided, however, that no such amendment, modification or waiver shall:
(a)    increase any Commitment of any Lender over the amount thereof then in effect, extend the Commitment Termination Date of Credit Extensions made (or participated in) by a Lender, extend any Maturity Date for any Lender’s Loan or Letter of Credit, extend the maturity of any scheduled principal payment date, or reduce the amount of, or waive or excuse any such payment of, any fees described in Article III payable to any Lender, in each case without the consent of such affected Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 9.2 and Section 9.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders) (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);
(b)    reduce the amount of, or waive or excuse any such payment of, the principal amount of or reduce the rate of interest on any Lender’s Loan or extend the date on which interest, fees or premium are payable to any Lender, in each case without the consent of such Lender (provided that, the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.2);
(c)    except as otherwise expressly provided in a Loan Document, release (i) an Obligor from its Obligations under the Loan Documents or (ii) all or substantially all of the Collateral, in each case without the consent of all Lenders;
(d)    modify this Section, amend the definition of or reduce the percentage set forth in the definition of “Required Lenders,” “Supermajority Lenders”, “Percentage,” “Term Loan Percentage,” or “Revolving Loan Percentage,” “LC Facility Loan Percentage,” “Revolving LC Percentage,” “LC Percentage,” “Required LC Loan Lenders”, “Required Term Loan Lenders”, “Required Revolving Loan Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders, in each case without the consent of all affected Lenders;
(e)    increase the Stated Amount of any Letter of Credit unless consented to by each LC Issuer of such Letter of Credit;
(f)    change Section 2.6 in a manner that would permit the expiration date of any Letter of Credit to occur after the Commitment Termination Date without the consent of each LC Issuer and each Lender in the applicable LC Tranche;
(g)    [reserved];
(h)    amend, modify or waive any provision of any Loan Document in a manner that results or could reasonably be expected to result in a disproportionate, material, adverse and direct effect on one or more counterparties under a Secured Swap Contract, solely in its or their

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capacity as a Permitted Swap Counterparty, without the written consent of each applicable Permitted Swap Counterparty;
(i)    affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent), unless consented to by the Administrative Agent;
(j)    affect adversely the interests, rights or obligations of the Collateral Agent (in its capacity as such), unless consented to by the Collateral Agent;
(k)    [reserved];
(l)    change the order of priority of payments or ratable sharing of such payments as set forth in Section 3.1.4, in the Guarantee, Pledge and Security Agreement or in the Depositary Agreement, in any case, without the prior written consent of each Lender;
(m)    subordination of the payment priority of the Obligations under the Loan Documents, to any other Indebtedness of the Borrower or the subordination of any Liens granted to the Collateral Agent on a material portion of the Collateral to liens on a material portion of the Collateral securing other Indebtedness of the Borrower (the “Senior Debt”), in each case, except as otherwise permitted under the Loan Documents unless each directly and adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are directly and adversely affected thereby held by each Lender) of the Senior Debt on the same terms (it being understood that this clause (m) shall not apply (x) to the Permitted Liens or Indebtedness permitted by Section 8.2 as in effect as of the Closing Date or (y) or to the incurrence of debtor-in-possession financing or similar arrangements under any Debtor Relief Law); and
(n)    permit the Group Companies to incur additional Indebtedness for borrowed money not otherwise permitted hereunder that would rank first in right and priority of payment compared to the Obligations, in any case, without the prior written consent of the Supermajority Lenders.
Notwithstanding the foregoing provisions of this Section 11.1:
(i)    each Lender providing Commitments may agree to extend the applicable Maturity Date of its outstanding Loans and Commitments upon the request of the Borrower and without the consent of any other Lender; it being understood that each Lender under the applicable Facility that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such Facility. For the avoidance of doubt, no existing Lender will have any obligation to commit to any such extension with respect to such Lender’s Commitments;
(ii)    the Administrative Agent and the Borrower may, without the consent of any Lender or LC Issuer, enter into any amendment, supplement or other modification to any Loan Document, in form and substance reasonably satisfactory to the Administrative Agent, to cure any ambiguity, resolve any omission, defect, or typographical error or to correct or supplement any provision in such agreement that may be inconsistent with any

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other provision of the Loan Documents or to further the intended purposes thereof, to make any change that would provide any additional rights or benefits to the Lenders, to make administrative or operational changes not materially adverse to any Lender or LC Issuer or to adhere to applicable law or make, complete or confirm any grant of collateral permitted or required by this Agreement or any of the Security Documents or any release of any Collateral that becomes effective as set forth in this Agreement or any of the Security Documents; provided, however, that a copy of any such amendment, supplement or other modification shall be furnished to the Lenders, the LC Issuers and the Collateral Agent in accordance with the notice provisions hereof or another applicable Loan Document, as applicable, not later than three (3) Business Days prior to the execution thereof by the Administrative Agent or any other time period as may otherwise be agreed in writing;
(iii)    notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.
(iv)    Subject to the terms of Section 2.1.4, the Borrower, the Administrative Agent and an Incremental Lender Party may enter into any Incremental Amendment in accordance with Section 2.1.4 and such Incremental Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents solely to the extent expressly contemplated by Section 2.1.4 without any further action or consent of any other party to any Loan Document.
(v)    Notwithstanding anything in this Agreement or any Loan Document to the contrary, the Borrower and the Administrative Agent may:
(A)    amend, waive or otherwise modify any term or provision that directly affects the rights or duties of the Term Loan Lenders under the Term Loan Facility and does not directly affect the rights or duties of (i) the Revolving Loan Lenders under the Revolving Facility or (ii) the LC Loan Lenders under the LC Facility, in each case, with only the written consent of the Required Term Loan Lenders;
(B)    amend, waive or otherwise modify any term or provision that directly affects the rights or duties of the Revolving Loan Lenders under the Revolving Facility and does not directly affect the rights or duties of (i) the Term

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Loan Lenders under the Term Loan Facility or (ii) the LC Loan Lenders or LC Facility Issuers under the LC Facility, in each case, with only the consent of the Required Revolving Loan Lenders; or
(C)    amend, waive or otherwise modify any term or provision that directly affects the rights or duties of the LC Loan Lenders under the LC Facility and does not directly affect the rights or duties of (i) the Revolving Loan Lenders under the Revolving Facility or (ii) the Term Loan Lenders under the Term Loan Facility, in each case, with only the written consent of the Required LC Loan Lenders.
No failure or delay on the part of any Credit Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No waiver or approval by any Credit Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
SECTION 11.2    Notices; Time. All notices and other communications provided under each Loan Document shall be in writing or by e-mail and addressed, delivered or transmitted, if to the Borrower or the Administrative Agent, at its address, e-mail address set forth on Schedule II hereto, and if to a Lender or an LC Issuer, to the applicable Person at its address or e-mail address set forth on Schedule II hereto or set forth in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder, or, in any case, at such other address or e-mail address as may be designated by any such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment). Subject to Section 10.11, internet and intranet websites may, at the discretion of the Administrative Agent, be used to distribute routine communications to the Secured Parties, such as financial statements and other information as provided in Section 7.1, to distribute Loan Documents for execution by Secured Parties and distribute executed Loan Documents to such Persons and may not be used for any other purpose. For the avoidance of doubt, the provisions of Section 10.11 pertaining to the use of electronic mail shall not apply to the issuance of any Letter of Credit.
SECTION 11.3    Payment of Costs and Expenses. The Borrower shall pay all reasonable and documented fees, costs and expenses of the Administrative Agent and the Collateral Agent, including the reasonable fees and out-of-pocket expenses of (a) Latham & Watkins LLP as counsel to the Lenders, (b) DLA Piper LLP (US) or such other counsel to the Administrative Agent and Collateral Agent and (c) one local counsel as reasonably necessary in each relevant jurisdiction and solely in the case of a conflict of interest, one additional counsel to each group of similarly situated affected lenders, taken as a whole, who may be retained by or on behalf of the Administrative Agent or Collateral Agent, or such Lender, as applicable, and (b) the

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LC Issuers, the Coordinating Lead Arrangers, the Structuring and Documentation Agent and their respective Affiliates in connection with:
(i)    the negotiation, preparation, execution, delivery and, with respect to any Agent, administration of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required or requested, whether or not the transactions contemplated hereby are consummated;
(ii)    the filing, recording, refiling or rerecording of any Loan Document (including the Filing Statements), and all amendments, supplements, amendment and restatements, continuations and other modifications to any thereof, searches made prior to or following the Closing Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been or will be filed or recorded (and other reasonable actions taken by the Administrative Agent and the Collateral Agent to satisfy themselves that the Liens granted pursuant to the Security Documents have been perfected and are of first priority (subject to Permitted Liens)) and any and all other documents or instruments of further assurance required to be filed or recorded, or refiled or rerecorded, or otherwise contemplated, by the terms of any Loan Document, including filing and recording fees, expenses, search fees and title insurance premiums, but excluding Taxes (other than Other Taxes); and
(iii)    the preparation and review of the form of any calculation, certificate, document or instrument relevant to any Loan Document.
Without duplication of the indemnity provided in Section 4.6, the Borrower further agrees to pay, and to save each Credit Party harmless from all liability for, any stamp or other Taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions, the issuance of the Notes or the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand thereunder. The Borrower also agrees to reimburse each Credit Party upon demand for all reasonable and documented out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel to each Credit Party) incurred by such Credit Party in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations, (y) the enforcement of any Obligations and (z) the syndication of the Facilities. For the avoidance of doubt, Borrower shall reimburse each Credit Party for such expenses irrespective of the occurrence of the Commitment Termination Event pursuant to clause (c) of the definition thereof.
SECTION 11.4    Indemnification. Without duplication of a Group Company’s obligations under Section 4.5 (and excluding Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), in consideration of the execution and delivery of this Agreement by each Credit Party, the Borrower hereby indemnifies, exonerates and holds each Credit Party and each of their respective Affiliates, officers, directors, controlling persons, trustees, employees, advisors and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities

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and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:
(a)    any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transactions;
(b)    the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Obligors as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that, any such action is not resolved against such Indemnified Party in a final, non-appealable judgment);
(c)    any investigation, litigation or proceeding (including any threatened investigation, litigation or proceeding) related to any environmental clean-up, audit, compliance or other matter relating to any Group Company with respect to matters arising under Environmental Laws or relating to the Release by any Group Company of any Hazardous Material;
(d)    the presence on or under, or the Release from, any real property owned or operated by any Group Company of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Group Company;
(e)    each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Group Company by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Group Company); or
(f)    any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including, without limitation, related to any wire fraud or data or systems intrusions in relation to the foregoing), whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Group Company, and regardless of whether any Indemnified Party is a party thereto;
except for Indemnified Liabilities (x) that have arisen for the account of a particular Indemnified Party or its officers, directors, controlling persons, employees, agents or servants (collectively, its “Affiliated Indemnitees”) by reason of the relevant Indemnified Party’s or its Affiliated Indemnitees’ gross negligence or willful misconduct (in each case as determined by a final and nonappealable decision of a court of competent jurisdiction) or (y) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of their Affiliates and that is brought by an Indemnified Party against another Indemnified Party (other than, in the case of this clause (y), any Indemnified Liabilities incurred by the Administrative Agent or the Collateral Agent) or (z) that result from the material

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breach by such Indemnified Party of this Agreement or any other Loan Document, as determined in the final and nonappealable judgment of a court of competent jurisdiction. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted, to the extent such claim or action arises out of or in connection with, or otherwise relates to or constitutes, an Indemnified Liability. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Group Company agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
To the extent permitted by applicable law, no Group Company shall assert, and each Group Company hereby waives, any claim against each Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Group Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
SECTION 11.5    Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4, and the obligations of the Lenders under Section 10.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 11.3 and 11.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.
SECTION 11.6    Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 11.7    Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.
SECTION 11.8    Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original (whether such counterpart is originally executed or an electronic copy of an original and each party hereto expressly waives its rights to receive originally executed documents other than with respect to any Notes) and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent, each Lender and each LC Issuer (or notice thereof

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satisfactory to the Administrative Agent) shall have been received by the Administrative Agent. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Agreement and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Agreement or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When any Agent acts on any Executed Documentation sent by electronic transmission, such Agent will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that each Agent shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a party has been sent by an authorized officer of such party. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Agents acting on unauthorized instructions and the risk of interception and misuse by third parties. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with Agreement or any other Loan Document and the transactions contemplated hereby and thereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 11.9    Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5 1401 AND 5 1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE

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OF NEW YORK) WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.
SECTION 11.10    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the consent of all of the Lenders and LC Issuers.
SECTION 11.11    Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons (other than any Disqualified Institution) in accordance with the terms set forth below:
(i)    Any Lender may, with the consent: (w) except in the case of an assignment to a Lender, an Affiliate of Lender or an Approved Fund, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and with the consent of: (x) except in the case of an assignment under a Facility to a Lender or an Affiliate of a Lender, to the extent an Event of Default has not occurred and is not continuing, the Borrower (provided that, with respect to an assignment under such Facility, if the Borrower shall not have consented to or rejected such assignment (including any assignment pursuant to Section 11.1.1(a)(i)(A)) within five (5) Business Days following receipt by the Borrower of notice of such proposed assignment, the Borrower shall be deemed to have consented), and (y) the applicable LC Issuers in the case of any assignment under the Revolving Facility or LC Facility (such consent not to be unreasonably withheld or delayed), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or Loans at the time owing to it); provided that:
(A)    the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or a lesser amount if such amount, when added to the aggregate amount of Commitments, Loans being assigned substantially concurrently with such assignment to Affiliates of such Eligible Assignee or Approved Funds that are

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administered or managed by such Eligible Assignee or an Affiliate of such Eligible Assignee, equal or exceeds $1,000,000), unless (1) the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); (2) such assignment is an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans at the time owing to it, or (3) such assignment is an assignment to a Lender or an Affiliate of a Lender or an Approved Fund;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned, except that this clause (B) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;
(C)    the parties to each assignment shall (1) electronically execute and deliver to the Administrative Agent a Lender Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (which initially shall be Docusign) or (2) manually execute and deliver to the Administrative Agent a Lender Assignment Agreement, together, with respect to such manual transfer only, with a processing and recordation fee of $3,500, which the Administrative Agent may at any time waive (provided that only one such fee shall be payable with respect to simultaneous assignments by or to one or more Approved Funds that are administered or maintained by the same Person or by Persons who are Affiliates of each other), and if the Eligible Assignee is not a Lender, administrative details information with respect to such Eligible Assignee, including an Administrative Questionnaire, and any other documents reaosnably requested by the Administrative Agent, including applicable tax forms; and
(D)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the LC Issuers and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Percentage of all Loans and participations in Letters of Credit in accordance with its applicable LC Percentage thereof. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the

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provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to Section 4.12, except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender shall constitute a waiver or release of any claims of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of any applicable non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such assignment.
(b)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, subject to Section 11.5, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clauses (a) and (b) of this Section 11.11 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.11(e).
(c)    The Administrative Agent shall record each assignment made in accordance with this Section in the Register pursuant to Section 2.7(b). The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities, other than Affiliates of the Borrower that are not Affiliated Debt Funds (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any of the items set forth in Sections 11.1(a) through (d), in each case except as otherwise specifically provided in a Loan Document. Subject to clause (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1, 11.3 and 11.4 to the same extent as if it were a Lender and had

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acquired its interest by assignment pursuant to clause (b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, provided such Participant agrees to be subject to Section 4.8 as though it were a Lender.
(e)    Each Lender that sells an interest in any Loan, Commitment or other interest to a Participant shall, as non-fiduciary agent for the Borrower solely for the purpose of this Section 11.11, record in book entries maintained by such Credit Party the name and principal amounts (and stated interest) of the participating interest of each Participant entitled to receive payments in respect of such interest (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations Proposed Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor version) and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(f)    A Participant shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquires the participation. In addition, if at the time of the sale of such participation, any greater Taxes subject to payment under Section 4.6 would apply to the Participant than applied to the applicable Lender, then such Participant shall not be entitled to any payment under Section 4.6 with respect to the portion of such Taxes as exceeds the Taxes applicable to the Lender at the time of the sale of the participation.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or such central bank having supervisory jurisdiction over such Lender; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 11.12    Other Transactions. Nothing contained herein shall preclude the Administrative Agent, any LC Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Obligors or any of their respective Affiliates in which such Obligor or such Affiliate is not restricted by the Loan Documents from engaging with any other Person.
SECTION 11.13    Independence of Covenants and Default Provisions. All covenants and default provisions contained in this Agreement or any other Loan Document shall be given independent effect such that, in the event a particular action or condition is not permitted by any of such covenants or default provisions, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant or default provision shall not, unless

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expressly so provided in such first covenant or default provision, avoid the occurrence of a Default if such action is taken or such condition exists.
SECTION 11.14    Confidentiality.
(a)    Subject to the provisions of clause (b) of this Section, each Credit Party that is a party hereto agrees that it will not disclose without the prior consent of the Borrower (other than to its Affiliates, directors, employees, auditors, advisors, trustees, counsel or out-sourced service providers that perform administrative or operational monitoring or to another Credit Party if such Credit Party or such Credit Party’s holding or parent company in its reasonable discretion determines that any such party should have access to such information, provided such Credit Party shall cause such Persons to comply with this Section 11.14) any non-public information related to the Borrower, any of its Affiliates or any of its Subsidiaries or any of their respective businesses and to any Project (other than any such information that is available to the Administrative Agent, any Lender or any LC Issuer on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries or such information received from the Borrower, any of its Affiliates or any of its Subsidiaries after the date hereof and that is not clearly identified at the time of delivery as confidential) which is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided that any Credit Party may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this clause by the respective Credit Party or any other Person to whom such Credit Party has provided such information as permitted by this Section, (ii) as may be required or requested in any report, statement or testimony submitted to any regulatory body having or claiming to have jurisdiction over such Credit Party or to the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or requested in respect to any summons or subpoena or in connection with any litigation relating to its rights under any Loan Document, (iv) in order to comply with any law, order, regulation or ruling applicable to such Credit Party, (v) to the Administrative Agent or any LC Issuer, (vi) to any pledgee referred to in Section 11.11(g) or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes, Loans or Commitments or any interest therein by such Credit Party, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in, or provisions no less restrictive than, this Section, (vii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of, or provisions no less restrictive than, this Section), including the Permitted Swap Counterparties, (viii) to any insurer or any credit risk support provider (so long as such insurer or credit risk support provider agrees to be bound by the provisions of, or provisions no less restrictive than, this Section) and (ix) to the NAIC or any similar organization or any nationally recognized rating agency that requires access to information about a Credit Party’s investment portfolio in connection with ratings issued with respect to such Credit Party, provided further, no such disclosure shall be made to any Disqualified Institution. In addition, each Credit Party may disclose the existence of this Agreement and the information about this Agreement for “league tables” and similar purposes to market data collectors and similar services providers to the lending industry.

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(b)    The Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to the Borrower; provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender.
Notwithstanding the foregoing clauses (a) and (b) of this Section, any party to this Agreement (and each Affiliate, director, officer, employee, agent or representative of the foregoing or such Affiliate) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure. The foregoing language is not intended to waive any confidentiality obligations otherwise applicable under this Agreement except with respect to the information and materials specifically referenced in the preceding sentence. This authorization does not extend to disclosure of any other information, including (i) the identity of participants or potential participants in the transactions contemplated herein (and no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws (it is being understood that, for such purpose, the tax treatment of the transactions contemplated by this Agreement is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions)), (ii) the existence or status of any negotiations, or (iii) any financial, business, legal or personal information of or regarding a party or its affiliates, or of or regarding any participants or potential participants in the transactions contemplated herein (or any of their respective affiliates), in each case to the extent such other information is not related to the tax treatment or tax structure of the transactions contemplated herein.
SECTION 11.15    Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, ANY LC ISSUER, AND THE LOAN PARTIES IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN (INCLUDING ANY APPELLATE COURT THEREOF); PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.2 OR TO ITS AGENT DESIGNATED FOR SUCH PURPOSE. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE

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FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.
SECTION 11.16    Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER, EACH LC ISSUER, AND THE BORROWER (FOR ITSELF AND ON BEHALF OF THE LOAN PARTIES) HEREBY IRREVOCABLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, SUCH LC ISSUER, OR SUCH LOAN PARTY IN CONNECTION THEREWITH (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE ADMINISTRATIVE AGENT, EACH LENDER, EACH LC ISSUER, AND THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH LC ISSUER ENTERING INTO THE LOAN DOCUMENTS.
SECTION 11.17    Counsel Representation. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL IN THE NEGOTIATION OF THIS AGREEMENT, AND THAT ANY RULE OR CONSTRUCTION OF LAW ENABLING ANY PARTY TO ASSERT THAT ANY AMBIGUITIES OR INCONSISTENCIES IN THE DRAFTING OR PREPARATION OF THE TERMS OF THIS AGREEMENT SHOULD DIMINISH ANY RIGHTS OR REMEDIES OF THE OTHER PARTY ARE HEREBY WAIVED.
SECTION 11.18    PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”) the Administrative Agent, the Collateral Agent, and each Lender that is subject to the

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requirements of the PATRIOT Act, are required to obtain, verify and record and update certain information to individuals and entities which maintain a business relationship with the Administrative Agent, the Collateral Agent and each such Lender. Accordingly, each of the parties agree to provide to the Administrative Agent, the Collateral Agent and each such Lender, upon their reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Administrative Agent, the Collateral and each such Lender to comply with Applicable AML Law.
SECTION 11.19    Swap Counterparties. To the extent legally permissible to do so, each applicable Lender hereby agrees on behalf of itself or its Affiliate in its capacity as a counterparty to a Secured Swap Contract that such Lender (or Affiliate) in such capacity (a) shall be bound by the provisions of this Agreement for the limited purposes of (i) acknowledging that the Administrative Agent and the Collateral Agent are entitled to all of the rights, privileges, protections, immunities and benefits provided to them under this Agreement and the Security Documents, including their rights to be indemnified in connection with any matter related to the Secured Swap Contract and (ii) acknowledging the provisions set forth in Section 11.1 (Waivers, Amendments, etc.), and (b) shall have the rights afforded to Secured Parties under the Loan Documents, subject to the terms thereof.
SECTION 11.20    Scope of Liability. Notwithstanding anything to the contrary in this Agreement, any other Loan Document, or any other document, certificate or instrument executed by any Obligor pursuant hereto or thereto, none of the Credit Parties shall have any claims with respect to the transactions contemplated by the Loan Documents against the Sponsors or any other past, present or future holder (whether direct or indirect) of any equity interests in the Pledgor and its respective Affiliates (other than the Obligors), shareholders, officers, directors, employees’ representatives, Controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided that the foregoing provision of this Section 11.20 shall not (a) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions or provisions of this Agreement or any other Loan Document and the same shall continue (but without personal liability to the Non-Recourse Persons) until fully paid, discharged, observed or performed; (b) constitute a waiver, release or discharge of any Lien or security interest created or purported to be created pursuant to the Security Documents (or otherwise impair the ability of any Credit Party to realize or foreclose upon any Collateral); (c) limit or restrict the right of the Administrative Agent, the Collateral Agent or any other Credit Party (or any assignee, beneficiary or successor to any of them) to name the Pledgor, the Borrower or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Loan Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, except as set forth in this Section 11.20; (d) in any way limit or restrict any right or remedy of the Administrative Agent, the Collateral Agent or any other Credit Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud (which shall not include

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innocent or negligent misrepresentation) or willful misconduct; or (e) affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant or agreement made by any of the Non-Recourse Persons (or any security granted by the Non-Recourse Persons in support of the obligations of any Person) under or in connection with any Loan Document (or as security for the Obligations). The limitations on recourse set forth in this Section 11.20 shall survive the termination of this Agreement, the termination of all Commitments and the Secured Swap Contracts to which any Credit Party is a party and the full payment and performance of the Obligations hereunder and under the other Loan Documents.
SECTION 11.21    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
SECTION 11.22    No Fiduciary Obligation. The Borrower hereby acknowledges that each of the Credit Parties and any arrangers or bookrunners named herein (collectively, together with the Affiliates of each of the foregoing, the “Lender Group”) is acting solely as lender, agent, bookrunner or arranger, as applicable, in connection with the Transactions contemplated by the Loan Documents (without limiting the provisions of Section 10.10). The Borrower further acknowledges that each member of the Lender Group is acting pursuant to a contractual relationship created solely by the Loan Documents entered into on an arm’s length basis and in no event do the parties intend that any Lender Group member act or be responsible as a fiduciary or advisor to the Borrower or its Affiliates in connection with any activity that any Lender Group member may undertake or have undertaken in furtherance of the Transactions, either before, on or after the Closing Date. Each Lender Group member hereby expressly disclaims any fiduciary or similar obligations to any such Person, either in connection with the Transactions or any matters leading up to the Transactions, and the Borrower hereby expressly confirms its understanding and agreement to that effect. The parties hereto agree that each Person party hereto is responsible for making its own independent judgments with respect to the Transactions, and that any opinions or views expressed by any Lender Group member to the Borrower or any of its Affiliates regarding the Transactions, including but not limited to any opinions or views with respect to the price or market for the Transactions, do not constitute advice or recommendations to the Borrower or such Affiliate. The Borrower hereby expressly waives and releases, to the fullest extent permitted by law, any claims that any such Person may have against any Lender Group member with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the Transactions or any matters leading up to the execution of the Loan Documents.
SECTION 11.23    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto

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acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
SECTION 11.24    Collateral Agent. The Collateral Agent is entitled to all rights, privileges, protections, benefits, immunities and indemnities provided to such Person under this Agreement or any other Loan Document. Each Lender and LC Issuer (and each Person that becomes a Lender and LC Issuer pursuant to Section 11.11) hereby (a) authorizes and directs the Collateral Agent to enter into this Agreement or any other Loan Document to which it is a party on behalf of such Lender or LC Issuer, as applicable, (b) consents to and ratifies the terms of this Agreement or any other Loan Document to which the Collateral Agent is a party and (c) agrees that the Collateral Agent may take such actions on behalf of such Lender or LC Issuer as are contemplated by the terms of this Agreement or any other Loan Document. Neither the Collateral Agent nor any of its officers, directors, employees or agents shall have any responsibility for taking any necessary steps to establish or maintain perfection of the Lien (including the filing of any financing statements) granted in its favor hereunder or preserve rights against any parties or any other rights pertaining to any Collateral.
SECTION 11.25    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the paragraph below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

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In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
SECTION 11.26    ERISA Matters.
(a)    Each Lender and LC Issuer (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a party hereto to the date such Person ceases being a party hereto, for the benefit of the Administrative Agent and its Affiliates, that at least one of the following is and will be true:
(i)    such Lender or LC Issuer, as applicable, is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84- 14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91- 38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Credit Party’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iii)    (A) such Lender or LC Issuer, as applicable, is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84- 14), such Qualified Professional Asset Manager made the investment decision on behalf of such Credit Party to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (B) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (C) to the best knowledge of such Credit Party,

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the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Credit Party’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement.
(b)    In addition, unless sub-paragraph (a)(i) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent nor its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
SECTION 11.27    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

SE GLOBAL BORROWER, LLC, as Borrower

By:	/s/ Jackson Salovaara
Name: Jackson Salovaara
Title: Vice President
[Signature Page to Credit Agreement (Project Hickory)]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:	/s/ Robert Peschler
Name: Robert Peschler
Title: Vice President

By:	/s/ Boris Treyger
Name: Boris Treyger
Title: Vice President
[Signature Page to Credit Agreement (Project Hickory)]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:	/s/ Boris Treyger
Name: Boris Treyger
Title: Vice President

By:	/s/ Yan Rui
Name: Yan Rui
Title: Vice President
[Signature Page to Credit Agreement (Project Hickory)]

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Lender and LC Issuer

By:	/s/ Jeremy Eisman
Name: Jeremy Eisman
Title: Managing Director

By:	/s/ Stephen Wollman
Name: Stephen Wollman
Title: Managing Director

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Coordinating Lead Arranger and Structuring and Documentation Agent

By:	/s/ Jeremy Eisman
Name: Jeremy Eisman
Title: Managing Director

By:	/s/ Stephen Wollman
Name: Stephen Wollman
Title: Managing Director
[Signature Page to Credit Agreement (Project Hickory)]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender and LC Issuer

By:	/s/ Robert Cestari
	Name:	Robert Cestari
	Title:	ED

By:	/s/ Andrew Platt
	Name:	Andrew Platt
	Title:	Managing Director

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Coordinating Lead Arranger

By:	/s/ Robert Cestari
	Name:	Robert Cestari
	Title:	ED

By:	/s/ Andrew Platt
	Name:	Andrew Platt
	Title:	Managing Director

[Signature Page to Credit Agreement (Project Hickory)]

NOMURA CORPORATE FUNDING AMERICAS, LLC, as a Lender

By:	/s/ Vinod Mukani
	Name:	Vinod Mukani
	Title:	Managing Director

NOMURA SECURITIES INTERNATIONAL, INC., as a Coordinating Lead Arranger

By:	/s/ Vinod Mukani
	Name:	Vinod Mukani
	Title:	Managing Director
[Signature Page to Guarantee, Pledge and Security Agreement (Project Hickory)]

EAST WEST BANK, as a Lender

By:	/s/ Christopher Simeone
	Name:	Christopher Simeone
	Title:	Relationship Manager
[Signature Page to Credit Agreement (Project Hickory)]